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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Oshkosh Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement under Section 14(d)(4)
of the Securities Exchange Act of 1934

OSHKOSH CORPORATION
(Name of Subject Company)

OSHKOSH CORPORATION
(Name of Person Filing Statement)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

688239201
(CUSIP Number of Class of Securities)

Bryan J. Blankfield
Executive Vice President, General Counsel and Secretary
Oshkosh Corporation
2307 Oregon Street
P.O. Box 2566
Oshkosh, Wisconsin 54903
(920) 235-9151
(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

With copies to:

Gary P. Cullen Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606 (312) 407-0700	Richard J. Grossman Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 (212) 735-3000	Patrick G. Quick John K. Wilson Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400
☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Item 1.    Subject Company Information

Name and Address

        The name of the subject company to which this Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached hereto, this "Statement") relates is Oshkosh Corporation, a Wisconsin corporation ("Oshkosh" or the "Company"). The Company's principal executive offices are located at 2307 Oregon Street, Oshkosh, Wisconsin 54902. The Company's telephone number at this address is (920) 235-9151.

Securities

        The title of the class of equity securities to which this Statement relates is the Company's common stock, par value $0.01 per share (the "Common Stock" or the "Shares"). All references in this Statement to the "Shares" shall include the associated rights to purchase shares of Series A2 Junior Participating Preferred Stock, par value $0.01 per share (the "Rights"), to be issued pursuant to the Rights Agreement, dated as of October 25, 2012, by and between the Company and Computershare Trust Company, N.A., as rights agent (the "Rights Agreement"). As of September 30, 2012, there were 91,557,770 Shares outstanding, 4,678,834 Shares issuable upon the exercise of outstanding stock options and 343,000 Shares issuable upon the vesting of performance shares at target (potential Shares issued range from 0 to 200 percent of the target awards).

Item 2.    Identity and Background of Filing Person

Name and Address

        The name, business address and business telephone number of the Company, which is the subject company and the person filing this Statement, are set forth in "Item 1. Subject Company Information" above. The Company's website address is www.oshkoshcorporation.com. The information on the Company's website should not be considered a part of this Statement or incorporated herein by reference.

Tender Offer

        This Statement relates to the unsolicited tender offer by IEP Vehicles Sub LLC, a Delaware limited liability company (the "Offeror"), which, according to the Schedule TO (as defined below), is a wholly owned subsidiary of Icahn Enterprises Holdings L.P., a Delaware limited partnership ("Icahn Enterprises Holdings"), and by Icahn Enterprises Holdings as co-bidder, along with other entities affiliated with Carl C. Icahn who may be deemed to be co-bidders, pursuant to which the Offeror has offered to purchase any and all of the issued and outstanding Shares at a price of $32.50 per Share in cash, without interest and less any applicable withholding taxes. The value of the consideration offered, together with all of the terms and conditions applicable to the tender offer, is referred to in this Statement as the "Offer." The Offer is subject to the terms and conditions set forth in the Tender Offer Statement on Schedule TO (together with the exhibits thereto, as amended, the "Schedule TO") filed by the Offeror, Icahn Enterprises Holdings and the other co-bidders that are members of the Icahn Group (as defined below) with the Securities and Exchange Commission (the "SEC") on October 17, 2012.

        The Schedule TO was filed jointly by the Offeror, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II L.P., Icahn Partners Master Fund III L.P., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital L.P., IPH GP LLC, Icahn Enterprises Holdings, Icahn Enterprises G.P. Inc., Beckton Corp. and Mr. Icahn, a citizen of the United States of America (collectively, the "Icahn Group").

        According to the Schedule TO, the purpose of the Offer is to acquire any and all Shares validly tendered and not properly withdrawn prior to the expiration date of the Offer, which is midnight, New York City time, on December 3, 2012, unless extended by the Offeror (the "Expiration Date"), and thereby provide immediate liquidity at a premium for those shareholders choosing to tender their Shares. The Offeror has stated that if on the Expiration Date, at least 25% of outstanding Shares are validly tendered in the Offer and not withdrawn, then the Offeror intends to extend the Expiration Date and so long as at least 25% of outstanding Shares remain so tendered in the Offer, the Offeror intends to continue to extend the Offer until the Company holds its 2013 annual meeting of shareholders (the "2013 Annual Meeting").

        The Icahn Group has also stated that it intends to nominate, and solicit proxies for the election of, a slate of nominees (the "Icahn Slate") for election to the board of directors of the Company (the "Board") at the 2013 Annual Meeting. The Icahn Group has further stated that if the Icahn Slate is elected at the 2013 Annual Meeting or otherwise appointed as the entire Board, it expects the new Board (1) to cause the conditions to the Offer relating to Section 180.1141 of the Wisconsin Business Corporation Law (the "Wisconsin Business Combination Statute") and Section 180.1150 of the Wisconsin Business Corporation Law (the "Wisconsin Control Share Statute") to be satisfied so that payment can be made promptly to tendering shareholders in accordance with the terms of the Offer and (2) to spin off the Company's JLG business to the Company's shareholders.

        According to the Schedule TO, if at any time the Shares validly tendered in the Offer and not properly withdrawn which, when added to any Shares already owned by the Offeror and its affiliates, represent at least a majority of outstanding Shares on a fully diluted basis, the Offeror intends to demand that the Board accelerate the date of the 2013 Annual Meeting so that the conditions to the Offer relating to the Wisconsin Business Combination Statute and the Wisconsin Control Share Statute can be satisfied and the Offer can proceed to close quickly in accordance with its terms.

        The Schedule TO provides that the Offer is subject to numerous conditions, including, among others:

  •
  the Icahn Slate having been elected to the Board in its entirety or otherwise having been appointed as the entire Board;

  •
  the purchase of any Shares tendered in the Offer having been approved by the Board so that the provisions of the Wisconsin Business Combination Statute would not, at or following consummation of the Offer, prohibit, restrict or apply to any "business combination" (as defined in Section 180.1140 of the Wisconsin Business Corporation Law) involving the Company and the Offeror or any affiliate or associate of the Offeror;

  •
  the Board having specified that the provisions of the Wisconsin Control Share Statute do not limit or affect the voting power of any of the Shares held by the Offeror or any of its affiliates or associates at or following the consummation of the Offer;

  •
  the Company not having adopted a shareholder rights agreement (which the Board adopted on October 25, 2012);

  •
  conditions relating to the absence of litigation, injunctions and other adverse actions;

  •
  conditions relating to national securities exchanges and the national and global economy;

  •
  conditions relating to the accuracy and completeness of information contained in the Company's filings with the SEC;

  •
  conditions relating to the absence of changes to compensation paid to the Company's employees outside of the ordinary course of business and the adoption of severance payments payable in the event of a termination of employment or change of control of the Company;

  •
  conditions relating to the absence of material adverse effects on the Company or its subsidiaries or on the value of the Shares;

  •
  conditions relating to the issuance of securities by the Company or its subsidiaries;

  •
  conditions relating to certain activities of the Company or its subsidiaries that are outside of the ordinary course of business, including changes in the constituent documents of the Company and its subsidiaries, business combinations, acquisitions or dispositions of assets and material changes in capitalization;

  •
  conditions relating to the proposal, announcement or commencement of a tender offer or exchange offer for the Shares by a party other than the Offeror; and

  •
  conditions relating to antitrust considerations in the United States.

        According to the Schedule TO, all of the conditions to the Offer are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition. For a full description of the conditions to the Offer, please see Annex A to this Statement. The foregoing summary of the conditions to the Offer does not purport to be complete and is qualified in its entirety by reference to the contents of Annex A to this Statement.

        According to the Schedule TO, the principal business address of the Offeror is 767 Fifth Avenue, 47th Floor, New York, New York 10153, where the business phone number is (212) 702-4300.

        With respect to all information described in this Statement contained in the Schedule TO and any exhibits, amendments or supplements thereto, including information concerning the Icahn Group or their respective affiliates, officers or directors, or actions or events with respect to any of them, the Company takes no responsibility for the accuracy or completeness of such information or for any failure by the Icahn Group to disclose any events or circumstances that may have occurred and may affect the significance, completeness or accuracy of any such information.

Item 3.    Past Contacts, Transactions, Negotiations and Agreements

        Except as described in this Statement or in the excerpts from the Company's Definitive Proxy Statement on Schedule 14A, dated and filed with the SEC on December 12, 2011 (the "2012 Proxy Statement"), relating to the Company's 2012 annual meeting of shareholders (the "2012 Annual Meeting"), which excerpts are filed as Exhibit (e)(1) to this Statement and incorporated herein by reference, as of the date of this Statement, there are no material agreements, arrangements or understandings, nor any actual or potential conflicts of interest, between the Company or any of its affiliates, on the one hand, and (i) the Company or any of its executive officers, directors or affiliates, or (ii) the Offeror or any of its executive officers, directors or affiliates, on the other hand. Exhibit (e)(1) is incorporated herein by reference and includes the following sections from the 2012 Proxy Statement: "Stock Ownership of Directors, Executive Officers and Other Large Shareholders," "Executive Compensation—Compensation Discussion and Analysis," "Executive Compensation—Summary Compensation Table," "Executive Compensation—Grants of Plan Based Awards," "Executive Compensation—Outstanding Equity Awards at September 30, 2011," "Executive Compensation—Pension Benefits," "Executive Compensation—Non-Qualified Deferred Compensation," "Executive Compensation—Potential Payments Upon Termination or Change in Control," "Executive Compensation—Executive Employment Agreements" and "Director Compensation."

        Any information contained in the sections from the 2012 Proxy Statement incorporated by reference herein shall be deemed modified or superseded for purposes of this Statement to the extent that any information contained herein modifies or supersedes such information.

Relationship with the Offeror

        According to the Schedule TO, affiliates of the Offeror beneficially owned 8,665,260 Shares as of October 17, 2012. The Shares owned by the Offeror represent approximately 9.46% of the issued and outstanding Shares as of September 30, 2012.

Shares Held by Non-Employee Directors and Executive Officers of the Company

        As a group, the non-employee directors and executive officers of the Company hold an aggregate of approximately 627,765 Shares as of October 15, 2012. If the Company's non-employee directors and executive officers were to tender any Shares they own for purchase pursuant to the Offer, then they would receive the same cash consideration per Share on the same terms and conditions as the other shareholders of the Company who tender their Shares. If the non-employee directors and executive officers were to tender all of the 627,765 Shares owned by them for purchase pursuant to the Offer and those Shares were purchased by the Offeror for $32.50 per Share, then the non-employee directors and executive officers would receive an aggregate amount of approximately $20.4 million in cash. To the knowledge of the Company, none of the Company's non-employee directors or executive officers currently intends to tender any of their Shares pursuant to the Offer.

Equity-Based Awards Held by Non-Employee Directors and Executive Officers of the Company

        Set forth below is a discussion of the treatment in connection with the Offer of various equity incentive compensation awards held by the Company's non-employee directors and executive officers. For purposes of valuing the amount of benefits that could be realized by the non-employee directors and executive officers in respect of such awards in connection with the Offer, the discussion below assumes that the non-employee directors and executive officers will receive the same $32.50 per Share consideration being offered to all other shareholders of the Company in connection with the Offer. The Offer, if consummated according to its terms, would constitute a change in control of the Company as defined in the plans under which the awards were granted.

  Treatment of Stock Options

        The Company has granted stock option awards to its executive officers and non-employee directors under the Oshkosh Corporation 1990 Incentive Stock Plan, the Oshkosh Corporation 2004 Incentive Stock and Awards Plan, and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, as amended and restated. Under each plan, upon a change in control of the Company (as defined in the plans), all stock option awards will fully vest and immediately become exercisable. Under the Oshkosh Corporation 2004 Incentive Stock and Awards Plan and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, the individual holding the option award will have the right to receive, in exchange for surrender of each option, an amount of cash equal to the excess, if any, of the fair market value of a Share as determined on the date of exercise over the exercise price of the option.

        The following table summarizes, with respect to (i) each named executive officer of the Company, (ii) the other executive officers of the Company as a group and (iii) each non-employee director of the Company, the cash consideration that would be payable upon surrender of stock options held by the executive officers and non-employee directors as of October 15, 2012, valued at the amount by which the Offer price of $32.50 exceeds the exercise price of the options, which consideration would be subject to applicable withholding taxes.

Name of Executive Officer or Director	Shares Subject to Vested Stock Options (#)	Cash Consideration for Vested Stock Options ($)	Shares Subject to Unvested Stock Options (#)	Cash Consideration for Unvested Stock Options ($)
Charles L. Szews(1)	361,134	2,515,894	—	—
David M. Sagehorn	205,466	2,158,391	104,334	772,079
Wilson R. Jones	114,832	1,083,422	83,668	526,058
Bryan J. Blankfield	250,166	2,134,189	48,834	366,144
Joseph H. Kimmitt	167,966	1,131,027	42,734	303,407
Other Executive Officers (11 individuals)	507,159	3,777,462	332,341	2,390,558
Richard M. Donnelly	26,616	98,984	2,434	—
Michael W. Grebe	38,616	301,544	2,434	—
Peter B. Hamilton	500	1,225	1,000	2,450
Kathleen J. Hempel	38,616	301,544	2,434	—
Leslie F. Kenne	1,024	651	2,051	1,309
Harvey N. Medvin	15,816	63,830	2,434	—
J. Peter Mosling, Jr.	26,616	98,984	2,434	—
Craig P. Omtvedt	6,916	63,830	2,434	—
Duncan J. Palmer	500	1,225	1,000	2,450
John S. Shiely	—	—	—	—
Richard G. Sim	38,616	301,544	2,434	—
William Scott Wallace	833	—	1,667	—

(1)
Mr. Szews does not have any unvested stock options for the reasons described below under "—Equity-Based Awards for Mr. Szews."

  Treatment of Restricted Stock and Performance Shares

        The Company has granted restricted stock awards to its executive officers and non-employee directors under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. Under this plan and the related award agreements, effective upon a change in control of the Company, any shares of restricted stock that have not vested will vest and the award holder will have the right to receive, in exchange for surrender of such shares of restricted stock, an amount of cash equal to the greater of (i) the fair market value of a Share as determined on the date of the change in control, (ii) the highest per Share price paid in the change in control transaction or (iii) the fair market value of a Share calculated on the date of surrender.

        The Company has granted performance share awards to its executive officers under the Oshkosh Corporation 2004 Incentive Stock and Awards Plan and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. Under these plans and the related award terms, effective upon a change in control of the Company that occurs during the performance period in respect of an award, the executive will be fully vested in the number of Shares calculated as if the performance period ended on the date of the change in control.

        The following table summarizes, with respect to (i) each named executive officer of the Company and (ii) the other executive officers of the Company as a group, the cash consideration that would be payable, based on the Offer price of $32.50 per Share, in respect of the restricted stock and performance shares held by such executive officers that were unvested as of October 15, 2012, which amounts would be subject to applicable withholding taxes. None of the non-employee directors of the Company had unvested restricted stock as of October 15, 2012.

Name of Executive Officer	Shares of Unvested Restricted Stock (#)	Cash Consideration for Unvested Restricted Stock ($)	Unvested Performance Shares (#)	Cash Consideration for Unvested Performance Shares ($)
Charles L. Szews(1)	—	—	—	—
David M. Sagehorn	45,001	1,462,533	105,000	3,412,500
Wilson R. Jones	59,501	1,933,783	82,000	2,665,000
Bryan J. Blankfield	17,667	574,178	48,000	1,560,000
Joseph H. Kimmitt	13,000	422,500	37,000	1,202,500
Other Executive Officers (11 individuals)	188,141	6,114,586	298,000	9,685,000

(1)
Mr. Szews does not have any unvested restricted stock or performance shares for the reasons described below under "—Equity-Based Awards for Mr. Szews."

  Equity-Based Awards for Mr. Szews

        In fiscal 2012, Mr. Szews declined equity compensation for the third consecutive year (September 2010, September 2011, and September 2012) so that the Company could provide retention awards to key executives and senior managers in September 2010 and to limit total awards to named executive officers and other officers in all three years to permit higher returns for the Company's shareholders at the depths of the recession in the Company's markets. Mr. Szews' decision to forgo any equity compensation awards allowed the Company to avoid approximately $15 million of pre-tax costs related to such awards, assuming that the Company would have made such awards at the 50th percentile of awards to chief executive officers at similarly-sized companies. The Human Resources Committee of the Board plans to periodically revisit this subject, which may result in the Human Resources Committee awarding equity-based incentive awards to Mr. Szews during this fiscal year. It is important to note that Mr. Szews beneficially owned 511,692 Shares as of October 15, 2012, including 15,000 Shares that Mr. Szews purchased on the open market during fiscal 2012, which provides a substantial alignment with shareholder interests.

Other Potential Severance and Change in Control Benefits of Executive Officers

  Key Executive Employment and Severance Agreements

        The Company currently has in effect Key Executive Employment and Severance Agreements ("KEESAs") with its executive officers (other than Colleen R. Moynihan, who has an agreement with the Company described below under "—Separate Agreement with Ms. Moynihan"). Under the KEESAs, after a change in control of the Company (as defined in the KEESAs), if the Company terminates the executive's employment other than by reason of death or disability or for cause (as defined below), then the executive is entitled to a cash termination payment and other benefits. The executive is also entitled to a cash termination payment and other benefits if, after the change in control of the Company, the executive terminates his or her employment for good reason (as defined below). The Offer, if consummated according to its terms, would constitute a change in control of the Company as defined in the KEESAs. The termination payment under the KEESAs will be equal to the sum of the executive's annual salary in effect at the change in control (or any subsequent higher salary) plus the highest annual bonus award paid during the three years before the change in control, multiplied by the number of years remaining in the employment period specified in the KEESA (up to three but not less than one for certain executive officers, up to two but not less than one for other executive officers, and one for the remaining executive officers, in each case as designated by footnote in the table below). The amounts in the table below assume the maximum three years, two years or one year remaining in the employment period. If an executive with a maximum three-year employment period is entitled to a cash termination payment, then the executive also is entitled to (i) additional pension benefits under the Company's qualified and nonqualified pension plans (including the Company's Executive Retirement Plan) equal to the difference between the amount the executive would actually be entitled to receive on retirement and the amount the executive would have been entitled to receive had the executive continued to work until the earlier of age 65 or the number of years remaining in the employment period (up to three) and (ii) payment until the executive's unreduced social security age of the difference between the unreduced social security benefit payable to the executive if the executive's employment continued until the executive's unreduced social security age and the actual social security benefit payable to the executive at the end of the employment period. In addition, the KEESAs provide for outplacement services for two years and continuation of life, hospitalization, medical and dental insurance and other welfare benefits for up to three years, two years or one year, in each case as designated by footnote in the table below. The KEESAs also require payment of a pro rata portion to the termination date of the aggregate value of all contingent bonuses or incentive compensation awards to the executive for all uncompleted periods, calculated as if the target or expected performance goals with respect to such award had been attained. However, assuming the Offer was consummated on October 15, 2012, since no bonus targets had been approved for the Company's fiscal year 2013 prior to October 15, 2012, no amounts would be payable under this provision.

        The KEESAs for executives with the maximum three-year employment periods provide that, if the payments under the KEESA would be considered "excess parachute payments" for purposes of the Internal Revenue Code, then the Company will pay the executive the amount necessary to offset the 20% excise tax that the Internal Revenue Code imposes and any additional taxes on this payment. To the extent that payments to other executives under their KEESAs would be considered "excess parachute payments," the payments will be reduced to the highest amount at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. The KEESAs for all executives are intended to operate so that payments under the KEESA are not income includible under Section 409A for purposes of the Internal Revenue Code. However, if for some reason payments under the KEESA are nonetheless "income includible under Section 409A," then the Company can be obligated to pay the executive the 20% additional income tax that Internal Revenue Code Section 409A imposes and interest and any additional taxes on this payment.

        Under the KEESAs, the term "cause" generally means:

  •
  committing any act of fraud, embezzlement or theft in connection with the executive's duties as an executive officer;

  •
  continuing, willful and unreasonable refusal by an executive to perform duties or responsibilities;

  •
  willfully engaging in illegal conduct or gross misconduct that causes the Company demonstrable and serious financial injury;

  •
  willfully disclosing the Company's trade secrets or confidential information; or

  •
  engaging in competition with the Company that the Board of Directors determines to be materially harmful to the Company.

        Under the KEESAs, the term "good reason" generally means:

  •
  a breach of the agreement by the Company;

  •
  any reduction in an executive's base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits;

  •
  a material adverse change in the executive's working conditions or status with the Company from such working conditions or status in effect during the 180-day period prior to the change in control, including but not limited to a significant change in the nature or scope of his or her authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies promptly after receipt of notice thereof;

  •
  relocation of the executive's principal place of employment to a location more than 50 miles from the executive's principal place of employment during the 180-day period prior to the change in control;

  •
  the Company requires the executive to travel on business to a materially greater extent than was required during the 180-day period prior to the change in control;

  •
  the Company's failure to cause a successor to assume an executive's agreement; or

  •
  the Company's termination of the executive's employment after a change in control without delivering proper notice of termination.

        Under the KEESAs, prior to or simultaneously with a change in control over which the Company has control or within three business days of any other change in control, the Company is required to establish an irrevocable grantor trust (also known as a "rabbi trust") for the benefit of executives of the Company who are parties to KEESAs for the sole purpose of (i) holding assets equal in value to the present value at any time after a change in control of the maximum amount of severance benefits to which the executive may be entitled under the KEESA and (ii) distributing such assets as their payment becomes due. At the same time, the Company is required to fund such trust with cash or marketable securities having the value described in clause (i).

        In consideration of the KEESA benefits, each executive officer party to a KEESA agrees not to compete with the Company for a period of 18 months after termination of employment and to keep in confidence any proprietary information or confidential information for a period of 18 to 24 months after termination of employment.

  Separate Agreement with Ms. Moynihan

        An offer letter that the Company and Ms. Moynihan have executed provides that, upon a termination of Ms. Moynihan's employment with the Company without cause or for good reason (as defined in the offer letter), Ms. Moynihan will receive severance equal to twelve month's base salary plus target bonus.

  Oshkosh Corporation Executive Retirement Plan

        Upon a change in control of the Company, executives who participate in the Company's Executive Retirement Plan receive accelerated vesting of their benefits under the Plan. Furthermore, if the Company terminates such an executive's employment for any reason following the change in control, the executive will be entitled to receive a single lump sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive's earned and vested benefits under the Executive Retirement Plan through December 31, 2004, within 60 days after the termination of the executive's employment. Such an executive will also be entitled to receive a single lump sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive's earned and vested benefits under the Executive Retirement Plan for the period commencing January 1, 2005, within 60 days of the change in control. The Offer, if consummated according to its terms, would constitute a change in control of the Company as defined in the Executive Retirement Plan.

  Treatment of Annual Cash Incentive Awards

        Under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, upon a change in control of the Company, for any annual cash incentive award that an executive officer has not earned prior to the change in control, the executive officer is entitled to receive a proportionate amount of the executive's annual cash incentive target award opportunity, based on the number of whole months that have elapsed in the fiscal year prior to the change in control. The Offer, if consummated according to its terms, would constitute a change in control of the Company as defined in the plan, but assuming the Offer was consummated on October 15, 2012, since no whole months would have elapsed in fiscal year 2013 prior to October 15, 2012, no amounts would be payable under this provision of the annual cash incentive award.

  Treatment of Deferred Compensation

        The Company's executive officers may elect to participate in the Company's Deferred Compensation Plan for Directors and Executive Officers, which is a non-qualified, unfunded retirement savings plan. Under the Deferred Compensation Plan, each executive officer may defer earned base salary and annual cash incentive awards, as well as restricted stock grants and performance shares.

        An executive officer participating in the Deferred Compensation Plan may elect to have his or her deferrals of earned base salary and annual cash incentive awards credited to a fixed income investment account or a stock account. Deferrals credited to a fixed income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in Shares. Any dividends earned on Shares are reinvested in each executive officer's stock account.

        Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years at the election of the executive officer. Payments generally initiate upon the executive officer separating from service with the Company. However, in the event of a change in control of the Company, the Company will pay out the accounts of all executives in a single lump sum cash payment. The Offer, if consummated according to its terms, would constitute a change in control of the Company as defined in the Deferred Compensation Plan.

  Mr. Szews' Employment Agreement

        The Company currently has an employment agreement with Mr. Szews. Under the employment agreement, the Company has the right to terminate Mr. Szews' employment at any time. If the Company terminates Mr. Szews' employment without cause or Mr. Szews terminates his employment for good reason, then, provided that Mr. Szews executes a release of claims against the Company, Mr. Szews will generally be entitled to receive as severance pay, in lieu of base salary and bonus for the remaining term of the employment agreement, an amount equal to the sum of (i) the product of two times the sum of (A) Mr. Szews' then current base salary, plus (B) a representative annual bonus amount for Mr. Szews, plus (ii) if Mr. Szews will not receive a bonus with respect to the fiscal year in which such termination occurs under the bonus plan then in effect solely as a result of the termination of Mr. Szews' employment, a pro rata bonus for the fiscal year in which the termination occurs in an amount based upon the bonus (if any) that Mr. Szews would have received had he remained employed through the entire fiscal year. If Mr. Szews is entitled to severance pay, then, for no additional consideration, Mr. Szews is obligated to make himself available to consult with and otherwise assist or provide general advice to the Company's then Chief Executive Officer and to the Board of Directors as and at such times as they may reasonably request during the two-year period after the date of termination of Mr. Szews' employment. If there is a change in control of the Company for purposes of Mr. Szews' KEESA at a time that the KEESA is in effect, then the rights and obligations of the

Company and Mr. Szews in respect of his employment are to be determined in accordance with the KEESA rather than under the employment agreement.

        In consideration of the benefits provided to Mr. Szews in his employment agreement, Mr. Szews entered into a confidentiality and loyalty agreement with the Company whereby he agrees not to compete with the Company for a period of 18 months after the termination of his employment and to keep in confidence any proprietary information or confidential information for a period of two years after the termination of his employment. In this agreement, Mr. Szews also agrees not to solicit the Company's employees and to notify the Company before accepting employment with a competitor of the Company for a period of 18 months after the termination of his employment.

        Assuming the employment of the Company's executive officers had been terminated following a change in control of the Company by the Company without cause or by the executive officer for good reason on October 15, 2012, (i) each named executive officer of the Company and (ii) the other executive officers of the Company as a group would have been entitled to the following payments and benefits (determined without regard to (i) any equity incentive awards, which are described above, (ii) any tax reimbursements, which are only applicable to the named executive officers and are set forth in "Item 8. Additional Information—Golden Parachute Compensation" and "Item 8. Additional Information—Narrative to Golden Parachute Compensation Table" of this Statement and (iii) any reduction as a result of payments being considered "excess parachute payments" as described under "—Key Executive Employment and Severance Agreements" above).

Name	Cash Termination Payment ($)	Continued Insurance Coverage ($)	Outplacement Services ($)	Legal and Accounting Advisor Services ($)	Unvested Retirement Benefits ($)	Additional Retirement Benefits ($)	Total ($)
Charles L. Szews(1)	7,052,409	66,070	150,000	10,000	—	3,321,432	10,599,911
David M. Sagehorn(1)	3,402,915	64,040	86,445	10,000	268,654	1,356,193	5,188,247
Wilson R. Jones(2)	1,917,554	41,415	86,250	5,000	266,527	—	2,316,746
Bryan J. Blankfield(1)	2,878,623	70,259	67,188	10,000	—	1,368,340	4,394,410
Joseph H. Kimmitt(1)	2,639,187	5,593	61,600	10,000	—	638,887	3,355,267
Other Executive Officers (11 individuals)(2)(3)	11,001,682	337,692	535,433	50,000	922,015	—	12,846,822

(1)
Indicates a maximum three-year employment period under the executive's KEESA.

(2)
Indicates a maximum two-year employment period under the executive's KEESA.

(3)
Indicates a maximum one-year employment period under the executive's KEESA.

Director Compensation

  Retainer and Meeting Fees

        Each non-employee director, other than Mr. Donnelly, is entitled to receive an annual retainer of $85,000. Mr. Donnelly is entitled to receive an annual retainer of $150,000 in recognition of his position as Chairman of the Board. The Chairpersons of the Audit Committee and the Human Resources Committee receive an additional annual retainer of $15,000, and the Chairperson of the Governance Committee receives an additional annual retainer of $10,000. Committee members receive an additional fee of $13,500 per calendar year for each Committee on which they serve. Additionally, the Company reimburses directors for reasonable travel and related expenses that they incur in attending meetings of the Board of Directors and Board committees as well as continuing education programs.

  Restricted Stock Awards

        The Company generally grants shares of restricted stock to the non-employee directors at the meeting of the Board of Directors held on the date of the Company's annual meeting of shareholders, or at the time a director joins the Board of Directors. Upon election at the 2012 Annual Meeting, the Company granted to each of its then non-employee directors 5,000 shares of restricted stock under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, which were subject to certain limited restrictions on transfer that have since expired.

  Deferred Compensation Plan

        The Company's non-employee directors may elect to participate in the Company's Deferred Compensation Plan for Directors and Executive Officers, under which each director may defer up to 100% of all retainer fees, attendance fees and fees for serving as a committee chair. The Company will reduce the fees paid to each director by the amount of all deferrals made on his or her behalf.

        A director participating in the Deferred Compensation Plan may elect to have his or her deferrals credited to a fixed income investment account or a stock account. Deferrals credited to a fixed income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in Shares. Any dividends earned on Shares are reinvested in each director's stock account.

        Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years at the election of the director. Payments generally initiate upon the director ceasing to be a member of the Board of Directors. However, in the event of a change in control of the Company, the Company will pay out the accounts of all directors in a single lump sum cash payment. The Offer, if consummated according to its terms, would constitute a change in control of the Company as defined in the Deferred Compensation Plan.

Indemnification of Directors and Officers; Limitation on Liability of Directors

        The Wisconsin Business Corporation Law (the "WBCL") provides that the Company must indemnify a director or officer for certain expenses and liabilities (a) to the extent that such officers or directors have been successful on the merits or otherwise in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform duties to the Company and such breach or failure constituted: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of the criminal law unless the director or officer had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The WBCL also provides that the Company may pay or reimburse the reasonable expenses as incurred of a director or officer who is a party to a proceeding.

        Article VII of the Company's By-Laws requires that the Company must, to the fullest extent permitted or required by the WBCL, including any amendments to the WBCL (but only to the extent an amendment permits or requires the Company to provide broader indemnification rights than prior to the amendment), indemnify the Company's directors and officers against any and all liabilities, and pay or reimburse any and all properly documented reasonable expenses, incurred in any proceedings to which any director or officer is a party because he or she is or was a director or officer. The Company may, but is not required to, supplement the rights to indemnification against liabilities and allowance of expenses under the Company's By-Laws by the purchase of insurance on behalf of any one or more of the directors, officers or employees, whether or not it would be required or permitted to indemnify or allow expenses to a director, officer or employee.

        The indemnification provided by the WBCL and the Company's By-Laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the indemnification provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the liabilities and expense.

        The Company maintains a liability insurance policy for its directors and officers as permitted by the WBCL and the Company's By-Laws.

        Under the WBCL, directors of the Company are not personally liable to the Company, its shareholders or any person asserting rights on behalf of the Company or its shareholders for breaches or failures to perform any duty resulting solely from their status as such directors unless the person asserting liability proves that the breach or failure to perform constitutes any of the following: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director has a material conflict of interest; (ii) a violation of the criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director derived an improper personal profit; or (iv) willful misconduct.

Item 4.    The Solicitation or Recommendation

Solicitation/Recommendation

        The Board has reviewed the Offer with the assistance of the Company's management and legal and financial advisors and, after careful consideration, the Board has unanimously determined that the Offer is inadequate, undervalues the Company and is not in the best interests of the Company and its shareholders. Accordingly, and for the reasons described in more detail below, the Board of Directors of the Company unanimously recommends that you REJECT the Offer and NOT TENDER your Shares pursuant to the Offer.

        If you have tendered any of your Shares, you can withdraw them. For assistance in withdrawing your Shares, you can contact your broker or the Company's information agent, Innisfree M&A Incorporated ("Innisfree"), at the contact information below:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders May Call Toll-Free: (877) 750-9499
Banks & Brokers May Call Collect: (212) 750-5833

        A copy of a letter to shareholders communicating the Board's recommendation and a form of press release announcing such recommendation are filed as Exhibits (a)(4) and (a)(5) hereto, respectively, and are incorporated herein by reference.

Background of the Offer; Reasons for Recommendation

        Background

        On June 30, 2011, Mr. Icahn and certain of his affiliates filed a Schedule 13D with the SEC reporting a 9.51% ownership stake in the Company and indicating that Mr. Icahn intended to have conversations with the Company's management to discuss enhancing shareholder value. Mr. Icahn's filing was preceded by a call to Mr. Szews to inform him of the filing. Two weeks later, a representative of Mr. Icahn notified the Company pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), of (i) Mr. Icahn's "present good faith intention to acquire voting securities of [the Company] in an amount exceeding $131.9 million but less than $659.5 million of the outstanding voting securities of [the Company], depending upon various factors including market conditions," and (ii) Mr. Icahn's filing of a notification with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") with respect to such acquisition.

        During the three-month period following the initial Schedule 13D filing, Mr. Szews and Mr. Sagehorn, with the concurrence of the Board, had several conversations and in-person meetings with Mr. Icahn and his representatives. The Company's management engaged in these interactions hoping to learn Mr. Icahn's ideas for creating long-term value for the Company's shareholders and the basis for those ideas. Mr. Icahn and his representatives did not offer any concrete or consistent ideas over the course of these conversations and meetings, but rather mentioned a diverse array of ideas without providing the Company with analyses to support them, including exploring consolidation of the defense industry, a leveraged buyout, alternatives for JLG, strategic alternatives generally (but mainly focusing on consolidation of the defense industry), cost reduction strategies, acquisitions and stock repurchases. Mr. Icahn and his representatives also made many statements in support of the Company's management, which Mr. Icahn acknowledged was unusual for him, and of each of the four key elements of the Company's MOVE strategy over the course of such conversations and meetings.

        Also during the three-month period following the initial Schedule 13D filing, Mr. Icahn and his representatives requested that the Board waive the protections of the Wisconsin Business Combination Statute to permit Mr. Icahn to purchase additional Shares with the result that such purchases would not subject him to restrictions under the statute, subject to a limitation of 20% of the outstanding Shares. The Wisconsin Business Combination Statute restricts 10% or greater shareholders from entering into certain types of business combination transactions with the Company for a period of three years after the 10% threshold is crossed if the Board does not approve the acquisition or the specific transaction in advance of the threshold being crossed. After careful consideration of Mr. Icahn's requests and consultations with its legal and financial advisors, the Board determined it would not be in the best interests of the Company's other shareholders to waive the valuable protections of the Wisconsin Business Combination Statute without understanding Mr. Icahn's intentions for his investment in the Company and without alternative mechanisms in place to protect the interests of the Company's other shareholders from potentially coercive actions by a greater than 10% shareholder. The Board also considered adopting a shareholder rights plan on several occasions during this period, but decided that adopting a shareholder rights plan was not necessary at that time to protect the interests of the Company's shareholders.

        On October 27, 2011, Mr. Icahn called Mr. Szews and requested that the Board waive the protections of the Wisconsin Business Combination Statute for his purchase of up to 14.99% of outstanding Shares as a means to avoid a proxy contest at the Company's 2012 Annual Meeting, and stated that he would probably nominate six candidates for election at the 2012 Annual Meeting if the Board did not grant the waiver. The Board met telephonically on October 31, 2011 and again decided, after careful consideration, that it was not in the best interests of the Company's other shareholders to waive the valuable protections of the Wisconsin Business Combination Statute without understanding Mr. Icahn's intentions for his investment in the Company and without alternative mechanisms to protect the interests of the Company's other shareholders. Also, the Board again considered the adoption of a shareholder rights plan and concluded that it was not necessary at that time to protect the interests of the Company's shareholders.

        On November 1, 2011, Mr. Szews contacted Mr. Icahn and one of his representatives to discuss the conditions under which the Board would waive the Wisconsin Business Combination Statute as requested by Mr. Icahn. Mr. Szews, at the direction of the Board, and Mr. Icahn attempted to negotiate a solution that would maintain the statutory protections, but Mr. Icahn refused to meet certain minimum conditions that the Board believed were essential to protect the interests of the Company's other shareholders.

        On November 4, 2011, Mr. Icahn delivered notice of an intent to nominate six candidates for election to the Company's thirteen-member Board at the 2012 Annual Meeting. Four of Mr. Icahn's six nominees were employees of Mr. Icahn or his affiliates.

        In December 2011, Mr. Icahn promoted a merger of the Company and Navistar International Corporation ("Navistar"), of which he was an approximately 10% beneficial owner, first publicly via a television interview on December 6, 2011 and then in an amendment to his Schedule 13D and later in private with Mr. Szews. On December 16, 2011, Mr. Szews and Mr. Sagehorn met with Mr. Icahn and certain of his representatives in New York City. At that meeting, the Company's representatives sought to understand Mr. Icahn's analysis that led him to recommend a merger with Navistar. The Company's representatives also discussed a potential Board seat in exchange for Mr. Icahn's agreement to terminate the proxy contest. Mr. Icahn instead renewed his demand that the Company waive the Wisconsin Business Combination Statute to allow him to purchase this time up to 20% of outstanding Shares in addition to giving him disproportionate Board representation. No agreement was reached. Within the following month, Mr. Icahn switched his focus from a potential strategic transaction between the Company and Navistar to a disposition of JLG.

        On January 21, 2012, Richard M. Donnelly, the Company's nonexecutive, independent Chairman of the Board, had a telephonic discussion with Mr. Icahn regarding the possibility of providing Mr. Icahn Board representation in an effort to end the proxy contest, but no settlement was reached.

        The Company held the 2012 Annual Meeting on January 27, 2012. The Company's shareholders did not elect any of Mr. Icahn's six nominees to the Board.

        On April 10, 2012, the Board, members of the Company's management and representatives from Goldman, Sachs & Co. ("Goldman Sachs") convened a telephonic Board meeting to review the Company's recent performance, long-term projections, shareholder communications plans and strategic alternatives.

        On July 16, 2012, the Board and members of the Company's management convened in person at a regularly scheduled Board meeting to discuss the Company's business strategy. Representatives from Goldman Sachs and Skadden, Arps, Slate Meagher & Flom LLP ("Skadden") joined the meeting to review the state of the mergers and acquisitions market, Mr. Icahn's recent activities with other companies, considerations for the upcoming proxy season, the Company's structural takeover defenses and the terms of a potential shareholder rights plan that the Board had previously authorized maintaining "on the shelf" as a contingency. Skadden also reviewed the Board's fiduciary duties.

        On August 9, 2012, consistent with the Company's practice of discussing its quarterly results with its largest shareholder, Mr. Szews, Mr. Sagehorn and Mr. Patrick N. Davidson, the Company's Vice President, Investor Relations, called two of Mr. Icahn's representatives, Mr. Vincent Intrieri and Mr. Samuel Merksamer, to discuss the Company's third quarter results. During the call, Mr. Intrieri stated that the Company's issues were structural, not operational. Mr. Intrieri further stated that JLG's performance had improved enough for a spin-off to be technically feasible and that the Company should immediately conduct a strategic review of a spin-off of JLG to the Company's shareholders. Later that day, Mr. Icahn filed an amendment to his Schedule 13D disclosing his suggestion that the Company spin off JLG.

        On September 14, 2012, the Company hosted an Analyst Day attended by multiple sell-side research analysts who regularly cover the Company's stock and by representatives of many of the Company's shareholders, including Mr. Merksamer. The Company disclosed its target of doubling its earnings per share by fiscal 2015 to $4.00-$4.50 per share compared to its then-current fiscal 2012 earnings per share expectations, yielding a 23%-30% compound annual growth rate in earnings per share. Over the course of the day, members of the Company's management described to shareholders and analysts the Company's roadmap for achieving its target through the continued execution of the

MOVE strategy, as further described in "Reasons for the Recommendation" below. Also over the course of the day, Mr. Merksamer had discussions with Mr. Szews, Mr. Donnelly and other Company representatives primarily regarding the Company's defense segment and the 2013 Annual Meeting.

        On September 26, 2012, Mr. Szews, Mr. Sagehorn and Mr. Donnelly met with Mr. Icahn, Mr. Intrieri and Mr. Merksamer in New York City. The Company's representatives described what the Company believes was a successful Analyst Day on September 14, 2012 and the progress being made under the MOVE strategy. Mr. Icahn indicated that he was not satisfied and then Mr. Icahn demanded that the Company be broken apart and stated his belief that if the Company followed his advice, the Shares were worth a lot more than the Offer price contained in his subsequent Offer. Mr. Icahn did not provide analyses to support his demand. Mr. Icahn made other statements indicating his view that the value of the Shares was significantly in excess of the Offer price contained in his subsequent Offer. Mr. Icahn then discussed various options he was considering, including commencing a tender offer and/or a proxy contest at the 2013 Annual Meeting or a demand for two Board seats and that the Board waive the protections of the Wisconsin Business Combination Statute to allow him to purchase up to 20% of the outstanding Shares.

        Following the meeting with Mr. Icahn, Mr. Szews spoke telephonically with Mr. Donnelly and all other directors to describe the various options discussed with Mr. Icahn. The directors confirmed the view that, should Mr. Icahn demand two Board seats and a waiver of the Wisconsin Business Combination Statute, it would not be in the best interests of the Company's other shareholders. On October 5, 2012, Mr. Icahn, Mr. Intrieri and Mr. Merksamer called Mr. Szews requesting the Board's decision on granting him two Board seats and waiving the Wisconsin Business Combination Statute. Later in the day, Mr. Szews called Mr. Icahn to inform him of the Board's decision.

        On October 11, 2012, Mr. Icahn publicly announced his intention to commence the Offer and to nominate a slate of directors for election at the 2013 Annual Meeting. Mr. Icahn's announcement noted that the potential offer would be conditioned on Mr. Icahn's proposed slate of directors being elected at the 2013 Annual Meeting so that they could remove impediments to the potential offer under Wisconsin law. Later in the day on October 11, 2012, the Company issued a press release acknowledging Mr. Icahn's announcement and advising the Company's shareholders to take no action pending a review of the potential offer by the Board.

        On October 15, 2012, the Board met telephonically with management and representatives of Goldman Sachs, Skadden and Foley & Lardner LLP ("Foley") to review and discuss, among other things, the Company's operational performance and financial forecasts. The Board reviewed, and also discussed with management and its financial and legal advisors, market and shareholder reaction to the potential offer as well as the terms and conditions of the potential offer that were included in Mr. Icahn's October 11, 2012 announcement. Skadden and Foley also reviewed the Board's fiduciary responsibilities and certain legal matters in connection with the potential offer. Together with its legal and financial advisors, the Board considered possible actions in light of the announcement of the potential offer, including the potential adoption of a shareholder rights plan. Skadden provided a review of a draft shareholder rights plan and the Board's fiduciary duties in connection with the decision whether to adopt such a plan. The Board then reviewed with its financial and legal advisors some of the factors that may be relevant in determining whether it was appropriate to adopt a rights plan and various other considerations in connection with the adoption of a rights plan.

        On October 17, 2012, Mr. Icahn, together with certain of his affiliates, commenced the Offer by filing the Schedule TO with the SEC.

        On October 22, 2012, the Board again met telephonically with management and representatives of Goldman Sachs, Skadden and Foley to review in detail the terms of the Offer and certain considerations relating to the Offer. During this meeting, representatives of Goldman Sachs discussed their preliminary financial analysis of the Offer. At the meeting, the Board again considered reasons to adopt a shareholder rights plan. Goldman Sachs, Skadden and Foley again discussed with the Board some of the key variables of, and other considerations in connection with, shareholder rights plans. After careful consideration and deliberation, the Board adjourned with plans to reconvene three days later.

        On October 25, 2012, the Board again met telephonically with management and representatives of Goldman Sachs, Skadden and Foley. The Board continued its consideration of various factors relating to the Offer and the adoption of a shareholder rights plan. At such meeting, Goldman Sachs rendered an oral opinion to the Board, subsequently confirmed in writing, that as of October 25, 2012, and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration proposed to be paid to the holders (other than the Icahn Group and any of its affiliates) of Shares pursuant to the Offer was inadequate from a financial point of view to such holders. After extensive discussion, the Board unanimously (with one director, who expressed full support for the Board's actions and determinations, absent from the meeting) determined (1) that the Offer is inadequate, undervalues the Company and is not in the best interests of the Company and its shareholders, (2) that the Board would recommend that shareholders reject the Offer and not tender their Shares into the Offer and (3) that it was in the best interests of the Company and its shareholders to adopt the Rights Agreement, which has a duration of one year and a "flip in" threshold of 10% (other than for Schedule 13G filers who would have a 15% threshold). A description of the Rights Agreement is set forth in "Item 8. Additional Information—Rights Agreement" hereof.

        On October 26, 2012, the Company issued a press release announcing the Board's recommendation that shareholders reject the Offer and not tender their Shares into the Offer and the adoption of the Rights Agreement. The Company stated in the press release that the Rights Agreement was intended to enable all shareholders to realize the long-term value of their investment in the Company and protect them from unfair or coercive takeover tactics. The Company also stated that the Rights Agreement was intended to deter such tactics and provide the Board with sufficient time to respond to such tactics and did not prevent the Board from considering or accepting a future offer for the Company if the Board believed such action was fair, advisable and in the best interests of its shareholders. The Company also announced earnings for its fourth fiscal quarter and full fiscal year ended September 30, 2012, certain elements of which are described below.

  Reasons for the Recommendation

        In reaching the conclusions and in making the recommendation described above, the Board considered, in consultation with the Company's financial and legal advisors, numerous factors, including but not limited to those described below.

        The Board believes that the Offer substantially undervalues Oshkosh. The Company has outlined a clear and detailed strategy that it expects will deliver far greater value to its shareholders than the Offer price. The Company continues to aggressively deliver on its MOVE strategy, including strong results for its latest fiscal quarter. In fact, Oshkosh significantly beat Wall Street consensus estimates for each quarter of fiscal 2012. The Company is gaining momentum and the value opportunity of the MOVE strategy is substantial.

        The Board firmly believes—and research analysts and other parties seem to agree—that the Offer was timed to acquire the Company in the early stages of both the execution of the MOVE strategy and the market recovery—to capture value for Mr. Icahn that should belong to all Oshkosh shareholders. In fact, Mr. Icahn seems to admit by his own statements that the Offer undervalues Oshkosh. Moreover, Mr. Icahn's track record and conditional Offer create significant uncertainty as to when (if ever) the Company's shareholders would receive the consideration purportedly being offered. The Board encourages Oshkosh shareholders to firmly reject Mr. Icahn's lowball offer and distracting tactics—and the Board looks forward to continuing to work hard to execute the MOVE strategy and deliver value to shareholders.

The Board believes, and third-party observers have recognized, that operation of the Company pursuant to the MOVE strategy will deliver substantially greater value for the Company's shareholders than the Offer.

(1)	Adjusted earnings per share excludes net of tax restructuring related charges of	(1)	Based on Company estimates.
	$0.13, charges associated with the curtailment of pension and other postretirement benefit plans of $0.02, costs incurred in connection with a proxy contest of $0.05 and discrete tax benefits of $0.44 from GAAP reported earnings per share of $2.51.	(2)	Oshkosh Defense is the leading supplier of heavy, medium and tactical wheeled vehicles for the U.S. Armed Services.
E =	Company estimate for fiscal 2015.

  1.    Oshkosh has a detailed strategy to deliver substantial value to shareholders.

        The Board of Directors and management completed a strategic planning process including a comprehensive review of all strategic alternatives available to the Company. This review culminated in the creation and implementation of the MOVE strategy. At its recent Analyst Day held on September 14, 2012, the Company outlined a detailed roadmap for achieving the Company's target of doubling adjusted earnings per share from continuing operations to $4.00-$4.50 per share by fiscal 2015 compared to fiscal 2012 expectations, yielding a 23%-30% compound annual growth rate in earnings per share through the continued execution of the MOVE strategy. The four key components of the MOVE strategy include:

  •
  Market Recovery and Growth.    The Company expects to continue to capture market share and benefit in a market recovery. The recovery from a deep economic downturn is evident in the Company's non-defense businesses and is expected to significantly overcome the expected downturn in the Company's defense business. The Company is estimating a 10% compound annual growth rate in non-defense revenue from fiscal 2012 through fiscal 2015 assuming just a slow recovery. More importantly, the Company believes that even this modest market recovery expectation from fiscal 2012 to fiscal 2015 represents a $220 million operating income opportunity in its non-defense businesses. It is also notable that the Company's growth targets assume a baseline amount of defense sales (i.e., existing contracts and programs), and any new defense contracts won by the Company would offer additional upside to these estimates.

  •
  Optimize Cost and Capital Structure.    The Company is aggressively attacking its costs and targeting 250 basis points of incremental consolidated operating income margin by fiscal 2015 compared to fiscal 2011. The Company expects to achieve this increase in consolidated operating income margin solely through product, process and overhead cost reductions. The Company's targeted increase in consolidated operating income margin is not dependent on sales volume increases, and the Company intends to realize this increase without negatively affecting the Company's customers or brands. In addition, the Company has recently announced substantial changes to its employee benefit plans to reduce cash flow and expense volatility, including transitioning from defined benefit to defined contribution savings plans for salaried employees, reducing supplemental executive retirement plan benefits by more than 30% and eliminating post-employment health benefits for current salaried employees.

  •
  Value Innovation.    The Company seeks to expand sales and margins by leading its core markets in the introduction of new or improved products and new technologies. The Company expects value innovation to drive approximately $350 million of incremental annual revenue by fiscal 2015 compared to fiscal 2012.

  •
  Emerging Market Expansion.    Sales outside of the United States rose to 19% of the Company's sales in fiscal 2012, up from 17% in fiscal 2011. The Company is aiming to derive greater than 25% of its revenues from outside of the United States by fiscal 2015, and 30% by fiscal 2016. The Company expects these goals to be achieved through, among other things, expanding sales, service and manufacturing operations; forward deploying business development professionals for the Company's defense segment; developing products for global markets; and leveraging international facilities across the Company's business segments.

  2.    Oshkosh has delivered on the MOVE strategy with measurable results in fiscal 2012.

        The Company raised its fiscal 2012 performance outlook multiple times during fiscal 2012 as its execution of the MOVE strategy delivered tangible results. In addition, the Company now expects an annualized 62 basis point benefit to operating income margin for fiscal 2013 from optimizing cost initiative ("O" of MOVE) actions implemented in fiscal 2012. This represents an increase from the Company's estimate of 60 basis points on September 14, 2012. In fiscal 2012, the MOVE strategy also delivered results in:

  •
  Capturing Access Equipment Market Recovery.    The Company's access equipment segment net sales increased 42.3% to $2.92 billion in fiscal 2012 compared to fiscal 2011. Sales to external customers totaled $2.79 billion in fiscal 2012, a 43.7% increase compared to fiscal 2011. The segment realized double-digit sales increases in all regions of the world and across all product lines, generally as a result of replacement of aged equipment in North America and parts of Europe, as well as economic growth and increased product adoption in emerging markets. Access equipment operating income margins increased from 3.2% in fiscal 2011 to 7.9% in fiscal 2012.

  •
  Responding to Business Environment, Exiting Underperforming Businesses and Improving Profitability.    Management is proactively addressing the Company's business environment. The Company is executing its plan to address lower expected defense spending. The Company was awarded a Joint Light Tactical Vehicle Engineering and Manufacturing Development Award in August 2012. The Company remains focused on exiting underperforming non-core businesses, including the recent decisions to exit the ambulance and mobile medical businesses. The Company's FMTV program was profitable throughout fiscal 2012. The Company modified many of its benefit plans as described above. Results reflect these and other proactive steps as operating income margins improved in each of the Company's segments in the fourth quarter of fiscal 2012.

  •
  Increasing International Sales.    The Company's international sales increased 21% in fiscal 2012 compared to fiscal 2011. Importantly, the Company added business development, sales and service professionals in multiple global markets in fiscal 2012 to attain its global expansion targets. The Company announced a contract to produce 750 M-ATVs for the United Arab Emirates for delivery in fiscal 2013 as a result of these actions.

  •
  Accelerating Oshkosh Operating System Deployment.    The Company is accelerating its launch of the Oshkosh Operating System, a customer-centric, lean business system that provides the employee training and processes for the Company to effectively serve its external and internal customers, while creating and sustaining a lean cost structure. Oshkosh has fully embraced "strategy deployment," a methodology for developing breakthrough objectives and action plans, with rigorous monthly assessment of scorecards to measure progress and timely implement countermeasures to assure a higher probability of achieving its breakthrough MOVE objectives.

  •
  Exercising Prudent Capital Allocation.    The Company maintains a responsible leverage ratio and commenced a prudent approach to share repurchases in fiscal 2012, acquiring approximately 500,000 Shares after reinstituting a share repurchase plan in August 2012. The Company's strategy of maintaining a solid balance sheet will allow it to be opportunistic as it evaluates future capital allocation alternatives to enhance shareholder value, including reinvesting in the core business, taking advantage of potential external growth opportunities, and/or further return of capital to shareholders.

  3.    The MOVE strategy is building momentum.

        In the fourth quarter of fiscal 2012, the Company delivered adjusted consolidated operating income of $110.4 million and adjusted earnings per share of $0.65, compared to adjusted operating income of $87.4 million and adjusted earnings per share of $0.50 in the fourth quarter of fiscal 2011. The results from the fourth quarter of fiscal 2012 reflect improved operating income margins in each of the Company's segments.

  4.    The MOVE strategy has substantial upside—and the Offer is an opportunistic attempt by Mr. Icahn to capture the benefits of management's strategic initiatives before the market recovery and MOVE strategy gain significant momentum.

        Although evidence of improved results and a market turnaround are apparent, the Company is just beginning to realize the benefits of the market turnaround and the MOVE strategy. The Board and management believe that the market recovery and the MOVE initiatives will gain significant further momentum in fiscal 2014 and fiscal 2015 and that the Offer does not adequately compensate the Company's shareholders for this upside.

Housing Starts Forecast	Housing Starts and Mixer Shipments (1959-2011)

—Housing starts assumptions: 0.8 million in FY13; 1.2 million in FY14; and 1.4 million in FY15.	—Sources: Unit data—Truck Mixer Manufacturing Board; Housing Starts—U.S. Census Bureau.
—Concrete mixer parts demand was up 20% in fiscal 2012 and up more than 100% from the recessionary low.
—Wallboard loader demand recovery recently started.

        The Company believes the U.S. housing recovery has commenced, evidenced by a 15% increase in the rate of housing starts from August to September 2012. The Company believes housing fuels growth of the Company's concrete mixer and telehandler sales. The housing recovery is also expected to lead to a nonresidential construction recovery, enhancing the Company's aerial work platform and telehandler sales. Further, higher municipal tax receipts from a housing recovery would support higher Pierce fire apparatus sales and McNeilus refuse collection vehicle sales. The Company estimates that even a modest market recovery for its non-defense segments represents a $220 million operating income opportunity from fiscal 2012 through fiscal 2015. When coupled with the Company's margin expansion and growth initiatives, the Board believes that shareholders would forgo significant near term share price growth by tendering Shares at the $32.50 Offer price and would allow Mr. Icahn to capture this upside at their expense.

  5.    A substantial majority of Wall Street research analysts that cover the Company and that have expressed a viewpoint following the Company's Analyst Day and/or Mr. Icahn's Offer have reached the basic conclusions that: (i) they support the MOVE strategy and/or (ii) they believe the Offer undervalues the Company.

        The Company believes that the Wall Street sell-side research analyst commentary is instructive regarding the value opportunity available under the MOVE strategy and the Company's value as compared to the Offer.

        Post-Analyst Day Commentary.    Following the Company's September 14, 2012 Analyst Day, research analysts covering the Company expressed a largely favorable view of management and the MOVE initiatives, and several increased their valuation targets of the Company (which do not include a control premium) to prices well above the $32.50 per Share Offer price. Analysts have stated, among other things, their beliefs that the Company's current valuation is not yet fully reflective of the earnings potential over the next few years; that the Company's management has a history of over delivering on its estimates for the Company's results, and that the Company's 2013-2015 targets are likely reasonable; that the Company's cost reduction initiatives and product redesigns should yield significant margin improvements in coming years; and that the Company's valuation should reflect multiple expansion as the Company continues to deliver results under the MOVE strategy.

        Post-Offer Commentary.    Following Mr. Icahn's press release on October 11, 2012 indicating his intent to commence a tender offer, analysts have raised questions as to the overall credibility of the Offer, as well as its inadequate value versus the analysts' standalone valuation estimates (which do not include a control premium). Numerous analysts stated directly that the Offer undervalues the Company and that the MOVE strategy is a strong path forward for building value for the Company's shareholders. Analysts have stated, among other things, their beliefs that the Company's projections represent a growth story that would result in a significantly higher valuation than the Offer; that the Offer does not fully consider the Company's future free cash flow potential; that the MOVE strategy is the Company's best alternative for shareholders; and that shareholders should not sell into the Offer.

Mr. Icahn himself revealed that the Offer is an opportunistic attempt to buy the Shares when shareholders could make a lot more money holding onto them. The Offer enriches Mr. Icahn at the expense of other shareholders and does not offer a compelling premium.

        Since Mr. Icahn's first call to the Company on June 30, 2011, with his stock basis at approximately $29.00 per share, Mr. Icahn has repeatedly stated that the Shares are undervalued. Oshkosh agrees. The Company notes that the Offer price of $32.50 offered by Mr. Icahn in his highly contingent Offer represents a mere 12% premium to $29.00 per share, Mr. Icahn's basis in his Shares calculated from his June 30, 2011 Schedule 13D filing. If the Offer is consummated, Mr. Icahn's gain would be at the expense of the Company's other shareholders.

        Mr. Icahn stated publicly on the date the Offer was announced that "$32.50 short term is a good price. Long-term those people that want to stay with me, I think it will make a lot more money...[but] it could be a while," and "you know, the Company itself is worth a lot more, but not with this management," further indicating that Mr. Icahn believes that the Offer is opportunistic and significantly undervalues the Company's stock. The Board believes that Mr. Icahn is disparaging management because the Board and management did not pursue his ill-informed ideas to merge with Navistar or sell JLG at a time when it would not garner adequate value for the Company's shareholders, as well as the fact that the Board on several occasions denied Mr. Icahn's request to waive the important provisions of the Wisconsin Business Combination Statute intended to protect all shareholders. Purchasing the Company at an undervalued price fits with Mr. Icahn's longstanding strategy and is in Mr. Icahn's interests, but is not in the best interests of the Company's other shareholders.

        The Board further notes:

    •
    The Offer price represents a discount of 3% to the median price target of $33.50 prior to Mr. Icahn's announcement of his intention to launch a tender offer—which does not include a control premium—of the 12 research analysts that regularly cover the Company.

    •
    The $32.50 per Share Offer price represents a premium of only 21% over the Company's closing stock price on October 10, 2012, the day prior to Mr. Icahn's announcement. The $32.50 per Share price represents a premium of only 9.2% to the closing stock price of $29.76 on September 14, 2012, the date of the Company's Analyst Day.

    •
    A 21% premium is significantly lower than the 41% average premium for all-cash acquisitions of U.S. companies in transactions valued between $1-4 billion in 2011 and 2012 to date (where the average premium in completed hostile bids was 54%).

    •
    The Board believes that the Company is simply worth more than the Offer.

The Company has received an inadequacy opinion from its financial advisor.

        The Board considered the fact that Goldman Sachs rendered an opinion to the Board, subsequently confirmed in writing, that as of October 25, 2012, and based upon and subject to the factors and assumptions set forth in the written opinion, the consideration proposed to be paid to the holders (other than the Icahn Group and any of its affiliates) of Shares pursuant to the Offer was inadequate from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated October 25, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitation on the review undertaken in connection with such opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the Offer. The opinion of Goldman Sachs is not a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Offer, how any holder of Shares should vote with respect to the Icahn Proxy Contest (as defined in the Schedule TO) or any other matter.

The Board and management team have the right experience and a deeper understanding of the Company and its markets and are far more capable than Mr. Icahn of leading the Company forward, evaluating and pursuing strategic alternatives and delivering value to all Oshkosh shareholders. Mr. Icahn's track record of "ideas" for the Company since his initial investment would not have been in the best interests of Oshkosh shareholders.

        If a strategic opportunity, including a sale of the Company, were to be pursued, the Company's Board and management—who have guided the Company through the worst of the financial crisis and have the interests of all of shareholders, not just Mr. Icahn, in mind—are far more capable of guiding the Company through such a process than Mr. Icahn. The Board has always taken its fiduciary duties to shareholders very seriously and would discharge those duties properly in the context of analyzing any third-party proposal with respect to the Company. The Board and management have demonstrated this by open, regular communications with shareholders.

        Indeed, Mr. Icahn has promoted misguided ideas for the Company in the past, highlighting his lack of understanding of the Company and the industry in which it operates and his promotion of his own interests over the interests of other shareholders. During the proxy contest initiated by Mr. Icahn in the fall of 2011, Mr. Icahn advocated at various times that the Company either merge with Navistar or sell JLG. Pursuing either course would have been a mistake—even disastrous—for the Company. Navistar's stock price dropped sharply this year, from a 52-week high of $48.18 on February 3, 2012 to a low of $18.59 on October 25, 2012. JLG's operating income, on the other hand, increased 251% to $229.2 million, or 7.9% of sales, in fiscal 2012 compared to $65.3 million, or 3.2% of sales, in the prior year.

        Just recently, in fact, when asked if Mr. Icahn would try to combine the Company's defense business with Navistar, an idea similar to the Navistar/Oshkosh merger he first proposed during a CNBC interview in December 2011, Mr. Icahn stated "some people have mentioned that. It was mentioned a few times. There is no chance of that. We are not interested in that." Who knows what Mr. Icahn will suggest next for the Company, or whether he will disassociate himself again from his ideas after they prove to be specious. Based on his track record at Oshkosh, shareholders have every reason to be skeptical. One investor, quoted in an article published on October 11, 2012, even suggests that Mr. Icahn's latest idea for Oshkosh is only a tactic to allow him to "crawl out of his position with a profit."

        Now, Mr. Icahn is resurrecting his ideas for JLG, but again without providing any support for his conclusion that a spin-off of JLG would create value for Oshkosh shareholders. Last year, the Company discussed with its shareholders how the Board carefully analyzed alternatives for JLG and concluded they did not create value for the Company's shareholders, and the Board believes this conclusion has been proven correct. The Board's conclusion has not changed this year following multiple further reviews of JLG alternatives—the Board continues to believe that the best path forward for Oshkosh and its shareholders is executing the MOVE strategy. If Mr. Icahn had proposed an alternative that created greater value than the Company's current strategy, the Board would have been open to exploring that alternative. However, he has failed to do so.

        As part of his Offer, Mr. Icahn has added a new wrinkle to his flawed plan. He wants Oshkosh shareholders to tender into his Offer, and then states he will later pursue the spin-off of JLG. In other words, even if one believed Mr. Icahn's argument that this spin-off creates value, he wants shareholders to sell their Shares to him before they could share in the benefit of the spin-off. Although his tactics are confusing and try to obfuscate his true objectives, the consistent theme is clear—Mr. Icahn wants to take value from Oshkosh shareholders.

        The current Board and management have the right experience to lead the Company. The Board has extensive experience leading M&A and divestiture/spin-off transactions, direct experience with the Department of Defense, policy expertise, CEO and CFO experience and operational leadership. Twelve of the thirteen Oshkosh directors are independent, including the Company's non-executive, independent Chairman. Five of Oshkosh's independent directors joined the Board since October 2010, with three new directors added in the past eighteen months, providing a fresh perspective.

The Offer is coercive and provides no protection for shareholders who do not tender. Mr. Icahn has a recent track record of coercive actions towards minority shareholders.

        The Offer provides no protection whatsoever to Company shareholders who do not tender into the Offer. Shareholders face the threat that if they do not tender into the Offer, and the Offer is subsequently consummated, they may find themselves as minority shareholders in a Company with a new majority shareholder and a Board controlled by Mr. Icahn. Mr. Icahn makes no mention of any intention to consummate a second step merger if his Offer is successful. Further, Mr. Icahn has stated that, following the completion of the Offer, the Company may be delisted from the New York Stock Exchange and the remaining outstanding Shares deregistered (so the Company would no longer be required to file reports with the SEC). These events would almost certainly lead to a substantial decline in value of the remaining outstanding Shares. In addition, if the Wisconsin Business Combination Statute condition to the Offer is waived by Mr. Icahn rather than being satisfied prior to Mr. Icahn consummating the Offer, the Wisconsin Business Combination Statute will prevent Mr. Icahn from effecting a second step merger for three years following the date he acquires in the aggregate 10% or more of outstanding Shares.

        Minority shareholders have frequently complained about Mr. Icahn's tactics. In 2012, Mr. Icahn acquired an approximately 80% stake in CVR Energy, Inc. ("CVR Energy") through a tender offer and subsequent offer of $30 per share, which CVR Energy's board of directors and management team recommended against. Minority shareholders of CVR Energy have since sued Mr. Icahn based on his attempt to accumulate the remaining shares of the company that he did not already own at a lower price than he paid in the original tender offer. In 2009, at XO Holdings, Inc. ("XO Holdings"), an Icahn-controlled entity, a minority shareholder sued Mr. Icahn claiming that he failed to consider takeover offers when he was the majority owner. An affiliate of Mr. Icahn later made an offer to acquire shares of XO Holdings for significantly less than the original offers that XO Holdings received.

The identity and track record of Mr. Icahn, as well as the lengthy list of substantial conditions to the Offer, create significant uncertainty and risk.

        The Board believes that Mr. Icahn's poor track record in similar situations, coupled with the numerous conditions to the Offer, create significant uncertainties about the Offer.

  •
  Mr. Icahn has an extremely poor track record with respect to similar situations.  According to publicly available data, since 2000, affiliates of Mr. Icahn made public proposals to acquire all,

    or a substantial portion of, at least sixteen other public companies that were not in bankruptcy proceedings at the time, and launched a tender offer in respect of seven of these companies. Mr. Icahn and his affiliates failed to consummate all but one of these acquisition attempts.

  •
  Mr. Icahn's real intentions for the Company are unknown.  The Board notes that Mr. Icahn launched his tender offer and announced his intention to launch a proxy contest at the 2013 Annual Meeting shortly after a meeting among Mr. Icahn, Mr. Intrieri, Mr. Merksamer, Mr. Donnelly, Mr. Szews and Mr. Sagehorn. During that meeting, Mr. Icahn indicated he was not satisfied and that the Company was worth more than the $32.50 price contained in his subsequent Offer, and then discussed what he viewed as some of his possible options, including commencing a tender offer and/or a proxy contest at the 2013 Annual Meeting and a demand for two Board seats and that the Board waive the protections of the Wisconsin Business Combination Statute to allow him to purchase up to 20% of the outstanding Shares without statutory restrictions. As discussed in greater detail in "Item 8. Additional Information—Wisconsin State Anti-Takeover Laws—Business Combination Statute," the Wisconsin Business Combination Statute restricts 10% or greater shareholders from entering into certain types of business combination transactions with the Company for a period of three years after the 10% threshold is crossed if the Board did not approve the acquisition or the specific transaction in advance of the threshold being crossed. The Board has on several occasions decided against waiving the protections of the statute to allow Mr. Icahn to purchase greater than 10% of the outstanding Shares with the result that Mr. Icahn would not be subject to restrictions under the statute because it would not be in the best interests of the Company's other shareholders for the reasons described above.

  •
  The Offer contains a long list of conditions, including a condition that all of Mr. Icahn's nominees to the Board be elected at the 2013 Annual Meeting.  As described in Item 14 of the Icahn Group's Schedule TO and in "Item 2. Identity and Background of Filing Person—Tender Offer," the Offer is subject to sixteen substantive conditions, including the following:

  •
  Board condition

  •
  Wisconsin Business Combination Statute condition

  •
  Wisconsin Control Share Statute condition

  •
  No rights plan condition

  •
  No material adverse effect condition

  •
  No injunction condition

  •
  No adverse effect or diminution of value condition

  •
  10b-5 condition

  •
  HSR condition

  •
  No competing offer condition

  •
  The conditions give Mr. Icahn wide latitude not to consummate the Offer.  For example, the no material adverse effect condition permits Mr. Icahn not to purchase any Shares pursuant to the Offer if there is any actual or threatened change or development—in Mr. Icahn's judgment—since the date of the Offer in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the business of the Company that is outside of the ordinary course of the Company's business or that may (not will) be materially adverse to the Company, or if Mr. Icahn becomes aware of any fact that has not been previously publicly disclosed by the Company that—in Mr. Icahn's judgment—could reasonably be expected to have a material adverse effect on the value of the Shares.

    In addition, the Offer is subject to the election of all of Mr. Icahn's nominees to the Board at the 2013 Annual Meeting. There are no assurances that Mr. Icahn's nominees will be elected; none of Mr. Icahn's six nominees to the Board at the 2012 Annual Meeting were elected. If his nominees are elected, there are no assurances that Mr. Icahn's nominees, who would each have fiduciary duties to all of the Company's shareholders, would take the necessary action to waive the Wisconsin Business Combination Statute and Wisconsin Control Share Statute (each as discussed in greater detail in "Item 8. Additional Information—Wisconsin State Anti-Takeover Laws") and redeem the Rights.

    According to the Icahn Group's Schedule TO, all of the conditions to the Offer are for the sole benefit of Mr. Icahn and may be asserted by him regardless of the circumstances giving rise to any such condition. In other words, the Schedule TO claims that Mr. Icahn may assert that a condition has not been satisfied—even if the failure of such condition to be satisfied was caused by his action or inaction—and such determination will not be subject to challenge.

Consummation of the Offer would adversely impact the Company's other constituencies.

        The Board believes that the consummation of the Offer would have an adverse impact on the Company's employees, suppliers and customers, including the Company's defense customers, and the communities in which the Company manufactures and sells its products. The Board's belief is based on, among other things, remarks made by Mr. Icahn and his representatives and a comparison of the manner in which the Company is currently operated—in favor of long-term growth and enhancing shareholder returns over time—versus Mr. Icahn's focus on his own interests, without regard to these other constituencies or the Company's other shareholders.

Consummation of the Offer would trigger a mandatory repurchase offer for the Company's outstanding senior notes and a default under the Company's credit agreement. The Offer does not address how to fund these liabilities or the resulting effects on the Company.

        If Mr. Icahn consummates the Offer and becomes the beneficial owner of more than 50% of outstanding Shares or if Mr. Icahn's nominees are elected and constitute a majority of the Board and the current Board does not approve their nomination or election, then the Company will be required to make an offer to repurchase at a premium all of the Company's outstanding senior notes due 2017 and 2020 (of which $500 million in aggregate principal amount was outstanding as of September 30, 2012).

        In addition, beneficial ownership by Mr. Icahn of more than 30% of outstanding Shares or the election of Mr. Icahn's nominees constituting a majority of the Board when the current Board does not approve their nomination or election would trigger a default under the Company's credit agreement. In such event, the lenders under the credit agreement will have the right to cause all unpaid amounts under the credit agreement, which were $455 million as of September 30, 2012, to be immediately due and payable. The Schedule TO does not address this default or the impact it would have on the Company.

        The Schedule TO does not describe any plan, or source of funds, to finance these very significant liabilities that would result if the Offer is completed in accordance with its terms, nor does it describe a plan to deal with the very serious consequences to the Company and its remaining minority shareholders that would result in the event the Company is unable to satisfy these liabilities, or is able to satisfy them only by refinancing the debt on disadvantageous terms. The resulting prospect of holding a potentially delisted and unregistered minority equity interest in an insolvent entity is further evidence of the coercive nature of Mr. Icahn's Offer.

*        *        *        *

ACCORDINGLY, BASED ON THE FOREGOING, THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES REJECT THE OFFER AND NOT TENDER ANY OF THEIR SHARES PURSUANT TO THE OFFER.

        The foregoing discussion of the information and factors considered by the Board is not meant to be exhaustive, but includes the material information, factors and analyses considered by the Board in reaching its conclusions and recommendations. The members of the Board evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of the Company and consulted with the Board's financial and legal advisors.

        In light of the number and variety of factors that the Board considered, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors summarized above in reaching its recommendation. In addition, individual members of the Board may have given different weight to different factors.

        After considering the totality of the information and factors involved, the Board unanimously rejected the terms of the Offer and recommended that holders of Shares not tender any of their Shares pursuant to the Offer.

Intent to Tender

        To the Company's knowledge, after making reasonable inquiry, none of the Company's executive officers, directors, affiliates or subsidiaries intends to tender any Shares he, she or it holds of record or beneficially owns for purchase pursuant to the Offer.

Item 5.    Persons/Assets, Retained, Employed, Compensated or Used

        The Company has retained Goldman Sachs as its financial advisor in connection with, among other things, the Company's analysis and consideration of, and response to, the Offer. The Company has agreed to pay customary fees for such services, including an initial fee that is currently payable and advisory fees that will be payable whether or not the Offer is consummated. In addition, the Company has agreed to reimburse Goldman Sachs for certain expenses arising out of or in connection with the engagement and to indemnify it against certain liabilities relating to or arising out of the engagement.

        The Company has engaged Innisfree to assist it in connection with the Company's communications with its shareholders in connection with the Offer. The Company has agreed to pay customary compensation to Innisfree for such services. In addition, the Company has agreed to reimburse Innisfree for its reasonable out-of-pocket expenses and to indemnify it and certain related persons against certain liabilities relating to or arising out of its engagement.

        The Company has also retained Joele Frank, Wilkinson Brimmer Katcher ("Joele Frank") as its public relations advisor in connection with the Offer. The Company has agreed to pay Joele Frank customary compensation for such services. In addition, the Company has agreed to reimburse Joele Frank for its out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of its engagement.

        Except as set forth above, neither the Company nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to the Company's shareholders with respect to the Offer.

Item 6.    Interest in Securities of the Subject Company

        Other than in the ordinary course of business in connection with the Company's employee benefit plans, no transactions with respect to the Shares have been effected by the Company or, to the knowledge of the Company, by any of its executive officers, directors, affiliates or subsidiaries during the past 60 days, except for the following transactions:

Transactions by Executive Officers and Directors

Name	Date	No. of Shares or Options	Price Per Share	Transaction Description
Bryan J. Blankfield	09/19/2012	1,140	$28.92	Divestiture-Surrender of shares for tax withholding
	09/17/2012	11,000	—	Acquisition-Restricted stock award
	09/17/2012	20,000	—	Acquisition-Stock option award
	09/17/2012	11,000	—	Acquisition-Performance share award
Todd S. Fierro	09/17/2012	7,000	—	Acquisition-Restricted stock award
	09/17/2012	12,000	—	Acquisition-Stock option award
	09/17/2012	6,000	—	Acquisition-Performance share award
Gregory L. Fredericksen	10/04/2012	7.29	$27.42	Acquisition-Employee stock purchase plan
	09/19/2012	855	$28.92	Divestiture-Surrender of shares for tax withholding
	09/20/2012	1,140	$28.28	Divestiture-Surrender of shares for tax withholding
	09/17/2012	9,000	—	Acquisition-Restricted stock award
	09/17/2012	15,000	—	Acquisition-Stock option award
	09/17/2012	8,000	—	Acquisition-Performance share award
	09/07/2012	7.92	$25.27	Acquisition-Employee stock purchase plan
Scott R. Grennier	09/20/2012	277	$28.28	Divestiture-Surrender of shares for tax withholding
	09/17/2012	6,000	—	Acquisition-Restricted stock award
	09/17/2012	7,000	—	Acquisition-Stock option award
James W. Johnson	10/04/2012	7.29	$27.42	Acquisition-Employee stock purchase plan
	09/19/2012	798	$28.92	Divestiture-Surrender of shares for tax withholding
	09/17/2012	8,000	—	Acquisition-Restricted stock award
	09/17/2012	14,000	—	Acquisition-Stock option award
	09/17/2012	8,000	—	Acquisition-Performance share award
	09/07/2012	7.92	$25.27	Acquisition-Employee stock purchase plan

Name	Date	No. of Shares or Options	Price Per Share	Transaction Description
Wilson R. Jones	09/19/2012	1,384	$28.92	Divestiture-Surrender of shares for tax withholding
	09/17/2012	27,000	—	Acquisition-Restricted stock award
	09/17/2012	47,000	—	Acquisition-Stock option award
	09/17/2012	26,000	—	Acquisition-Performance share award
Joseph H. Kimmitt	09/19/2012	805	$28.92	Divestiture-Surrender of shares for tax withholding
	09/17/2012	8,000	—	Acquisition-Restricted stock award
	09/17/2012	14,000	—	Acquisition-Stock option award
	09/17/2012	8,000	—	Acquisition-Performance share award
Colleen R. Moynihan	09/19/2012	684	$28.92	Divestiture-Surrender of shares for tax withholding
	09/17/2012	7,000	—	Acquisition-Restricted stock award
	09/17/2012	12,000	—	Acquisition-Stock option award
	09/17/2012	6,000	—	Acquisition-Performance share award
Frank R. Nerenhausen	09/19/2012	796	$28.92	Divestiture-Surrender of shares for tax withholding
	09/17/2012	11,000	—	Acquisition-Restricted stock award
	09/17/2012	20,000	—	Acquisition-Stock option award
	09/17/2012	11,000	—	Acquisition-Performance share award
	08/23/2012	616	$25.30	Divestiture-Surrender of shares for tax withholding
Thomas J. Polnaszek	10/04/2012	14.59	$27.42	Acquisition-Employee stock purchase plan
	09/19/2012	1,123	$28.92	Divestiture-Surrender of shares for tax withholding
	09/17/2012	9,000	—	Acquisition-Restricted stock award
	09/17/2012	11,000	—	Acquisition-Stock option award
	09/07/2012	15.83	$25.27	Acquisition-Employee stock purchase plan
Mark M. Radue	10/04/2012	18.24	$27.42	Acquisition-Employee stock purchase plan
	09/17/2012	7,000	—	Acquisition-Restricted stock award
	09/17/2012	12,000	—	Acquisition-Stock option award
	09/17/2012	6,000	—	Acquisition-Performance share award
	09/07/2012	19.79	$25.27	Acquisition-Employee stock purchase plan
Michael K. Rohrkaste	09/19/2012	855	$28.92	Divestiture-Surrender of shares for tax withholding
	09/17/2012	9,000	—	Acquisition-Restricted stock award
	09/17/2012	15,000	—	Acquisition-Stock option award
	09/17/2012	8,000	—	Acquisition-Performance share award
David M. Sagehorn	09/17/2012	25,000	—	Acquisition-Restricted stock award
	09/17/2012	45,000	—	Acquisition-Stock option award
	09/17/2012	25,000	—	Acquisition-Performance share award

Name	Date	No. of Shares or Options	Price Per Share	Transaction Description
Gary W. Schmiedel	09/19/2012	853	$28.92	Divestiture-Surrender of shares for tax withholding
	09/20/2012	571	$28.28	Divestiture-Surrender of shares for tax withholding
	09/17/2012	8,000	—	Acquisition-Restricted stock award
	09/17/2012	14,000	—	Acquisition-Stock option award
	09/17/2012	8,000	—	Acquisition-Performance share award
John M. Urias	10/06/2012	2,280	$28.09	Divestiture-Surrender of shares for tax withholding
	09/17/2012	11,000	—	Acquisition-Restricted stock award
	09/17/2012	20,000	—	Acquisition-Stock option award
	09/17/2012	11,000	—	Acquisition-Performance share award

Transactions by the Company

Name	Date	No. of Shares	Price Per Share(1)(2)	Price Range(1)(2)	Transaction Description
Oshkosh Corporation	09/04/2012	2,269	$24.97	$24.82 - $25.00	Issuer open market purchase
Oshkosh Corporation	08/31/2012	800	$24.99	$24.97 - $25.00	Issuer open market purchase
Oshkosh Corporation	08/30/2012	2,500	$24.96	$24.91 - $25.00	Issuer open market purchase
Oshkosh Corporation	08/29/2012	25,415	$24.98	$24.92 - $24.99	Issuer open market purchase
Oshkosh Corporation	08/28/2012	50,972	$24.90	$24.57 - $25.00	Issuer open market purchase
Oshkosh Corporation	08/27/2012	124,855	$24.75	$24.45 - $24.95	Issuer open market purchase
Oshkosh Corporation	08/24/2012	5,400	$24.48	$24.06 - $25.00	Issuer open market purchase
Oshkosh Corporation	08/23/2012	3,038	$24.97	$24.85 - $25.00	Issuer open market purchase
Oshkosh Corporation	08/22/2012	75,420	$24.83	$24.49 - $25.00	Issuer open market purchase
Oshkosh Corporation	08/20/2012	5,252	$25.00	$24.99 - $25.00	Issuer open market purchase
Oshkosh Corporation	08/16/2012	55,929	$24.67	$24.14 - $25.00	Issuer open market purchase

(1)
Shares were acquired in multiple transactions each day at prices within the price range set forth in the column labeled "Price Range". The price reported in the column labeled "Price Per Share" is a weighted average price.

(2)
Excluding commissions.

Item 7.    Purposes of the Transaction and Plans or Proposals

        The Company routinely maintains contact with third parties, including other participants in its industry, regarding a wide range of potential business transactions. It has not ceased, and has no intention of ceasing, such activity as a result of the Offer. The Company's policy has been, and continues to be, not to disclose the existence or content of any such discussions with third parties (except as may be required by law) as any such disclosure could jeopardize any future negotiations that the Company may conduct.

        Except as described in the preceding paragraph or otherwise set forth in this Statement (including in the Exhibits to this Statement) or as incorporated in this Statement by reference, the Company is not currently undertaking or engaged in any negotiations in response to the Offer that relate to, or would result in, (i) a tender offer for, or other acquisition of, Shares by the Company, any of its subsidiaries or any other person, (ii) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (iii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries or (iv) any material change in the present dividend rate or policy, or indebtedness or capitalization, of the Company.

        Except as described above or otherwise set forth in this Statement (including in the Exhibits to this Statement) or as incorporated in this Statement by reference, there are no transactions, resolutions of the Board, agreements in principle or signed contracts in response to the Offer that relate to, or would result in, one or more of the events referred to in the preceding paragraph.

Item 8.    Additional Information

Golden Parachute Compensation

        The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for the Company's named executive officers that is based on or otherwise relates to the Offer, assuming that the Offer was consummated on October 15, 2012 and that the employment of the named executive officers was terminated on the same day by the Company other than by reason of death or disability or for cause (as defined in the KEESA) or by the executive for good reason (as defined in the KEESA) (a "Qualifying Termination").

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Other ($)	Total ($)
Charles L. Szews	7,052,409	—	3,321,432	226,070	4,153,222	—	14,753,133
David M. Sagehorn	3,402,915	5,647,112	1,624,847	160,485	4,061,636	—	14,896,995
Wilson R. Jones	1,917,554	5,124,841	266,527	132,665	—	—	7,441,587
Bryan J. Blankfield	2,878,623	2,500,322	1,368,340	147,447	2,740,274	—	9,635,006
Joseph H. Kimmitt	2,639,187	1,928,407	638,887	77,193	1,963,572	—	7,247,246

(1)
Assumes a Qualifying Termination on October 15, 2012. Consists of a termination payment equal to the sum of the executive's annual salary plus the highest annual bonus award paid during the three years before the change in control, multiplied by the employment period specified in the KEESA (three years for Messrs. Szews, Sagehorn, Blankfield and Kimmitt, and two years for Mr. Jones). These amounts are all "double trigger" payments, which means they would not be triggered by a change in control of the Company unless the executive's employment is also terminated in a Qualifying Termination within the specified employment period.

(2)
All outstanding stock options and shares of restricted stock and a number of performance shares calculated as if the performance period ended on the date of the change in control would become vested upon a change in control of the Company. The amounts are calculated based on a change in control on October 15, 2012 and a value per share of $32.50, which is the Offer price, and consist of the following:

Name	Stock Options ($)	Restricted Stock ($)	Performance Shares ($)
Charles L. Szews	—	—	—
David M. Sagehorn	772,079	1,462,533	3,412,500
Wilson R. Jones	526,058	1,933,783	2,665,000
Bryan J. Blankfield	366,144	574,178	1,560,000
Joseph H. Kimmitt	303,407	422,500	1,202,500

  These amounts are all "single trigger" payments, which means they would be triggered by a change in control of the Company without regard to whether the executive's employment is also terminated.

(3)
For Messrs. Szews, Blankfield and Kimmitt, the amounts in this column consist of the value of (i) additional pension benefits equal to the difference between the amount the executive would actually be entitled to receive on retirement and the amount he would have been entitled to receive had he continued to work until the earlier of age 65 or the number of years remaining in the employment period specified in the KEESA (up to three years) and (ii) the difference between the unreduced social security benefit payable to the executive if his employment continued until his unreduced social security age and the actual social security benefit payable to the executive at the end of the employment period. For Mr. Sagehorn, $1,356,193 of the amount in this column is attributable to such benefits. These amounts are all "double trigger" payments, which means they would not be triggered by a change in control of the Company unless the executive's employment is also terminated in a Qualifying Termination within the employment period specified in the KEESA (three years for Messrs. Szews, Sagehorn, Blankfield and Kimmitt), and were calculated assuming a Qualifying Termination on October 15, 2012. For Mr. Jones, the amount in this column consists of the value of accelerated vesting of benefits under the Company's Executive Retirement Plan as a result of a change in control of the Company. For Mr. Sagehorn, $268,654 of the amount in this column is attributable to such accelerated vesting. These amounts are "single trigger" payments, which means they would be triggered by a change in control of the Company without regard to whether the executive's employment is also terminated.

(4)
Assumes a Qualifying Termination on October 15, 2012. Consists of the value of (a) continued life, hospitalization, medical and dental insurance coverage, (b) outplacement services and (c) legal and accounting advisor services, as follows:

Name	Insurance Continuation ($)	Outplacement Services ($)	Advisor Services ($)
Charles L. Szews	66,070	150,000	10,000
David M. Sagehorn	64,040	86,445	10,000
Wilson R. Jones	41,415	86,250	5,000
Bryan J. Blankfield	70,259	67,188	10,000
Joseph H. Kimmitt	5,593	61,600	10,000

  These amounts are all "double trigger" payments, which means they would not be triggered by a change in control of the Company unless the executive's employment is also terminated in a Qualifying Termination within the employment period specified in the KEESA (three years for Messrs. Szews, Sagehorn, Blankfield and Kimmitt, and two years for Mr. Jones).

(5)
Assumes a Qualifying Termination on October 15, 2012. Consists of reimbursement of any excise taxes triggered under Section 280G and Section 4999 of the Internal Revenue Code of 1986 by payments to the executive in connection with the Offer and a Qualifying Termination and any additional taxes on such reimbursement. These amounts are all "double trigger" payments, which means they would not be triggered by a change in control of the Company unless the executive's employment is also terminated in a Qualifying Termination within the employment period specified in the KEESA (three years for Messrs. Szews, Sagehorn, Blankfield and Kimmitt). In determining the amount of any tax reimbursements included in the table above, the Company made the following material assumptions: an excise tax rate of 20% under Section 4999 of the Internal Revenue Code of 1986 and individual tax rates of 44.2% for Messrs. Szews, Sagehorn and Blankfield and 42.2% for Mr. Kimmitt.

  Narrative to Golden Parachute Compensation Table

        Each of the named executive officers holds unvested stock options and unvested restricted stock and performance shares under the Oshkosh Corporation 1990 Incentive Stock Plan, the Oshkosh Corporation 2004 Incentive Stock and Awards Plan and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. The Offer, if consummated according to its terms, would constitute a change in control of the Company as defined in the plans, which will cause all of the outstanding unvested stock options and restricted stock, and a portion of the performance shares, to vest immediately. Each of the named executive officers is also a party to a KEESA, under which, following a change in control of the Company, the named executive officer would become entitled to a cash termination payment and other benefits upon a Qualifying Termination. For more information relating to these arrangements and the material conditions and obligations applicable to the receipt of benefits under the arrangements, see "Item 3. Past Contracts, Transactions, Negotiations and Agreements" (which is incorporated into this Item 8 by reference).

State Anti-Takeover Laws—Wisconsin

  Business Combination Statute

        The Company is subject to the Wisconsin Business Combination Statute, which, together with Sections 180.1142 to 180.1144 of the WBCL, regulates a broad range of "business combinations" between a resident domestic corporation and an "interested stockholder." Section 180.1140 of the WBCL defines a "business combination" to include (a) a merger or share exchange with an interested stockholder or a corporation which is, or after such merger or share exchange would be, an affiliate or associate of an interested stockholder, (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the aggregate market value of the stock or assets of the corporation or 10% of its earning power or income, (c) the issuance of stock or rights to purchase stock with a market value equal to at least 5% of the aggregate market value of all of the outstanding stock, (d) the adoption of a plan of liquidation and (e) certain other transactions, all involving an interested stockholder or an affiliate or associate of an interested stockholder. An "interested stockholder" is generally defined as a person who beneficially owns 10% of the voting power of the outstanding voting stock of a resident domestic corporation. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, or "stock acquisition date," unless the board of directors of the corporation approved the business combination or the acquisition of stock that resulted in the person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the corporation's board of directors has approved, before the interested stockholder's stock acquisition date, the purchase of stock made by the interested stockholder on that stock acquisition date; (ii) the business combination is approved by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose; (iii) the interested stockholder pays a fair price, as defined in the Wisconsin Business Combination Statute, for the shares it acquires in the business combination; or (iv) the business combination is of a type excluded from the Wisconsin Business Combination Statute.

        If the Offer results in the Offeror becoming the beneficial owner of 10% or more of the Company's outstanding Shares, then the Offeror will become an "interested stockholder" under the Wisconsin Business Combination Statute. As a result, the Wisconsin Business Combination Statute would prohibit the consummation by the Company of any business combination, including a merger, with the Offeror, or any affiliate or associate of the Offeror, for a period of three years following consummation of the Offer, unless, prior to the consummation of the Offer, the Board of Directors approves the Offeror's acquisition of 10% or more of the Company's outstanding Shares or the business combination. In addition, the Wisconsin Business Combination Statute would prohibit the consummation by the Company of any business combination with the Offeror, or any affiliate or associate of the Offeror, at any time after the three-year period following the consummation of the Offer unless the requirements of the Wisconsin Business Combination Statute were met. It is a condition to the Offer that the Board of Directors has approved the purchase of the Shares by the Offeror in the Offer so that the provisions of the Wisconsin Business Combination Statute would not, at or following consummation of the Offer, prohibit, restrict or apply to any business combination involving the Company and the Offeror or any affiliate or associate of the Offeror.

  Control Share Statute

        The Company is subject to the Wisconsin Control Share Statute, which provides that, unless the board of directors of the corporation otherwise specifies, the voting power of shares, including shares issuable upon conversion of convertible securities or exercise of options or warrants, of a resident domestic corporation held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, shares acquired in certain specified transactions, or shares which have had their full voting power restored by the vote of a majority of the shareholders of the corporation.

        If the Offer results in the Offeror acquiring in excess of 20% of the outstanding Shares, then the provisions of the Wisconsin Control Share Statute would apply and the Offeror's voting power in the election of directors would be limited to 10% of the full voting power of the Shares representing voting power in excess of 20%, unless the Board of Directors approves such acquisition of Shares prior to the consummation of the Offer or the Shares are restored to their full voting power by the vote of a majority of the shareholders of the Company. It is a condition to the Offer that the Board of Directors has specified that the Wisconsin Control Share Statute does not limit or affect the voting power of any of the Shares held by the Offeror or any of its affiliates or associates at or following the consummation of the Offer.

  Fair Price Statute

        The Company is subject to the provisions of Sections 180.1130 to 180.1132 of the WBCL (the "Wisconsin Fair Price Statute"), which provide that "business combinations" involving (1) a resident domestic corporation that has a class of voting stock registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act of 1934, as amended (the "Exchange Act"), and (2) a "significant shareholder" or an affiliate of a significant shareholder are subject to a supermajority vote of shareholders. The Wisconsin Fair Price Statute defines a "business combination" to include (a) a merger or share exchange (except for certain mergers or share exchanges, including a subsidiary merger without shareholder approval pursuant to Section 180.1104 or Section 180.11045 of the WBCL) with a significant shareholder or a corporation which is, or after such merger or share exchange would be, an affiliate or associate of a significant shareholder or (b) the sale, lease, exchange or other disposition involving all or substantially all of the property and assets of a corporation to a significant shareholder or an affiliate of a significant shareholder. A "significant shareholder" is generally defined as a person who beneficially owns 10% or more of the voting power of the outstanding voting shares of a resident domestic corporation. Business combinations subject to the Wisconsin Fair Price Statute must be approved by at least 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially owned by the significant shareholder who is party to the business combination or an affiliate or associate of a significant shareholder who is a party to the business combination, in each case, voting together as a single group. The supermajority voting provisions do not apply if the following fair price standards have been met: (i) the aggregate value of the per share consideration to be received by shareholders in the business combination is equal to the highest of (A) the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination, whichever is higher, (B) the market value of the corporation's shares on the date of commencement of any tender offer initiated by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher or (C) the highest preferential liquidation or dissolution distribution to which holders of the shares would be entitled; and (2) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares previously acquired by it, is offered.

        If the Offer results in the Offeror becoming the beneficial owner of 10% or more of the Company's outstanding Shares, then the Offeror will become a "significant shareholder" under the Wisconsin Fair Price Statue. As a result, any business combination with the Offeror, or any affiliate or associate of the Offeror, would be required to be approved by at least 80% of the voting power of the Company's outstanding Shares and at least two-thirds of the voting power of the Company's outstanding Shares not beneficially owned by the Offeror, or an affiliate or associate of the Offeror, unless the fair price standards of the Wisconsin Fair Price Statue were met.

  Corporate Take-Over Law

        Chapter 552 of the Wisconsin Statutes (the "Wisconsin Corporate Take-Over Law") regulates a broad range of "take-over offers," making it unlawful to make a take-over offer involving a "target company" in Wisconsin or to acquire any equity securities of such "target company" pursuant to the take-over offer unless a registration statement has been filed with the Wisconsin Division of Securities 10 days prior to the commencement of the takeover offer, or such takeover offer is exempted. The Wisconsin Corporate Take-Over Law also requires persons who beneficially own more than 5% of a class of outstanding equity securities of the target company to file certain ownership reports with the Wisconsin Division of Securities and requires the offeror and the target company to file materials soliciting the acceptance or rejection of a take-over offer with the Wisconsin Division of Securities. A "target company," as defined in the Wisconsin Corporate Take-Over Law, means a corporation (a) which is organized under the laws of Wisconsin or which has its principal office in Wisconsin, (b) that has substantial assets located in Wisconsin, (c) whose equity securities are registered under Section 12 of the Exchange Act and (d) which has either (i) at least 100 record holders who are residents of Wisconsin or (ii) at least 5% of the corporation's securities held by residents of Wisconsin.

        The registration statement requirement only applies to a target company that meets any one of the following requirements: (a) the "target company" does not have any of its securities registered under Section 12 of the Exchange Act, (b) the "target company" has at least 51% of its securities held of record by residents of Wisconsin or (c) the "target company" has at least 33% of its securities held of record by residents of Wisconsin, has its principal office in Wisconsin and its business or operations have a substantial economic effect in Wisconsin.

        The Company notes that it falls within the definition of "target company" and that the Wisconsin Corporate Take-Over Law will apply to the Offer. However, the registration statement requirement of the Wisconsin Corporate Take-Over Law is not applicable to the Company because the Company does not meet any of the three registration statement requirements.

State Anti-Takeover Laws—Other

        A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. The Offeror has stated in its Offer that it has not attempted to comply with state takeover statutes in connection with the Offer. In the event that it is asserted that one or more state takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, as applicable, the Offeror may be required to file certain documents with, or receive approvals from, the relevant state authorities, and according to the Offer, the Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in consummating the Offer. In such case, according to the Offer, the Offeror may not be obligated to accept for payment, or pay for, any Shares tendered in the Offer.

Appraisal or Dissenters' Rights

        No appraisal or dissenters' rights are available in connection with the Offer. In addition, if the Offer is successful and a subsequent merger involving the Company is consummated and the Shares continue to be listed on the New York Stock Exchange (the "NYSE") on the record date fixed for purposes of determining the holders of Shares entitled to receive notice of, and to vote at, a meeting to approve such merger (or for purposes of determining whether a merger may be consummated without a shareholder vote under Section 180.1104 of the WBCL), it is anticipated that holders of Shares will not have dissenters' rights under 180.1302 of the WBCL in connection with such merger.

        However, if the Offer is successful and a subsequent merger involving the Company is consummated and dissenters' rights do apply to such merger, whether because the Shares are no longer listed on the NYSE on such record date or otherwise, then shareholders who have not tendered their Shares in the Offer and do not vote in favor of the merger, and who otherwise comply with the procedures set forth in Sections 180.1301 to 180.1331 of the WBCL, will have certain rights under the WBCL to a judicial determination of the fair value of their Shares and to receive a cash payment equal to such fair value of their Shares, plus accrued interest, from the surviving corporation. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Offer or any subsequent merger or the market value of the Shares. The value so determined in any such proceeding could be the same as, more than or less than the price per Share to be paid in the Offer or any subsequent merger.

        The foregoing summary of the rights of dissenting shareholders under the WBCL does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any dissenters' rights under the WBCL and is qualified in its entirety by reference to Sections 180.1301 to 180.1331 of the WBCL. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the WBCL. Shareholders who sell Shares in the Offer will not be entitled to exercise dissenters' rights with respect thereto but, rather, will receive the purchase price paid in the Offer.

Rights Agreement

        The Company is a party to the Rights Agreement, the purpose of which is to protect the Company's shareholders against unsolicited attempts to acquire control of the Company that do not offer a fair price to its shareholders as determined by the Board. On October 25, 2012, the Board declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock to shareholders of record at the close of business on November 5, 2012 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a "Unit") of Series A2 Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Stock"), at a purchase price of $75.00 per Unit, subject to adjustment.

        Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate rights certificates ("Rights Certificates") will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a distribution date ("Distribution Date") will occur upon the earliest of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 10% (or 15% in the case of a "13G Institutional Investor," as defined in the Rights Agreement), or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), other than as a result of (x) repurchases of stock by the Company or (y) certain inadvertent actions by institutional or certain other shareholders; (ii) ten business days (or such later date as the Board shall determine) following the commencement after the date of the Rights Agreement of a tender offer or exchange offer that, if consummated, would result in a person or group becoming an Acquiring Person; and (iii) immediately prior to the acceptance for payment of the Common Stock tendered pursuant to any tender offer or exchange offer commenced by or on behalf of any person or group (other than the Company) prior to, and pending as of, the date of the Rights Agreement, that, if consummated, would result in such person or group becoming an Acquiring Person. In addition, no person who, at the time of the adoption of the Rights Agreement, beneficially owned 10% (or 15% in the case of a 13G Institutional Investor) or more of the outstanding shares of Common Stock shall be deemed to be an Acquiring Person, unless and until such person acquires beneficial ownership of additional shares representing 1% or more of the outstanding shares. For purposes of the Rights Agreement, beneficial ownership is defined to include ownership of options, warrants, convertible securities, stock appreciation rights, swap agreements or other securities, contract rights or derivative positions, whether or not presently exercisable.

        Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates (or, in the case of shares reflected on the direct registration system, by the notations in the book-entry account system) and will be transferred with and only with such Common Stock, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

        The Rights are not exercisable until the Distribution Date and will expire at 5:00 p.m. New York City time on October 25, 2013, unless such date is extended or the Rights are earlier redeemed, exchanged or terminated.

        As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board, only shares of Common Stock issued prior to the Distribution Date will be issued with the Rights.

        In the event that a person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events described in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event described above until such time as the Rights are no longer redeemable by the Company as described below.

        In the event that, at any time following the Stock Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the Common Stock of the Company is changed or exchanged, or (iii) 50% or more of the Company's assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as described above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. These events, along with those described in the preceding paragraph, are referred to as the "Triggering Events."

        At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group that have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

        No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

        At any time until ten business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

        Any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the Rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision therein.

        Until a Right is exercised, the holder thereof, as such, will have no separate rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends in respect of the Rights. Although the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as described above.

        The foregoing summary description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which filed as Exhibit (e)(30) and is incorporated herein by reference.

United States Antitrust Clearance

        Under the HSR Act and the rules that have been promulgated thereunder by the FTC and the DOJ, certain acquisition transactions may not be consummated unless certain information has been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements. According to the Schedule TO, the Offeror intends to file a Notification and Report Form with respect to the Offer with the FTC and the DOJ. The Company will be required to submit a responsive Notification and Report Form with the FTC and the DOJ within 10 calendar days of such filing.

        Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by the Offeror.

        As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 calendar days following the Offeror's HSR Act filing, unless early termination of the waiting period is granted by the FTC and the DOJ or the Offeror receives a request for additional information or documentary material prior thereto. If such a request is made to the Offeror, the waiting period will be extended until 11:59 p.m., New York City time, 10 calendar days after the Offeror's substantial compliance with such request, unless terminated earlier by the FTC and the DOJ. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Thereafter, such waiting period can be extended only by court order or by the Offeror's voluntary agreement.

        Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. Subject to certain circumstances described in the Offer, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If the Offeror's acquisition of Shares is delayed pursuant to a formal request by the DOJ or the FTC for additional information and documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

        At any time before or after the consummation of the Offer, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking actions under the antitrust laws to enjoin consummation of the Offer. Private parties who may be adversely affected by the proposed transaction and individual states may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Foreign Antitrust Considerations

        The Company and its subsidiaries and the Icahn Group and certain of its affiliates conduct business in a number of countries outside of the United States in which the Company's products are currently sold. In connection with the purchase of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of approval of, governmental authorities therein. Competition authorities in certain of these foreign countries may refuse to grant required approvals or clearances, bring legal action under applicable foreign antitrust laws seeking to enjoin the purchase of Shares pursuant to the Offer or seek the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company and its subsidiaries or the Icahn Group and its affiliates. There can be no assurance that the Offeror and the Company will obtain all required foreign antitrust approvals or clearances or that a challenge to the Offer by foreign competition authorities will not be made, or, if such a challenge is made, the result thereof.

        If any applicable waiting period has not expired or been terminated or any approval or exemption required to consummate the Offer has not been obtained, the Offeror may not be obligated to accept for payment or pay for any tendered Shares unless and until such approval has been obtained or such applicable waiting period has expired or exemption been obtained.

Effect of the Offer on the Company's Outstanding Indebtedness

        The agreements governing the Company's 8.25% Senior Notes due 2017 and 8.50% Senior Notes due 2020 (collectively, the "Notes") contain "change in control" provisions. These change in control provisions are triggered if any person or "group," as defined in the Exchange Act, directly or indirectly, acquires beneficial ownership in excess of 50% of outstanding Shares. Further, the change in control provisions are triggered if a majority of the directors on the Board consist of new directors whose election was not approved by the vote of a majority of the Company's current directors.

        In the event that the Icahn Group acquires ownership of more than 50% of the outstanding Shares, including as a result of the consummation of the Offer, and/or the majority of the Board is composed of the Icahn Slate after the 2013 Annual Meeting, and the nomination and election of such directors was not approved by the vote of the majority of the Company's current directors, the Company will be required to make an offer to repurchase all of the outstanding Notes at a price equal to 101% of the principal and unpaid interest on such Notes. As of September 30, 2012, $500 million in aggregate principal amount of the Notes was outstanding.

        In addition, the Company's senior secured credit agreement (the "Credit Agreement") contains "change in control" provisions. These change in control provisions, and an event of default, are triggered if any person or "group," as defined in the Exchange Act, directly or indirectly acquires beneficial ownership in excess of 30% of outstanding Shares. Further, the change in control provisions are triggered if a majority of the directors on the Board are not "Continuing Directors," which are defined as any member of the Board who was elected 12 months ago or subsequently became directors and whose election or initial nomination for election was approved by the majority of the Continuing Directors then on the Board.

        In the event that the Icahn Group acquires ownership of more than 30% of the outstanding Shares, including as a result of the consummation of the Offer, and/or the majority of the Board is composed of the Icahn Slate after the 2013 Annual Meeting, and the nomination and election of such directors was not approved by the Company's current directors, the lenders will have the right to declare all unpaid principal and interest immediately due and payable by the Company. As of September 30, 2012, the Company had a $455 million term loan facility outstanding and had approximately $179.8 million of letters of credit outstanding and availability of approximately $345.2 million under the under the Credit Agreement. If the Credit Agreement were accelerated following an event of default, holders of the Notes would have the right to accelerate the debts thereunder.

        The Company cannot assure shareholders that a replacement credit facility or other financing would be available on commercially reasonable terms, if at all. In short, if the Offer is consummated, the Company's liquidity and ability to operate its business could be materially and adversely impacted.

 NON-GAAP FINANCIAL MEASURES

        The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results, such as operating income, income from continuing operations and earnings per share from continuing operations, both on a reported basis and on a basis excluding items that affect comparability of operating results. When the Company uses operating results, such as operating income, income from continuing operations and earnings per share from continuing operations, excluding items, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors to allow a more accurate comparison of the Company's operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. The table below presents a reconciliation of the Company's presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended September 30,		Fiscal Year Ended September 30,
Consolidated	2012	2011	2012	2011
Non-GAAP operating income	$110.4	$87.4	$401.6	$528.2
Restructuring-related charges	(10.6)	(8.3)	(18.6)	(18.2)
Curtailment expense	(3.4)	—	(3.4)	—
Proxy contest costs	(0.2)	—	(6.6)	—
Long-lived asset impairment charges	—	(2.0)	—	(2.0)

GAAP operating income	$96.2	$77.1	$373.0	$508.0

Non-GAAP provision for income taxes	$32.1	$24.4	$115.0	$163.5
Income tax benefit associated with pre-tax charges	(5.1)	(3.7)	(10.3)	(7.3)
Discrete tax benefits	(26.5)	(1.4)	(40.3)	(11.1)

GAAP provision for income taxes	$0.5	$19.3	$64.4	$145.1

Non-GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$60.2	$45.5	$208.5	$280.8
Restructuring-related charges, net of tax	(6.8)	(5.3)	(11.9)	(11.6)
Curtailment expense, net of tax	(2.2)	—	(2.2)	—
Proxy contest costs, net of tax	(0.1)	—	(4.2)	—
Long-lived asset impairment charges, net of tax	—	(1.3)	—	(1.3)
Discrete tax benefits	26.5	1.4	40.3	11.1

GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$77.6	$40.3	$230.5	$279.0

Non-GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$0.65	$0.50	$2.27	$3.07
Restructuring-related charges, net of tax	(0.07)	(0.06)	(0.13)	(0.13)
Curtailment expense, net of tax	(0.02)	—	(0.02)	—
Proxy contest costs, net of tax	—	—	(0.05)	—
Long-lived asset impairment charges, net of tax	—	(0.01)	—	(0.01)
Discrete tax benefits	0.29	0.01	0.44	0.12

GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$0.85	$0.44	$2.51	$3.05

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This Statement includes forward-looking statements. To the extent this Statement constitutes proxy solicitation material to which the Private Securities Litigation Reform Act of 1995 (the "PSLRA") applies, the Company believes such statements to be "forward looking" within the meaning of the PSLRA. All statements other than statements of historical fact, including, without limitation, statements regarding the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, plans and objectives of management for future operations, the value shareholders would receive under the terms of the Offer and the likelihood the Offer will be consummated, are forward-looking statements. When used in this Statement, words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "should," "project" or "plan" or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this Statement, and, except as required by law, the Company does not undertake to update any forward-looking statements to reflect new information, events or circumstances.

        Some important factors that could cause the Company's actual results to differ from the Company's expectations in these forward-looking statements include: the cyclical nature of the Company's access equipment, commercial and fire & emergency markets, especially in the current environment where there are conflicting signs regarding the future global economic outlook; the expected level and timing of the U.S. Department of Defense ("DoD") procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to the Company's exit from its ambulance business, including the amounts of related costs and charges; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company's intangible assets and/or a slower recovery in the Company's cyclical businesses than Company or equity market expectations; the potential for the U.S. government to competitively bid the Company's Army and Marine Corps contracts; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company's products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to actions of activist shareholders, including the amount of related costs; the Company's ability to successfully execute on its strategic road map and meet its long-term financial goals; risks and uncertainties associated with the Offer, the outcome of any litigation related to the Offer or any other offer or proposal, and the Board's recommendation to the shareholders concerning the Offer or any other offer or proposal.

        The foregoing list sets forth many, but not all, of the factors that could cause actual results to differ from the Company's expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in the Company's periodic and current reports filed with the SEC, when evaluating the Company's forward-looking statements.

 ADDITIONAL INFORMATION AND WHERE TO FIND IT

        The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company's 2013 Annual Meeting. The Company plans to file a proxy statement with SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the "2013 Proxy Statement"). SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of 1% of the Company's Common Stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. This information can also be found in the Company's Annual Report on Form 10-K for the year ended September 30, 2011, filed with the SEC on November 16, 2011, and in the Company's 2012 Proxy Statement, filed with the SEC on December 12, 2011. To the extent holdings of the Company's securities have changed since the amounts printed in the 2012 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

        Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents (including the WHITE proxy card) filed by the Company with the SEC in connection with the 2013 Annual Meeting at the SEC's website (http://www.sec.gov), at the Company's website (http://www.oshkoshcorporation.com) or by writing to Ms. Margaret Wacholtz, Oshkosh Corporation, P.O. Box 2566, Oshkosh, Wisconsin, 54903-2566. In addition, copies of the proxy materials, when available, may be requested from the Company's proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 or toll-free at (877) 750-9499.

Item 9.    Exhibits

        The following exhibits are filed with this Statement:

Exhibit No.	Description
(a)(1)	Press release issued by the Company on October 11, 2012 (incorporated by reference to the pre-commencement Schedule 14D-9 filed on October 11, 2012).
(a)(2)
Memorandum to Employees of the Company from Charles L. Szews, Chief Executive Officer, dated October 11, 2012 (incorporated by reference to the pre-commencement Schedule 14D-9 filed on October 11, 2012).
(a)(3)	Opinion of Goldman, Sachs & Co., dated as of October 25, 2012 (included as Annex B to this Statement).
(a)(4)	Letter to the Company's Shareholders, dated as of October 26, 2012.*
(a)(5)
Press release issued by the Company on October 26, 2012 relating to the Company's filing of a Schedule 14D-9 and adoption of a shareholder rights plan (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K, filed on October 26, 2012).
(a)(6)
Press release issued by the Company on October 26, 2012 relating to the Company's announcement of its financial results for its fourth fiscal quarter and fiscal year ended September 30, 2012 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K, filed on October 26, 2012).
(a)(7)	Slides for the Company's conference call held on October 26, 2012.
(a)(8)	Memorandum to Employees of the Company from Charles L. Szews, Chief Executive Officer, dated October 26, 2012.
(e)(1)	Excerpts from the Company's Definitive Proxy Statement on Schedule 14A, filed on December 12, 2011.
(e)(2)
Credit Agreement, dated September 27, 2010, among Oshkosh Corporation, various subsidiaries of Oshkosh Corporation party thereto as borrowers and various lenders and agents party thereto (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed on September 29, 2010).
(e)(3)
First Amendment to Credit Agreement, dated as of July 13, 2012, among Oshkosh Corporation, various subsidiaries of Oshkosh Corporation party thereto as borrowers and various lenders and agents party thereto (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed on July 16, 2012).
(e)(4)
Indenture, dated March 3, 2010, among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed on March 3, 2010).
(e)(5)
First Supplemental Indenture, dated September 27, 2010, among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-K for the year ended September 30, 2010, filed on November 18, 2010).
(e)(6)
Oshkosh Corporation 1990 Incentive Stock Plan, as amended through September 15, 2008 (incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the year ended September 30, 2008, filed on November 14, 2008).

Exhibit No.	Description
(e)(7)	Form of Oshkosh Corporation 1990 Incentive Stock Plan Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8, filed on September 15, 1995).
(e)(8)
Form of Oshkosh Corporation 1990 Incentive Stock Plan Nonqualified Director Stock Option Agreement (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8, filed on September 15, 1995).
(e)(9)
Oshkosh Corporation Executive Retirement Plan, amended and restated effective December 31, 2008 (incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended September 30, 2008, filed on November 14, 2008).
(e)(10)
Form of Key Executive Employment and Severance Agreement between Oshkosh Corporation and each of Bryan J. Blankfield, Joseph H. Kimmitt, David M. Sagehorn and Charles L. Szews (each of the persons identified has signed this form or a form substantially similar) (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on April 28, 2011).
(e)(11)
Form of Key Executive Employment and Severance Agreement between Oshkosh Corporation and each of Gregory L. Fredericksen, James W. Johnson, Wilson R. Jones, Frank R. Nerenhausen, Michael K. Rohrkaste, Gary W. Schmiedel and John M. Urias (each of the persons identified has signed this form or a form substantially similar) (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on April 28, 2011).
(e)(12)
Form of Key Executive Employment and Severance Agreement between Oshkosh Corporation and each of Todd S. Fierro, Scott R. Grennier, Thomas J. Polnaszek and Mark M. Radue (each of the persons identified has signed this form or a form substantially similar) (incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the year ended September 30, 2011, filed on November 16, 2011).
(e)(13)
Oshkosh Corporation 2004 Incentive Stock and Awards Plan, as amended through September 15, 2008 (incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K for the year ended September 30, 2008, filed on November 14, 2008).
(e)(14)
Form of Oshkosh Corporation 2004 Incentive Stock and Awards Plan Stock Option Agreement for awards granted prior to September 19, 2005 (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8, filed on April 28, 2004).
(e)(15)
Form of Oshkosh Corporation 2004 Incentive Stock and Awards Plan Stock Option Agreement for awards granted on and after September 19, 2005 (incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2005, filed on November 22, 2005).
(e)(16)
Form of Oshkosh Corporation 2004 Incentive Stock and Awards Plan Non-Employee Director Stock Option Award Agreement, for awards granted prior to September 19, 2005 (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-8, filed on April 28, 2004).
(e)(17)
Form of Oshkosh Corporation 2004 Incentive Stock and Awards Plan Non-Employee Director Stock Option Award Agreement, for awards granted on and after September 19, 2005 (incorporated by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2005, filed on November 22, 2005).

Exhibit No.	Description
(e)(18)	Summary of Cash Compensation for Non-Employee Directors (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended September 30, 2011, filed on November 16, 2011).
(e)(19)
Confidentiality and Loyalty Agreement, dated March 20, 2007, between Oshkosh Corporation and Charles L. Szews (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K, filed on March 26, 2007).
(e)(20)
Second Amended and Restated Employment Agreement, effective as of April 26, 2011, between Oshkosh Corporation and Charles L. Szews (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on April 28, 2011).
(e)(21)
Resolutions of the Human Resources Committee of the Board of Directors of Oshkosh Corporation, adopted September 17, 2007, approving terms of performance share awards under the Oshkosh Corporation 2004 Incentive Stock and Awards Plan (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended September 30, 2007, filed on November 21, 2007).
(e)(22)
Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 1, 2008).
(e)(23)
Oshkosh Corporation 2009 Incentive Stock and Awards Plan as Amended and Restated, as amended January 18, 2012 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on April 26, 2012).
(e)(24)
Framework for Awards of Performance Shares under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on September 18, 2009).
(e)(25)
Form of Oshkosh Corporation 2009 Incentive Stock and Awards Plan Stock Option Award Agreement (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K, filed on September 18, 2009).
(e)(26)
Form of Oshkosh Corporation 2009 Incentive Stock and Awards Plan Restricted Stock Award for awards granted prior to September 19, 2011 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, filed on January 28, 2010).
(e)(27)
Form of Oshkosh Corporation 2009 Incentive Stock and Awards Plan Restricted Stock Award for awards granted on or after September 19, 2011 (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the year ended September 30, 2011, filed on November 16, 2011).
(e)(28)
Form of Oshkosh Corporation 2009 Incentive Stock and Awards Plan Non-Employee Director Stock Option Award (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, filed on January 28, 2010).
(e)(29)	Letter Agreement, dated as of October 24, 2012, between Oshkosh Corporation and Colleen R. Moynihan.

Exhibit No.	Description
(e)(30)	Rights Agreement, dated as of October 25, 2012, between Oshkosh Corporation and Computershare Trust Company, N.A., as Rights Agent, including Terms of the Series 2A Junior Participating Preferred Stock as Exhibit A thereto, the form of Rights Certificate as Exhibit B thereto and the form of Summary of Rights as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed on October 26, 2012).
(e)(31)
Articles of Amendment to the Amended and Restated Articles of Incorporation of Oshkosh Corporation (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed on October 26, 2012).

*
Included in copy of Solicitation/Recommendation Statement on Schedule 14D-9 mailed to shareholders.

 SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

OSHKOSH CORPORATION
By:	/s/ Charles L. Szews
	Name:	Charles L. Szews
	Title:	Chief Executive Officer

Dated: October 26, 2012

 ANNEX A

Conditions to the Offer

        The Schedule TO provides that notwithstanding any other provision of the Offer, the Offeror shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for, Shares tendered, if any one or more of the following conditions is not satisfied or waived by the Offeror prior to the expiration of the Offer:

  (1)
  the slate of directors nominated by affiliates of the Offeror being elected to the Company's board of directors in its entirety at the Company's upcoming annual shareholder meeting or being otherwise appointed as the entire board of directors (the "New Board") of the Company;

  (2)
  the Company's board of directors or the New Board shall having approved the purchase of the Shares by the Offeror in the Offer so that the provisions of Section 180.1141 of the WBCL would not, at or following consummation of the Offer, prohibit, restrict or apply to any Business Combination, as defined in Section 180.1140 of the WBCL, involving the Company and the Offeror or any affiliate or associate of the Offeror; and

  (3)
  the Company's board of directors or the New Board having specified as contemplated in Section 180.1150(2) of the WBCL that the provisions of Section 180.1150 of the WBCL do not limit or affect the voting power of any of the Shares held by the Offeror or any of its affiliates or associates at or following the consummation of the Offer.

        The Schedule TO further provides that notwithstanding any other provision of the Offer, the Offeror shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for, Shares tendered, if at any time prior to the expiration of the Offer, any of the following conditions shall occur:

  (a)
  a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Shares by the Offeror; (ii) imposes or confirms limitations on the ability of the Offeror effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Offeror pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders; (iii) imposes or confirms limitations on the ability of the Offeror to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all tendered Shares which it accepts for payment; or (iv) requires divestiture by the Offeror of any Shares;

  (b)
  there shall have been any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

  (c)
  there shall have been any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Company by any federal or state court, government or governmental authority or agency, which would have a material adverse effect upon the Company or the value of the Shares resulting from a change of control in the Company;

  (d)
  there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; (v) a material change in United States or other currency exchange rates or a suspension or a limitation on the markets thereof; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  (e)
  there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer;

  (f)
  the Offeror shall have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer to Purchase in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company or any of its subsidiary entities with the SEC, which the Offeror shall have determined in its reasonable judgment is materially adverse to the Company;

  (g)
  there shall have occurred since the date of the Offer to Purchase, any change in the compensation paid or payable by the Company or its subsidiary entities to their directors, officers or employees, including the granting of additional shares, stock options or bonuses, in each case outside the ordinary course of business or not consistent with past practice, or the adoption of additional severance or other payments payable in the event of a termination of employment or change of control;

  (h)
  any change or development shall have occurred or been threatened since the date of the Offer to Purchase in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects for the business of the Company or its subsidiary entities which is outside the ordinary course of the Company's or its subsidiary entities' business or may be materially adverse to the Company or its subsidiary entities, or the Offeror shall have become aware of any fact that has not been previously publicly disclosed by the Company that could reasonably be expected to have a material adverse effect on the value of the Shares;

  (i)
  the Company or its subsidiary entities shall have: (i) issued, or authorized or proposed the issuance of, any securities of any class, or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities other than pursuant to the exercise or conversion of currently outstanding stock options or convertible securities; (ii) issued, or authorized or proposed the issuance of, any notes debentures or other debt securities or entered into, or authorized or proposed to enter into, any credit facility or any amendment to its existing credit facilities, or otherwise incurred, or authorized or proposed the incurrence of, any material indebtedness if such incurrence is outside the ordinary course of the Company's operations; or (iii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Shares;

  (j)
  the Company, or its board of directors or any of the Company's subsidiary entities or any governing body thereof shall have entered into or effected, or authorized, proposed or announced its intention to propose: (i) any change to its articles of incorporation or bylaws; (ii) any merger, consolidation or business combination or reorganization transaction; (iii) any acquisition or disposition of assets outside of the ordinary course of business ; (iv) any material change in its capitalization; or (v) any event comparable to any of the foregoing events referred to in clauses (i) through (iv) of this paragraph (j) that is outside of the ordinary course of business;

  (k)
  The Company shall have adopted any plan or arrangement of the sort commonly referred to as a "stockholder rights plan" or "shareholders rights plan" or "poison pill" or any other similar plan, instrument or device that is designed to prevent or make, or has the effect of preventing or making, more difficult an unsolicited takeover of the Company;

  (l)
  a tender offer or exchange offer for some or all of the Shares shall have been made or publicly announced or proposed to be made, supplemented or amended by any person other than the Offeror; or

  (m)
  all waiting periods and any extensions thereof applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, shall not have expired or terminated.

        The Schedule TO states that the foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition, and may be waived by the Offeror, in whole or in part, at any time and from time to time, prior to the Expiration Date, in the sole discretion of the Offeror and subject to the applicable rules and regulations of the SEC (including Rule 14d-4 under the Exchange Act). The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering shareholders.

 ANNEX B

Opinion of Goldman, Sachs & Co.

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

October 25, 2012

Board of Directors
Oshkosh Corporation
P.O. Box 2566
Oshkosh, Wisconsin 54903

Ladies and Gentlemen:

        You have requested our opinion as to the adequacy from a financial point of view to the holders (other than the Icahn Parties (as defined below) and any of their respective affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Oshkosh Corporation (the "Company") of the $32.50 per Share in cash (the "Consideration") proposed to be paid to such holders in the Offer (as defined below). The terms of the offer to purchase (the "Offer to Purchase") and related letter of transmittal (which, together with the Offer to Purchase, constitutes the "Offer") contained in the Tender Offer Statement on Schedule TO filed by Icahn Enterprises Holdings L.P. ("Holdings"), IEP Vehicles Sub LLC, a wholly owned subsidiary of Holdings (the "Offeror"), Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II L.P., Icahn Partners Master Fund III L.P., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital L.P., IPH GP LLC, Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn (Holdings, the Offeror, Mr. Icahn and such other entities, collectively, the "Icahn Parties"), with the Securities and Exchange Commission on October 17, 2012 (the "Schedule TO"), provide for an offer for any and all of the Shares pursuant to which, subject to the satisfaction or waiver of certain conditions set forth in the Offer, the Offeror will pay the Consideration for each Share accepted. We note that the Offer to Purchase provides that the Offer is conditioned on, among other conditions, the election or appointment of the entire Icahn Slate (as defined therein) to the Board of Directors of the Company.

        Goldman, Sachs & Co. and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company and its affiliates and the Icahn Parties and their respective affiliates and portfolio companies or any currency or commodity that may be involved in the Offer for the accounts of Goldman, Sachs & Co. and its affiliates and their customers. We are acting as financial advisor to the Company in connection with its consideration of the Offer and other matters pursuant to our engagement by the Company. We expect to receive fees for our services in connection with our engagement, including an initial fee that is currently payable and advisory fees that will be payable whether or not the Offer is consummated. The Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as the Company's financial advisor in connection with a proxy contest with the Icahn Parties in January 2012. We may also in the future provide investment banking services to the Company and its affiliates and the Icahn Parties and their respective affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with the Icahn Parties and their respective affiliates from time to time and may have invested in limited partnership units of the Icahn Parties and their respective affiliates from time to time and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Schedule TO, including the Offer to Purchase and related letter of transmittal contained therein; the Solicitation/Recommendation Statement of the Company to be filed on Schedule 14D-9 with the Securities and Exchange Commission on October 26, 2012, in the form approved by you on the date of this opinion; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 2011; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company, as prepared by the management of the Company and approved for our use by the Company (the "Forecasts"). We also have held discussions with members of the senior management of the Company regarding their assessment of the potential benefits for the Icahn Parties of the Offer and the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the defense and industrial and heavy equipment industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, the Icahn Parties or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

        Our opinion does not address the relative merits of the Offer as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the adequacy from a financial point of view to the holders (other than the Icahn Parties and any of their respective affiliates), as of the date hereof, of the Consideration proposed to be paid to such holders of Shares pursuant to the Offer. We do not express any view on, and our opinion does not address, the fairness, from a financial point of view, of the Consideration or any other term or aspect of the Offer. We do not express any view on, and our opinion does not address, the adequacy or fairness of the Consideration or any other term or aspect of the Offer, to, or any consideration received in connection therewith by, the Icahn Parties and any of their respective affiliates, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the adequacy or fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Offer, whether relative to the Consideration proposed to be paid to the holders of Shares pursuant to the Offer or otherwise. We are not expressing any opinion as to the prices at which Shares will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Offer and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Offer, how any holder of Shares should vote with respect to the Icahn Proxy Contest (as defined in the Offer to Purchase) or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration proposed to be paid to the holders (other than the Icahn Parties and any of their respective affiliates) of Shares pursuant to the Offer is inadequate from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

 Exhibit (a)(4)

October 26, 2012

Dear Fellow Shareholders:

        On October 17, 2012, Carl Icahn launched an unsolicited, inadequate, highly conditional and opportunistic tender offer to acquire your shares of Oshkosh Corporation common stock for $32.50 per share in cash (the "Offer").

        Your Board of Directors has thoroughly reviewed Mr. Icahn's Offer, in consultation with the Company's financial and legal advisors, and unanimously determined that the Offer is inadequate, undervalues the Company and is not in the best interests of all Oshkosh shareholders. Many sell-side research analysts covering the Company have come to the same conclusion, and Mr. Icahn himself has even stated publicly that the Company is worth a lot more than his inadequate Offer price. Your Board is confident that the continued implementation of the Company's MOVE strategy is the best way to generate significant value for all Oshkosh shareholders.

YOUR BOARD URGES YOU NOT TO TENDER YOUR SHARES INTO THE OFFER

        Since Mr. Icahn has taken his position in Oshkosh, he has tried to force a series of ill-considered transactions that would have either destroyed value or benefited Mr. Icahn rather than all of Oshkosh's shareholders.

        Last year, Mr. Icahn tried to force a merger with Navistar or a divestiture of JLG. Oshkosh's management met with him multiple times to discuss these ideas, and our Board of Directors carefully and comprehensively considered and explored these ideas, even though Mr. Icahn provided no support for them. Rather than engage in a proactive dialogue, Mr. Icahn refused to listen to Oshkosh's Board and management team, and instead ran a costly and distracting proxy contest where his candidates were rejected by Oshkosh's shareholders.

        Icahn's proposed merger between Navistar and Oshkosh would have been particularly disastrous for Oshkosh's shareholders. Navistar's stock price has dropped sharply this year, from a 52-week high of $48.18 on February 3, 2012, to a low of $18.59 on October 25, 2012. Mr. Icahn's idea to sell-off JLG at the bottom of a down market was similarly flawed, especially since JLG's operating income increased 251% to $229.2 million, or 7.9% of sales, in fiscal 2012, compared to $65.3 million, or 3.2% of sales, in the prior year.

        Now Mr. Icahn would like you to sell your shares to him at $32.50 per share—even though he has stated publicly that the value of Oshkosh is in excess of that price and the median Wall Street research target price exceeds this Offer (before adding any takeover premium). Mr. Icahn's Offer comes despite the fact that Oshkosh articulated a detailed plan at its September 14, 2012 Analyst Day that it expects to deliver value to shareholders well in excess of Mr. Icahn's Offer.

        To further his inadequate Offer, Mr. Icahn has conditioned his Offer upon the election of his slate of director nominees to the Oshkosh Board at the 2013 Annual Meeting of Shareholders. He also resurrected his flawed idea of divesting JLG should he take control of the Board—in other words, even if you believed his JLG idea creates value, he wants you to tender your shares to him at a low-ball price with the result that you would be unable to benefit from such a transaction. But, the Board has regularly reviewed this idea. It does not add value for shareholders, and shareholders would lose the significant upside from the Company's MOVE strategy. We believe Mr. Icahn's tender offer and the related proxy contest are tools to advance Mr. Icahn's self-serving agenda, and if elected, Mr. Icahn's director candidates will seek to deprive all other Oshkosh shareholders of the full value of their investment by facilitating Mr. Icahn's inadequate Offer and ill-advised strategy to spin-off JLG.

        Where Mr. Icahn has offered flawed, contradictory, self-interested and unproductive proposals, the Oshkosh Board and management team have outlined a clear strategy and are delivering upon it.

        Throughout fiscal 2012, the Company's MOVE strategy delivered strong results in an economy that is still recovering from the greatest market downturn since the Great Depression. In the face of continued headwinds, Oshkosh management raised fiscal 2012 performance outlook multiple times during fiscal 2012, as the execution of the MOVE strategy delivered tangible results, and significantly beat Wall Street consensus estimates for each quarter of fiscal 2012. Today, we once again announced strong earnings, with adjusted consolidated operating income of $110.4 million and adjusted earnings per share (EPS) of $0.65, compared to adjusted operating income of $87.4 million and adjusted EPS of $0.50 in the fourth quarter of fiscal 2011(1). We continue to aggressively and realistically reassess our opportunities and challenges and are excited about the future value available to Oshkosh and its shareholders.

        Mr. Icahn's Offer is scheduled to expire on December 3, 2012. We outline below the many reasons why you should reject his inadequate and opportunistic Offer. Your Board urges you not to tender your shares. Tendering your shares into the Offer by December 3, 2012 will only encourage Mr. Icahn in his efforts to continue his ill-informed campaign and his attempt to acquire your Company at the inadequate price of $32.50 per share.

Your Board of Directors unanimously recommends that Oshkosh shareholders
REJECT MR. ICAHN'S OFFER and NOT TENDER your shares pursuant to the Offer.

        In reaching its recommendation, your Board considered numerous factors, including, but not limited to:

  •
  The Company has outlined a clear and detailed strategy. The Board believes, and third-party observers have recognized, that continued execution of the Company's MOVE strategy will deliver substantially greater value for shareholders than Mr. Icahn's highly contingent Offer. Oshkosh is targeting:

  •
  Doubling adjusted earnings per share from continuing operations to $4.00-$4.50 per share by fiscal 2015 compared to fiscal 2012 expectations, yielding a 23%-30% compound annual growth rate in earnings per share(2);

  •
  10% compound annual growth rate in non-defense revenue from fiscal 2012 through fiscal 2015 representing a $220 million operating income opportunity in its non-defense businesses through fiscal 2015, even in a modest market recovery;

  •
  250 basis points of incremental consolidated operating income margin by fiscal 2015 compared to fiscal 2011;

  •
  $350 million of incremental annual revenue through value innovation opportunities by fiscal 2015 compared to fiscal 2012; and

  •
  Greater than 25% of its revenues from outside of the United States by fiscal 2015, and 30% by fiscal 2016.

(1)
Non-GAAP results. See "Non-GAAP Financial Measures" in the enclosed Schedule 14D-9 for reconciliation to GAAP results.

(2)
Compared to fiscal 2012 estimates provided by management at the Company's September 14, 2012 Analyst Day.

  •
  During fiscal 2012, the MOVE strategy delivered results. Oshkosh management raised fiscal 2012 performance outlook multiple times during fiscal 2012 as the execution of the MOVE strategy delivered tangible results and significantly beat Wall Street consensus estimates for each quarter of fiscal 2012.

  •
  In the fourth quarter of fiscal 2012, Oshkosh delivered adjusted consolidated operating income of $110.4 million and adjusted earnings per share (EPS) of $0.65, compared to adjusted operating income of $87.4 million and adjusted EPS of $0.50 in the fourth quarter of fiscal 2011. Operating income margins improved in all segments in the fourth quarter of fiscal 2012 compared to the prior year fourth quarter.

  •
  Access Equipment net sales increased 42.3% to $2.92 billion in fiscal 2012 compared to fiscal 2011. Sales to external customers totaled $2.79 billion in fiscal 2012, a 43.7% increase compared to fiscal 2011, and operating income margins increased from 3.2% in fiscal 2011 to 7.9% in fiscal 2012.

  •
  International sales increased 21% in fiscal 2012 compared to fiscal 2011; Oshkosh announced a contract to produce 750 M-ATVs for the United Arab Emirates for delivery in fiscal 2013.

  •
  The FMTV program was profitable throughout fiscal 2012.

  •
  Oshkosh is executing its plan to address lower expected defense spending and is exiting underperforming non-core businesses, including its ambulance and mobile medical businesses.

  •
  The Company has acquired approximately 500,000 shares since reinstituting a share repurchase plan in August 2012.

  •
  The Company's solid balance sheet will allow it to be opportunistic as it evaluates future capital allocation alternatives to enhance shareholder value.

  •
  A substantial majority of Wall Street sell-side research analysts that cover the Company and that have expressed a viewpoint following the Company's Analyst Day and/or Mr. Icahn's Offer have reached the basic conclusions that they support MOVE and/or believe the Offer undervalues Oshkosh.

  •
  Following the Company's September 14, 2012 Analyst Day, sell-side research analysts covering the Company expressed a largely favorable view of the MOVE strategy, and several increased their valuation targets (which do not include a control premium) to prices well above the Offer price. Analysts have stated, among other things, their beliefs that:

  •
  The Company's current valuation is not yet fully reflective of the earnings potential over the next few years;

  •
  The Company's management has a history of over delivering on its estimates for the Company's results;

  •
  The Company's 2013-2015 targets are likely reasonable;

  •
  The Company's cost reduction initiatives and product redesigns should yield significant margin improvements in coming years; and

  •
  The Company's valuation should reflect multiple expansion as the Company continues to deliver results under the MOVE strategy.

  •
  Following Mr. Icahn's press release on October 11, 2012, indicating his intent to commence a tender offer, analysts have raised questions as to the overall credibility of the Offer, as well as its inadequate value versus the analysts' standalone valuation estimates (which do not include a control premium). Numerous analysts have stated that they believe:

  •
  The Offer undervalues the Company;

      •
      The MOVE strategy is a strong path forward for building value for the Company's shareholders;

      •
      The Company's projections represent a growth story that would result in a significantly higher valuation than the Offer;

      •
      The Offer does not fully consider the Company's future free cash flow potential;

      •
      The MOVE strategy is the Company's best alternative for shareholders; and

      •
      Shareholders should not sell into the Offer.

  •
  Your Board and management team have the right experience and a deeper understanding of the Company and its markets, and are far more capable than Mr. Icahn of leading the Company forward, evaluating and pursuing strategic alternatives and delivering value to all Oshkosh shareholders.

  •
  Mr. Icahn has promoted misguided ideas for the Company in the past, including a merger with Navistar and a sale of JLG, highlighting his lack of understanding of the Company and the industry in which it operates, as well as his promotion of his own interests over the interests of other shareholders. Pursuing either course would have been a mistake—even disastrous—for the Company.

  •
  Navistar's stock price dropped sharply this year, from a 52-week high of $48.18 on February 3, 2012, to a low of $18.59 on October 25, 2012.

  •
  JLG's operating income increased 251% to $229.2 million, or 7.9% of sales, in fiscal 2012 compared to $65.3 million, or 3.2% of sales, in the prior year.

  •
  Now, Mr. Icahn is promoting another misguided idea by asking shareholders to tender their shares to him at a low-ball price that even he believes—and stated publicly on the date he announced his Offer—undervalues the Company.

  •
  Mr. Icahn is also resurrecting his misguided ideas for JLG. Last year, the Company discussed with its shareholders how the Board carefully analyzed alternatives for JLG and concluded they did not create value for the Company's shareholders, and the Board believes this conclusion has been proven correct. The Board's conclusion has not changed this year following multiple further reviews of JLG alternatives.

  •
  Your Board has extensive experience leading M&A and divestiture/spin-off transactions, direct experience with the U.S. Department of Defense, policy expertise, CEO and CFO experience and operational leadership. Twelve of the thirteen Oshkosh directors are independent, including a non-executive, independent Chairman, and furthermore, five of Oshkosh's independent directors joined the Board since October 2010, with three new directors added in the past 18 months, providing a fresh perspective.

  •
  If a strategic opportunity, including a sale of the Company, were to be pursued, the Company's Board and management are far more capable of guiding the Company through such a process than Mr. Icahn.

  •
  The Board has always taken its fiduciary duties to shareholders very seriously and would discharge those duties properly in the context of analyzing any third-party proposal with respect to the Company. If Mr. Icahn had proposed an alternative that created greater value than the Company's current strategy, the Board would have been open to exploring that alternative. However, he has failed to do so.

  •
  The identity and track record of Mr. Icahn, as well as the lengthy list of substantial conditions to his Offer—including a condition that Mr. Icahn's full slate of nominees to the Board be elected at the 2013 annual meeting of shareholders—create significant uncertainty and risk and give Mr. Icahn wide latitude not to consummate his Offer.

  •
  Mr. Icahn has an extremely poor track record with respect to similar situations. According to publicly available data, since 2000, affiliates of Mr. Icahn made public proposals to acquire all, or a substantial portion of, at least 16 other public companies that were not in bankruptcy proceedings at the time, and launched a tender offer in respect of seven of these companies. Mr. Icahn and his affiliates failed to consummate all but one of these acquisition attempts.

  •
  Mr. Icahn's Offer contains a long list of conditions, including a condition that all of Mr. Icahn's nominees to the Board be elected at the Oshkosh 2013 Annual Meeting of Shareholders.

  •
  According to the Schedule TO filed by Mr. Icahn, all of the conditions to his Offer are for the sole benefit of Mr. Icahn. The Schedule TO claims that Mr. Icahn may assert that a condition has not been satisfied—even if the failure of such condition to be satisfied was caused by his action or inaction—and such determination will not be subject to challenge.

        Your Board encourages shareholders to send a clear message to Mr. Icahn that you will not allow him to pursue his self-serving agenda and will not permit him to take control of Oshkosh for a price significantly below the Company's value. Tendering into Mr. Icahn's Offer would only encourage Mr. Icahn in his opportunistic attempt to acquire Oshkosh at the inadequate price of $32.50 per share—a price that even he admitted was below the Company's value.

        The enclosed Schedule 14D-9 contains a complete discussion of these and other significant factors contributing to your Board's recommendation. For the reasons described above and in the enclosed Schedule 14D-9, your Board of Directors unanimously recommends that you REJECT MR. ICAHN'S OFFER and NOT TENDER your shares pursuant to the Offer.

        We urge you to read the Schedule 14D-9 carefully and in its entirety so you will be fully informed as to your Board's recommendation. If you have questions concerning the Oshkosh Schedule 14D-9 or need additional copies of the Company's publicly filed materials, please contact our proxy solicitor, Innisfree M&A Incorporated, at (877) 750-9499 (Toll Free).

        We appreciate your continued support as we work to protect your investment and create value for all Oshkosh shareholders.

Sincerely,

Richard M. Donnelly	Charles L. Szews
Chairman of the Board	Chief Executive Officer

Exhibit (a)(7)

Oshkosh Corporation Fourth Quarter Fiscal 2012 October 26, 2012 Charles L. Szews Chief Executive Officer Wilson R. Jones President and Chief Operating Officer David M. Sagehorn Executive Vice President and  Chief Financial Officer Patrick N. Davidson Vice President, Investor Relations

Forward-Looking Statements This presentation includes forward-looking statements.  To the extent this presentation constitutes proxy solicitation material to which the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) applies, the Company believes such statements to be “forward looking” within the meaning of the PSLRA.  All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this presentation, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially in the current environment where there are conflicting signs regarding the future global economic outlook; the expected level and timing of the DoD procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to the Company’s exit from its ambulance business, including the amounts of related costs and charges; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to actions of activist shareholders, including the amount of related costs; the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals; risks and uncertainties associated with the pending tender offer for the Company's shares, the outcome of any litigation related to the offer or any other offer or proposal, and the Board’s recommendation to the shareholders concerning the offer or any other offer or proposal. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation, and disclaims any obligation, to update information contained in this presentation.  Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all. OSK Fourth Quarter 2012 Earnings Call October 26, 2012 2

MOVE Delivered in Q4 Results exceeded most recent expectations Q4 Adjusted EPS* of $0.65 on sales of $2.1 billion in FY12 vs. Adjusted EPS of $0.50 in FY11 Margins expanded in all segments Rationalized businesses in Fire & Emergency segment to drive improved profitability Repurchased 0.5 million shares Reiterating FY13 EPS** estimate range of $2.35 to $2.60 3 OSK Fourth Quarter 2012 Earnings Call October 26, 2012 Net Sales (millions) Adjusted EPS* OSK Fiscal Q4 Performance * Results for the fourth quarter of fiscal 2012 exclude pre-tax restructuring related charges of $10.6 million, primarily associated with the Company’s plan to exit its Medtec ambulance business, charges of $3.4 million associated with the curtailment of pension and other postretirement benefit plans, costs incurred in connection with a proxy contest of $0.2 million and discrete tax benefits of $26.5 million. Results for the fourth quarter of fiscal 2011 exclude pre-tax restructuring related charges of $8.3 million, impairment charges of $2.0 million and discrete tax benefits of $1.4 million. ** FY13 EPS expectations do not include additional expected costs associated with the exit of the ambulance business and costs, which could be substantial, related to a tender offer initiated, and proxy contest threatened, by Mr. Carl Icahn. $2,062 $2,110 $0.65 $0.50 $0.00 $0.25 $0.50 $0.75 $1.00 $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 FY12 FY11 Net Sales EPS

MOVE Drove Strong Full Year Performance in FY12 Achieved Adjusted EPS* of $2.27 Analyst Day estimate range: $2.05 - $2.15 Raised expectations several times throughout the year Generated $215 million in FY12 free cash flow* International sales increased to 19% in FY12 from 17% in FY11 Significant wins for defense 750 M-ATVs for U.A.E. JLTV engineering and manufacturing development contract award 4 OSK Fourth Quarter 2012 Earnings Call October 26, 2012 * Non-GAAP results. See Appendix for reconciliation to GAAP results.

MOVE on Track to Achieve FY15 EPS Targets

Market Recovery Continuing as Expected

JLG

Regional New Privately Owned Housing Units Authorized
Permits Issued (in Thousands)
1200
1000
800
600
400
200
0
South
West
Northeast
Midwest

Source: National Association of Home Builders

MOVE on Track to Achieve FY15 EPS Targets Market Recovery Continuing as Expected Indicators support strong North American Access Equipment markets Utilization rates are high and fleet age remains elevated 15% jump in housing starts from August to September (872,000 adjusted annual rate) Housing recovery reflected in substantially higher Q4 concrete mixer orders Domestic fire apparatus demand stabilizing in FY12 Higher municipal orders in FY12 offset by lower federal orders Source: National Association of Home Builders

Optimizing Cost Initiatives Progressing

Targeted Operating Income Margin Impact
(Basis Points Operating Income / Sales)
250
200
150
100
50
0
~5bps
8 bps
~75 bps
~130 bps
250 bps
FY12E
FY12A
FY13E
FY14E
FY15E

E = Company estimates A = Actual results

Optimizing Cost Initiatives Progressing Expect annualized 62 bps impact for FY13 from actions implemented in FY12 Announced conversion of salaried defined benefit pension plans to defined contribution plans effective January 1, 2013 Reduces cash flow and expense volatility Significantly reduced supplemental executive retirement benefits Eliminated post-employment health benefits for current salaried employees OSK Fourth Quarter 2012 Earnings Call 6 October 26, 2012 E = Company estimates A = Actual results

Defense Business Update Managing for expected lower future production levels Workforce reduction of 490 employees and contractors in January 2013 U.A.E. M-ATV production/shipments progressing on target Continuing to pursue additional international business Oshkosh in excellent position with JLTV EMD win Highlighted at AUSA and Modern Day Marine trade shows Delivering high quality vehicles for programs of record FMTV FHTV 7 OSK Fourth Quarter 2012 Earnings Call October 26, 2012

Non-Defense Business Update Strong North American access equipment market Positive indicators: utilization, rental rates, fleet age Annual negotiations commenced with national rental companies Order timing shifted from Q4 FY12 to 1H FY13 Solid improvements in Fire & Emergency International shipments up $23 million in Q4 vs. prior year Better labor efficiency and absorption Medtec production likely continues into Q2 FY13 OSK Fourth Quarter 2012 Earnings Call 8 October 26, 2012 NA Rental Equipment Company Fleet Utilization Based on International Rental News/Dan Kaplan sample of medium to large NA rental equipment companies (United Rental, RSC, HERC, Ameco, Neff).

Non-Defense Business Update Recovery evident in construction Mixer and wallboard loader orders continue to improve Particular strength in western United States CNG continues to drive demand for RCVs CNG mixers gaining momentum Rollout of Oshkosh Operating System continues to drive improvements Process flow Operating margins Working capital OSK Fourth Quarter 2012 Earnings Call 9 October 26, 2012

Consolidated Results Sales impacted by: Non-defense volumes Higher FMTV volume Lower defense aftermarket parts Lower FHTV and M-ATV volume Margins impacted by: Price realization Improved FMTV margins Higher stock-based and incentive compensation Comments (Dollars in millions, except per share amounts) Fourth Quarter Net Sales $2,061.8 $2,110.0 % Change (2.3)% 0.6% Adjusted Operating Income* $ 110.4 $ 87.4 % Change 26.3% (64.4)% % Margin 5.4% 4.1% Adjusted EPS* $ 0.65 $ 0.50 % Change 30.0% (63.2)% 2012 2011 OSK Fourth Quarter 2012 Earnings Call 10 October 26, 2012 * Non-GAAP results. See Appendix for reconciliation to GAAP results.

Expectations for FY13* 11 Additional expectations Corporate expenses up ~10% (higher IT investment) Tax rate of ~33% CapEx of ~$70 million Free cash flow $75 - $100 million Share count of ~91.5 million Segment information Measure Access Equipment Defense Fire & Emergency* Commercial Sales (billions) $2.8-$3.0 $3.3-$3.4 $0.72-$0.75 $0.72-$0.75 Operating Income Margin 9.5%-10.0% 5.0%-5.5% 2.0%-2.5% 4.5%-5.0% Revenues of $7.5B to $7.8B Operating income of $380M to $420M EPS from continuing operations of $2.35 to $2.60 Comments on First Quarter Seasonally lowest quarter for sales and EPS FY13 expectations do not include additional expected costs associated with the exit of the ambulance business in the Fire & Emergency segment and costs, which could be substantial, related to a tender offer initiated, and proxy contest threatened, by Mr. Carl Icahn. October 26, 2012 OSK Fourth Quarter 2012 Earnings Call

For information contact: Patrick N. Davidson Vice President, Investor Relations 920 966-5939 pdavidson@oshkoshcorp.com Tina Schmiedel Director, Investor Relations 920 233-9235 tschmiedel@oshkoshcorp.com

Appendix: Access Equipment

(Dollars in millions)

	Fourth Quarter	
	2012	2011**
Net Sales	$716.8	$673.5
% Change	6.4%	25.5%
Adjusted Operating Income*	$ 60.0	$ 33.9
% Change	77.1%	140.7%
% Margin	8.4%	5.0%

Comments

2012 2011** (Dollars in millions) Net Sales % Change Adjusted Operating Income* % Change % Margin Appendix: Access Equipment Sales impacted by: Double digit volume increases in North America Price realization Margins impacted by: Price realization Product mix Backlog down 50% vs. prior year to $361 million Timing of orders from large rental customers Comments October 26, 2012 OSK Fourth Quarter 2012 Earnings Call 13 * Non-GAAP results. See Appendix for reconciliation to GAAP results. ** FY11 results include $53.9 million of intersegment revenue for M-ATV production.

Appendix: Defense Sales impacted by: - Lower FHTV and M-ATV volume - Lower aftermarket parts sales + Higher FMTV volume Margins impacted by: + Year/year improvement in FMTV margins + LIFO and contract definitization adjustments - Product mix Backlog down 40% vs. prior year to $3.1 billion Comments 2012 2011 October 26, 2012 OSK Fourth Quarter 2012 Earnings Call 14 * Non-GAAP results. See Appendix for reconciliation to GAAP results. (Dollars in millions) Fourth Quarter 2012 2011 Net Sales $953.7 $1,172.2 % Change (18.6)% (11.9)% Adjusted Operating Income* $62.5 $74.1 % Change (15.6)% (66.9)% % Margin 6.6% 6.3%

2012 2011 Appendix: Fire & Emergency Sales impacted by: + International fire apparatus volume Margins impacted by: + Improved absorption related to higher volumes + Improved operational efficiencies Backlog flat vs. prior year at $478 million** Comments October 26, 2012 OSK Fourth Quarter 2012 Earnings Call 15 * Non-GAAP results. See Appendix for reconciliation to GAAP results. ** Includes $18 million of Medtec ambulance backlog at September 30, 2012. (Dollars in millions) Fourth Quarter 2012 2011 Net Sales $228.9 $200.2 % Change 14.3% (18.7)% Adjusted Operating Income* $13.0 $2.8 % Change 371.2% (89.0)% % Margin 5.7% 1.4%

Appendix: Commercial Sales impacted by: + Higher concrete mixer and RCV volume + Higher parts & service sales Margins impacted by: + Improved absorption related to manufacturing efficiencies and volume - Investments in MOVE initiatives Backlog up 11% vs. prior year to $156 million October 26, 2012 16 OSK Fourth Quarter 2012 Earnings Call Comments 2012 2011 (Dollars in millions) Fourth Quarter 2012 2011 Net Sales $181.5 $135.2 % Change 34.2% (16.9)% Operating Income                                                $9.2 $2.6 % Change 249.5% (74.2)% % Margin 5.1% 1.9%

Appendix: Commonly Used Acronyms October 26, 2012 17 OSK Fourth Quarter 2012 Earnings Call ARFF Aircraft Rescue and Firefighting MECV Modernized Expanded Capability Vehicle AWP Aerial Work Platform MRAP Mine Resistant Ambush Protected CNG Compressed Natural Gas MSVS Medium Support Vehicle System (Canada) DoD Department of Defense MTT Medium Tactical Truck EAME Europe, Africa & Middle East NPD New Product Development EMD Engineering & Manufacturing Development OI Operating Income EPS Diluted Earnings Per Share PLS Palletized Load System FHTV Family of Heavy Tactical Vehicles PUC Pierce Ultimate Configuration FMS Foreign Military Sales RCV Refuse Collection Vehicle FMTV Family of Medium Tactical Vehicles RFP Request for Proposal HEMTT Heavy Expanded Mobility Tactical Truck ROW Rest of World HET Heavy Equipment Transporter SMP Standard Military Pattern (Canadian MSVS) HEWATT HEMTT-Based Water Tender TACOM Tank-automotive and Armaments Command HMMWV High Mobility Multi-Purpose Wheeled Vehicle TDP Technical Data Package JLTV Joint Light Tactical Vehicle TFFT Tactical Fire Fighting Truck JPO Joint Program Office TPV Tactical Protector Vehicle JROC Joint Requirements Oversight Council TWV Tactical Wheeled Vehicle JUONS Joint Urgent Operational Needs Statement UCA Undefinitized Contract Action L-ATV Light Combat Tactical All-Terrain Vehicle UIK Underbody Improvement Kit (for M-ATV) LVSR Logistic Vehicle System Replacement M-ATV MRAP All-Terrain Vehicle

Appendix: Non-GAAP to GAAP Reconciliation

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011
Access equipment segment		
Non-GAAP operating income	$ 60.0	$ 33.9
Restructuring-related charges	(0.5)	0.9
GAAP operating income	$ 59.5	$ 34.8
Defense segment		
Non-GAAP operating income	$ 62.5	$ 74.1
Restructuring-related charges	-	(3.1)
Curtailment expense	(0.5)	-
GAAP operating income	$ 62.0	$ 71.0
Fire & emergency segment		
Non-GAAP operating income	$ 13.0	$ 2.8
Restructuring-related charges	(10.1)	(6.1)
Curtailment expense	(2.0)	-
Long-lived asset impairment charges	-	(2.0)
GAAP operating income (loss)	$ 0.9	$ (5.3)
Corporate		
Non-GAAP operating expenses	$ (34.4)	$ (25.9)
Proxy contest costs	(0.2)	-
Curtailment expense	(0.9)	-
GAAP operating expenses	$ (35.5)	$ (25.9)
Consolidated		
Non-GAAP operating income	$ 110.4	$ 87.4
Restructuring-related charges	(10.6)	(8.3)
Curtailment expense	(3.4)	-
Proxy contest costs	(0.2)	-
Long-lived asset impairment charges	-	(2.0)
GAAP operating income	$ 96.2	$ 77.1

Appendix: Non-GAAP to GAAP Reconciliation October 26, 2012 18 OSK Fourth Quarter 2012 Earnings Call The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts): 2012 2011 2012 2011 2012 2011 Access equipment segment Consolidated Non-GAAP operating income 60.0 $ 33.9 $ Non-GAAP provision for income taxes 32.1 $ 24.4 $ 115.0 $ 163.5 $ Restructuring-related charges (0.5) 0.9 Income tax benefit associated with pre-tax charges (5.1) (3.7) (10.3) (7.3) GAAP operating income 59.5 $ 34.8 $ Discrete tax benefits (26.5) (1.4) (40.3) (11.1) GAAP provision for income taxes 0.5 $ 19.3 $ 64.4 $ 145.1 $ Defense segment Non-GAAP operating income 62.5 $ 74.1 $ Non-GAAP earnings per share attributable to Oshkosh Restructuring-related charges - (3.1) Corporation from continuing operations-diluted 0.65 $ 0.50 $ 2.27 $ 3.07 $ Curtailment expense (0.5) - Restructuring-related charges, net of tax (0.07) (0.06) (0.13) (0.13) GAAP operating income 62.0 $ 71.0 $ Curtailment expense, net of tax (0.02) - (0.02) - Proxy contest costs, net of tax - - (0.05) - Fire & emergency segment Long-lived asset impairment charges, net of tax - (0.01) - (0.01) Non-GAAP operating income 13.0 $ 2.8 $ Discrete tax benefits 0.29 0.01 0.44 0.12 Restructuring-related charges (10.1) (6.1) GAAP earnings per share attributable to Oshkosh Curtailment expense (2.0) - Corporation from continuing operations-diluted 0.85 $ 0.44 $ 2.51 $ 3.05 $ Long-lived asset impairment charges - (2.0) GAAP operating income (loss) 0.9 $ (5.3) $ Net cash flows provided by operating activities 268.3 $ Corporate Additions to property, plant and equipment (55.9) Non-GAAP operating expenses (34.4) $ (25.9) $ Additions to equipment held for rental (8.4) Proxy contest costs (0.2) - Proceeds from sale of property, plant and equipment 7.6 Curtailment expense (0.9) - Proceeds from sale of equipment held for rental 3.7 GAAP operating expenses (35.5) $ (25.9) $ Free cash flow 215.3 $ Consolidated Non-GAAP operating income 110.4 $ 87.4 $ Restructuring-related charges (10.6) (8.3) Curtailment expense (3.4) - Proxy contest costs (0.2) - Long-lived asset impairment charges - (2.0) GAAP operating income 96.2 $ 77.1 $ Fiscal Year Ended September 30, Three Months Ended September 30, Three Months Ended September 30,

 IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Vehicles Sub LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SHAREHOLDERS OF OSHKOSH ARE URGED TO READ THE SOLICITATION /RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of these documents free of charge at the SEC’s website at www.sec.gov. These materials are also available without charge on the Company’s website at www.oshkoshcorporation.com. In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 750-9499. ADDITIONAL INFORMATION AND WHERE TO FIND IT The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “2013 Proxy Statement”). SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of 1 percent of the Company’s common stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. This information can also be found in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, filed with the SEC on November 16, 2011, and in the Company’s definitive proxy statement for its 2012 Annual Meeting of Shareholders (the “2012 Proxy Statement”), filed with the SEC on December 12, 2011. To the extent holdings of the Company’s securities have changed since the amounts printed in the 2012 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. OSK Fourth Quarter 2012 Earnings Call 19 October 26, 2012

Exhibit (a)(8)

O S H K O S H   C O R P O R A T I O N

M E M O

DATE:	October 26, 2012

TO:	All Oshkosh Corporation Employees

FROM:	Charlie Szews

SUBJECT:	Response to Carl Icahn’s Proposal

I wanted to share with you an important announcement that Oshkosh made today about the ongoing situation involving Oshkosh and Carl Icahn.

This morning, in addition to issuing our strong fourth quarter earnings, we announced that the Board of Directors unanimously determined that the unsolicited tender offer received from Mr. Icahn on October 17, 2012, to acquire any and all outstanding common shares of Oshkosh for $32.50 per share in cash is inadequate, undervalues the Company and is not in the best interests of Oshkosh and its shareholders.  For these and other reasons, the Board unanimously recommends that all shareholders reject Mr. Icahn’s tender offer and not tender any of their shares.  We also announced today that our Board of Directors has adopted a Shareholder Rights Plan.  A copy of the press release issued this morning is attached.

If you own Oshkosh shares, whether in a personal account or through the Employee Stock Purchase Plan, we ask that you review the Board’s recommendation to not tender your shares to Mr. Icahn.  The Board’s recommendation is contained in a legal filing (called a Schedule 14D-9) that we made today with the Securities and Exchange Commission (SEC) and includes a cover letter summarizing the reasons for the Board’s recommendation.  As a shareholder, you will receive a copy of these materials in the mail.

The Oshkosh Board of Directors and management team are confident that the continued implementation of the Company’s MOVE strategy is the best way to generate significant value for all Oshkosh shareholders.  During fiscal 2012, the MOVE strategy delivered solid results, and today we announced adjusted earnings of $2.27 per share for fiscal 2012, which exceeded our most recent expectations of $2.05 - $2.15 per share.  We also announced $8.18 billion in net sales for the year, compared with net sales of $7.57 billion in fiscal 2011.  Oshkosh management raised fiscal 2012 performance outlook multiple times during fiscal 2012 as the execution of our MOVE strategy delivered tangible results and significantly beat Wall Street consensus estimates for each quarter of fiscal 2012.  All of you have been instrumental in helping the Company achieve this growth, and we could not be more grateful for your efforts.

With respect to our Shareholder Rights Plan, this action is not uncommon among public companies in similar situations.  The Oshkosh Plan has a term of one year and is intended to enable all shareholders to realize the long-term value of their investment in the Company and to protect them from unfair or coercive takeover tactics.

As this process continues, it remains business as usual for all of us at Oshkosh.  Please stay focused on continuing the outstanding work you do on behalf of Oshkosh and exceeding our customers’ expectations.

2307 OREGON STREET    P.O. BOX 2566    OSHKOSH, WI  54903-2566    920.235.9150

You should not be surprised to see multiple press releases and filings from both Oshkosh and Mr. Icahn throughout the duration of this process. We will continue to keep you informed to the best of our abilities as this situation develops.

This announcement may lead to inquiries from external parties, and as always, it is important for Oshkosh to speak with one voice.  Consistent with our existing policy, please forward all investor calls to Patrick Davidson, Vice President of Investor Relations, at (920) 966-5939, and all media calls to John Daggett, Vice President of Communications, at (920) 233-9247.

On behalf of the Board of Directors and management team, I thank you for your continued hard work, focus and commitment to Oshkosh.

FORWARD-LOOKING STATEMENTS

This memorandum includes forward-looking statements.  To the extent this memorandum constitutes proxy solicitation material to which the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) applies), the Company believes such statements to be “forward looking” within the meaning of the PSLRA. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, plans and objectives of management for future operations, the value shareholders would receive under the terms of the Offer and the likelihood the Offer will be consummated, are forward-looking statements. When used in this memorandum, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this memorandum, and, except as required by law, the Company does not undertake to update any forward-looking statements to reflect new information, events or circumstances.

Some important factors that could cause the Company’s actual results to differ from the Company’s expectations in these forward-looking statements include: the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially in the current environment where there are conflicting signs regarding the future global economic outlook; the expected level and timing of the U.S. Department of Defense (“DoD”) procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to the Company’s exit from its ambulance business, including the amounts of related costs and charges; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to actions of activist shareholders, including the amount of related costs; the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals; risks and uncertainties associated with the Offer, the outcome of any litigation related to the Offer or any other offer or proposal, and the Board’s recommendation to the shareholders concerning the Offer or any other offer or proposal.

The foregoing list sets forth many, but not all, of the factors that could cause actual results to differ from the Company’s expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in the Company’s periodic and current reports filed with the SEC, when evaluating the Company’s forward-looking statements.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Vehicles Sub LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SHAREHOLDERS OF OSHKOSH ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders may obtain a copy of these documents free of charge at the SEC’s website at www.sec.gov.  These materials are also available without charge on the Company’s website at www.oshkoshcorporation.com.  In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 750-9499.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “2013 Proxy Statement”).  SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of 1 percent of the Company’s common stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. This information can also be found in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, filed with the SEC on November 16, 2011, and in the Company’s definitive proxy statement for its 2012 Annual Meeting of Shareholders (the “2012 Proxy Statement”), filed with the SEC on December 12, 2011. To the extent holdings of the Company’s securities have changed since the amounts printed in the 2012 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents (including the WHITE proxy card) filed by the Company with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.oshkoshcorporation.com) or by writing to Ms. Margaret Wacholtz, Oshkosh Corporation, P.O. Box 2566, Oshkosh, Wisconsin, 54903-2566. In addition, copies of the proxy materials, when available, may be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 or toll-free at (877) 750-9499.

Exhibit (e)(1)

Excerpts from the Oshkosh Corporation Definitive Proxy Statement on Schedule 14A relating to the 2012 Annual Meeting of Shareholders as filed with the Securities and Exchange Commission on December 12, 2011

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND OTHER LARGE SHAREHOLDERS

The following table shows the beneficial ownership of Common Stock of each director, each director nominee, each named executive officer appearing in the Summary Compensation Table on page 47, each other shareholder owning more than 5% of our outstanding Common Stock and the directors and executive officers (including the named executive officers) as a group.

“Beneficial Ownership” means more than “ownership” as that term commonly is used. For example, a person “beneficially” owns stock if he or she owns it in his or her name or if he or she has (or shares) the power to vote or sell the stock as trustee of a trust. Beneficial ownership also includes shares the directors and executive officers have a right to acquire within 60 days after December 6, 2011 as, for example, through the exercise of a stock option.

Except as otherwise stated in the footnotes to the following table, information about Common Stock ownership is as of December 6, 2011. At the close of business on December 6, 2011, there were 91,437,637 shares of Common Stock outstanding. Unless stated otherwise in the footnotes to the table, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Bryan J. Blankfield(1)(2)	249,019	*
Richard M. Donnelly(1)	43,152	*
Michael W. Grebe(1)	64,866	*
Peter B. Hamilton(1)	800	*
John J. Hamre(1)	11,353	*
Kathleen J. Hempel(1)	64,866	*
Wilson R. Jones(1)	108,124	*
Leslie F. Kenne(1)	2,686	*
Joseph H. Kimmitt(1)	168,874	*
Harvey N. Medvin(1)	34,454	*
J. Peter Mosling, Jr.(1)(3)	177,742	*
Craig P. Omtvedt(1)	21,453	*
Duncan J. Palmer(1)	800	*
David M. Sagehorn(1)(4)	197,135	*
John S. Shiely	—	—
Richard G. Sim(1)(5)	94,363	*
Charles L. Szews(1)(6)	469,358	*
William S. Wallace	2,183	*
Robert G. Bohn(1)(7)	875,140	*
All directors and executive officers as a group(1)(2)(3)(4)(5)(6)	3,085,908	3.29%
Icahn Group(8)	8,665,260	9.48%
The Vanguard Group, Inc.(9)	4,821,531	5.27%

*                      The amount shown is less than 1% of the outstanding shares of Common Stock.

(1)               Amounts shown include 687,834 shares for Robert G. Bohn, 222,666 shares for Bryan J. Blankfield, 31,616 shares for Richard M. Donnelly, 50,616 shares for Michael W. Grebe, 2,799 shares for John J. Hamre, 50,616 shares for Kathleen J. Hempel, 81,666 shares for Wilson R.

Jones, 1,024 shares for Leslie F. Kenne, 138,733 shares for Joseph H. Kimmitt, 15,816 shares for Harvey N. Medvin, 26,616 shares for J. Peter Mosling, Jr., 6,916 shares for Craig P. Omtvedt, 152,466 shares for David M. Sagehorn, 38,616 shares for Richard G. Sim, 333,800 shares for Charles L. Szews, 833 shares for William S. Wallace, and 2,184,625 shares for all directors and executive officers as a group that such persons have the right to acquire pursuant to stock options exercisable within 60 days of December 6, 2011. Amounts also include shares of restricted Common Stock, which are subject to forfeiture until they vest, in the following amounts to the following individuals listed in the table: 10,000 shares for Bryan J. Blankfield, 20,834 shares for Wilson R. Jones, 7,500 shares for Joseph H. Kimmitt, 33,334 shares for David M. Sagehorn, and 182,141 shares for all directors and executive officers as a group. Amounts shown also include restricted stock units under our Deferred Compensation Plan for Directors and Executive Officers, a portion which are subject to forfeiture until they vest, in the following amounts to the following individuals listed in the table: 2,286 units for Richard M. Donnelly, 2,875 units for John J. Hamre, 1,350 units for Leslie F. Kenne, 1,112 units for Craig P. Omtvedt, 800 units for Duncan J. Palmer, 1,350 units for William S. Wallace, and 9,774 units for all directors and executive officers as a group. Amounts shown also include units deemed to be invested in shares of our Common Stock that are credited to the following individuals’ accounts in the following amounts under the Deferred Compensation Plan: 1,013 units for Bryan J. Blankfield, 5,679 units for John J. Hamre, 10,388 units for Harvey N. Medvin, 23,497 units for Richard G. Sim, and 49,722 units for all directors and executive officers as a group. Restricted stock units and units held under the Deferred Compensation Plan will be distributed in the form of shares of our Common Stock.

(2)               Amounts shown include 1,502 shares as to which ownership is shared with Rebecca R. Blankfield, Mr. Blankfield’s wife.

(3)               Amounts shown include 151,126 shares as to which ownership is shared with Joan P. Mosling, Mr. Mosling’s wife.

(4)               Amounts shown include 8,354 shares as to which ownership is shared with Katherine A. Sagehorn, Mr. Sagehorn’s wife.

(5)               Amounts shown do not include 18,900 shares held in a joint account with Cynthia J. Robinson-Sim, Mr. Sim’s wife.

(6)               Amounts shown include 9,200 shares as to which ownership is shared with Rochelle A. Szews, Mr. Szews’ wife.

(7)               Robert G. Bohn retired from his position as Chief Executive Officer effective December 31, 2010 and from his position as Chairman of the Board effective February 1, 2011. Beginning January 1, 2011 and continuing through November 30, 2011, Mr. Bohn continued his employment with our company making himself available on an exclusive basis to consult with or otherwise assist our company at our request.

(8)               Amount shown is as described in Exhibit 1 to the Schedule 13D/A that High River Limited Partnership, Carl C. Icahn and certain other entities affiliated with Carl C. Icahn (collectively, the”Icahn Group”) filed with the SEC on November 4, 2011. The address of the Icahn Related Entities is 767 Fifth Avenue, 47th Floor, New York, New York 10153. The Icahn Related Entities reported shared voting and dispositive power with respect to the shares included in the amount shown.

(9)               Amount shown is as described in the Schedule 13G that The Vanguard Group, Inc. filed with the SEC on February 10, 2011. The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. has sole voting power with respect to 61,536 shares and sole dispositive power with respect to 4,759,995 shares, and has shared dispositive power with respect to 61,536 shares, included in the amount shown.

2

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Pay for Performance Philosophy

Our Human Resources Committee follows a philosophy of linking our named executive officers’ compensation to performance that will ultimately reward our shareholders. We use compensation programs to attract and retain the best executive talent and to motivate our executives to exceed specific financial and organizational goals set each year. The components of our compensation strategies include allocating a greater portion of compensation to variable pay (annual bonus and long-term equity incentives) than to fixed compensation (base salary and benefits). We believe this mix is properly aligned with shareholder interests. Perquisites are few and related to business need, and executives must comply with executive officer stock ownership guidelines to link their interests to those of shareholders.

The Committee makes our annual compensation decisions in a thoughtful and deliberate way based on competitive market data that an independent compensation consultant provides and through open discussion within the Committee. We mitigate risks by having incentive plan caps, multiple approval review gates and a compensation clawback policy. Furthermore, each year, we complete a thorough risk analysis of our compensation programs.

Current market conditions can also influence the annual goals and tools we use to have prudent flexibility to adapt to changing situations. This flexibility ensures we can make the best decisions to attract and retain the “right” executives to deliver strong performance for our shareholders over time.

Business Highlights

Oshkosh Corporation is a leading global specialty vehicle manufacturer with a long track record of superior growth. From fiscal year 1997 through fiscal year 2010, sales and operating income grew at compound annual growth rates of 25% and 35%, respectively. We maintain the leading market share in virtually all of our businesses. Yet, since fiscal year 2008, we faced historic market forces with industry volumes down 40% to over 90% from prior peaks in our non-defense markets. We are also facing a potentially sharp downturn in our largest segment—defense, where U.S. defense spending is likely to decline over the next few years. Accordingly, we completed a comprehensive strategic study from January 2011 through July 2011 to, among other things, assess the outlook for each of our markets, consider strategic alternatives and develop strategic initiatives to address the difficult market forces then facing our company. The study culminated in the creation of our planned roadmap to deliver superior long-term earnings growth and increased shareholder value over the next business cycle and beyond. We named this plan our “MOVE Strategy” to reflect both our vision and the strategic elements of the plan. Our vision is to be “Mission Driven: To Move the World at Work.” The four elements of our plan include:

Market recovery and growth: capture the full upside of economic recovery and market growth with a strong focus on execution and conquest sales.

Optimize cost and capital structure: optimize our cost and capital structure to provide value for customers and shareholders.

Value innovation: continue to lead in product innovation over the full life cycle.

Emerging market expansion: drive international growth in targeted geographies.

We intend to achieve these four initiatives through a Mission Driven culture that values serving and delighting customers that perform important missions, such as protecting our men and women in the Armed Forces, fighting fires, rescuing accident victims, cleaning up refuse and rebuilding our world.

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Our culture values “Honesty, Accountability, Respect and Citizenship,” the cornerstones of our code of ethics applicable to all employees—the Oshkosh Way. These values serve as our compass, guiding our decisions as we develop, market, sell and service our products, and when we recruit, hire, develop and compensate employees. We are particularly mindful of the value of accountability as we make decisions regarding executive candidate selection and the corresponding compensation packages we need to attract and retain talented people. We are committed to building an executive team that has exceptional strategic vision and leadership skills developed through significant experience, in-depth product knowledge and noteworthy personal accomplishments.

Alignment of Performance and Compensation

Our compensation philosophy, programs and practices support our Board of Directors, executive officers and employees as they work to meet and exceed both customer and shareholder expectations in the context of historically difficult market conditions. The specific compensation programs that we have in place are designed to retain key, talented executives during these difficult times and incentivize them to create the foundation for a new legacy of superior growth. Retention has become a critical focus area for us as our long-term success coupled with near-term difficult market conditions have led other companies to routinely target us for talent. Our fiscal year 2011 compensation plans contained restricted stock awards for the first time in many years to provide that element of retention while continuing cash incentives and other equity awards that reward our key executives for achieving better than industry benchmark performance tied to key business measures or superior performance in light of difficult market conditions. Given the challenges that exist with our businesses, we must have the competitive tools to recruit and retain experienced and talented executives to achieve these objectives and always be developing managers and technical employees to be future leaders in our company. Yet our compensation plans were targeted well within industry norms and are generally close to or below the 50th percentile to reflect lower near-term prospects for our company.

In line with our core values to be accountable to shareholders during these difficult market conditions, below is a summary of how we have aligned pay with current company performance and economic and market conditions:

•                  The cash compensation that we paid to our current President and Chief Executive Officer, Mr. Szews, in fiscal year 2011 placed him at approximately the 25th percentile for cash compensation paid to the chief executive officers of companies included in the Towers Watson Executive Compensation Database, and he asked not to receive a raise in fiscal year 2012. The other named executive officers received below market salary increases for fiscal year 2012 that we are implementing fifteen months after their last increases.

•                  In both September 2010 and September 2011, Mr. Szews declined equity compensation so that we could provide retention awards to key executives in September 2010 and limit total awards to named executive officers and other officers to cost conscious levels that remain competitive in both periods. Mr. Szews’ decision to forgo any equity compensation awards allowed us to avoid approximately $10 million of pre-tax costs related to such awards, assuming such awards would have been made at the 50th percentile of awards made to chief executive officers at similarly sized companies.

•                  We paid named executive officers, other than our former Chief Executive Officer pursuant to the terms of his retirement agreement, at the 50th percentile or lower compared to companies included in the applicable industry category of the Towers Watson Executive Compensation Database, except for Mr. Wilson Jones, given his critical role as President of the Access Equipment segment and who is an outstanding performer and leading candidate to ultimately succeed Mr. Szews. Consequently, we provided equity awards to Mr. Wilson close to the 75th percentile and annual cash compensation at slightly above the 60th percentile compared to companies included in the Towers Watson Executive Compensation Database.

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•                  Mr. Bohn, who retired as Chief Executive Officer on December 31, 2010, received compensation prior to that date in accordance with an employment agreement initially negotiated in 1998.

We designed the specific incentives that we awarded in fiscal year 2011 for our named executive officers (other than Mr. Szews as to long-term incentives), and other executives, to provide considerable retention value as we weather the current challenging economic conditions that our business segments face. For long-term awards, we awarded a mix: time-based restricted stock to provide tangible value over the next three years to aid retention, and Total Shareholder Return (TSR) -based Performance Shares (as compared to the S&P Mid Cap 400) and stock options to provide longer term upside based on stock price appreciation. The fiscal year 2011 annual cash incentive plan continued to focus on Operating Income (OI) to drive share price appreciation, Return on Invested Capital (ROIC) as measured against a comparator group of industry peer companies, and Days Net Working Capital Improvement (DNWCI) in our business segments. We used ROIC and DNWCI to drive increased cash flow to reduce our leverage and appropriately cover our cost of capital. ROIC performance relative to the comparator group of industry peer companies was strong in fiscal year 2011 and exceeded the 75th percentile. Payouts in the annual cash incentive plan for fiscal year 2011 were generally between the minimum and target performance levels, which we believed was appropriate given the challenges we faced in our markets.

While we did increase salaries for fiscal 2011 based on evaluating the performance of our executives at the end of fiscal year 2010, which was a record earnings year, on the recommendation of management, we decided to defer salary adjustments for fiscal year 2012 to January 2012 to coincide with the timing of completion of performance evaluations for the full 2011 fiscal year. This change also provides some cost relief for fiscal year 2012. The Human Resources Committee will now make decisions about base salary adjustments annually in November.

In November 2011, the Human Resources Committee accepted the Chief Executive Officer’s recommendation to approve no base salary increase for the Chief Executive Officer for fiscal year 2012 and to implement base salary increases for executive officers (other than the Chief Executive Officer) effective January 2012 in acknowledgement of the executive team’s performance, but to limit those increases to 2% due to the difficult market conditions that exist for our company. Average increases for comparable executives and other professionals, based on Towers Watson data, are approximately 3% for fiscal year 2012.

This Compensation Discussion and Analysis explains our compensation programs and policies for fiscal year 2011, and in certain instances our plans for fiscal year 2012, and how those programs and policies affected the compensation we paid to the following, who are our named executive officers:

Charles L. Szews, President and Chief Executive Officer

David M. Sagehorn, Executive Vice President and Chief Financial Officer

Wilson R. Jones, Executive Vice President and President, Access Equipment Segment

Bryan J. Blankfield, Executive Vice President, General Counsel and Secretary

Joseph H. Kimmitt, Executive Vice President, Government Operations and Industry Relations

Robert G. Bohn, former Chairman and Chief Executive Officer who retired as Chief Executive Officer on December 31, 2010

Oversight

Our fiscal year 2011 ended September 30, 2011. During fiscal year 2011, the Human Resources Committee of our Board of Directors, which we refer to in this Compensation Discussion and Analysis as the Committee, consisted of the following independent directors: Mr. Richard M. Donnelly (Chairman), Mr. John J. Hamre, Ms. Kathleen J. Hempel, Mr. Michael W. Grebe, who served on the Committee until February 2011, and Gen. (Ret.) William S. Wallace, who joined the Committee in May 2011. As its charter provides, the Committee establishes, oversees and approves the compensation programs, awards, practices and procedures for our executive officers.

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The Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. In fiscal year 2011, the Committee retained Towers Watson as its advisor on issues related to the Committee’s responsibilities. Throughout the year, the Committee regularly evaluated Towers Watson’s performance and provided Towers Watson appropriate feedback. See “Governance of the Company—Committees of the Board of Directors—Human Resources Committee” for more information on the processes and procedures of the Committee, including the role of Towers Watson in assisting the Committee as it sets executive officer and non-employee director compensation.

Compensation Philosophy and Objectives

We believe it is important that our compensation programs directly link a significant portion of our executives’ compensation to defined performance standards so that we:

•                  Give executives an incentive to perform with the interests of our shareholders in mind;

•                  Build a senior leadership team with the skills needed to successfully execute our strategy, be competitive in the relevant marketplace and increase the long-term market value of our company;

•                  Retain key executives, recognizing that our size and record of growth have made our executives frequent targets of executive search firms and that the cyclicality of our businesses can lead to uncertainty and potential turnover;

•                  Motivate our senior leaders to perform at their highest level; and

•                  Provide a balance between rewards that executives earn for annual results and those that they earn for strategic decisions that we expect will ensure sustainable long-term company performance. Performance measures can include company financial results compared to target and/or industry benchmarks.

Consistent with these objectives, the Committee has designed compensation programs that have varying time frames for earning and payment and involve both cash and equity awards. These include:

•                  Annual Compensation: Base salary, with potential merit increases based on performance, annual cash incentive awards tied to annual performance goals, employee benefits (e.g., health insurance) and limited perquisites (principally annual physicals and relocation packages when we ask executives to relocate);

•                  Long-Term Compensation: Equity-based long-term incentive awards, including performance-based awards; and

•                  Benefits Following Service: Benefits under qualified pension plans, retirement plans for senior executives, non-qualified deferred compensation plans, and employment and severance agreements.

Because we want our executives’ compensation to vary with our financial and share price performance, we designed our incentive compensation programs to reward improvement of operating income, improvement in efficiency of use of net working capital, return on invested capital and appreciation of our share price. For fiscal year 2011, the Committee expected reduced performance in our Defense segment and to a lesser extent Access Equipment segment due to the completion of most of the MRAP All Terrain Vehicle (M-ATV) contract in fiscal year 2010 and, in the Defense segment, a mix shift to the lower-margin FMTV contract. In addition, the Committee expected that commercial and fire and emergency segment performance would stabilize at lower levels or decline further. The Committee took these expectations into account in designing incentive compensation for fiscal year 2011 while noting that retention of executives was a higher priority in fiscal 2011 as employment

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opportunities in the market generally were increasing and our short term financial outlook was lower than our fiscal 2010 results.

Annual Compensation Plans Design Review

The Committee annually evaluates our compensation plans to determine if it is appropriate to make changes in plan design, types of awards or levels of pay. This evaluation includes a review of Towers Watson’s analyses of general industry compensation data, which provides comparative references for the Committee that we describe in more detail below. These analyses give the Committee an understanding of each executive’s total direct compensation package so the Committee can determine if our compensation structure is consistent with our goals.

Towers Watson also provides the Committee with updates regarding trends in executive compensation, recommendations for outside director and executive officer compensation, summaries of new or proposed regulations affecting executive compensation and special reports responding to specific inquiries from the Committee. The Committee also solicits Towers Watson’s recommendations for changes to our methods of compensating executive officers in light of these general developments as well as factors specifically affecting our company. This information provides input for the Committee to consider when adopting the performance measures we use for our annual cash incentive awards and the performance-based and retention-oriented elements of our equity-based long-term incentive awards.

In September 2010, the Committee decided to continue to use the Consolidated Operating Income and Return on Invested Capital performance measures for fiscal year 2011 to maintain the emphasis on maximizing income and debt reduction and on strong balance sheet management. The Committee also retained the Return on Invested Capital performance measure because it is a relative performance measure, requiring company performance to exceed certain thresholds relating to a peer group of companies in determining a portion of our executives’ annual compensation. To ensure that we are using appropriate peer group company comparisons, our compensation consultant periodically provides an evaluation and recommendation with respect to the appropriateness of such peer group company comparisons. The next evaluation will occur in fiscal year 2012.

Determining Pay Levels

On an annual basis, Towers Watson provides the Committee various analyses of general industry compensation data from its Executive Compensation Database, a survey of over 900 companies. We use this database because we believe the size ensures consistent and statistically valid data that is representative of the market in which we compete for executive talent. The Committee also uses targeted data for specific positions that are focused primarily on our Defense segment.

Towers Watson compiles data regarding base salary, target and actual annual cash incentive awards and long-term incentive awards for these companies. The data reflects the individual responsibilities of each position and company revenue size. Through a regression analysis, Towers Watson adjusts the base salary and annual cash incentive data to match our revenue size using our estimates of our annual revenues for the then current fiscal year. At the time that the Committee took action relating to fiscal year 2011 compensation in September 2010, the Committee noted that our fiscal 2011 revenues would likely be lower than our estimated 2010 revenues due in large part to the decline in M-ATV revenues that would occur in fiscal 2011.

For long-term incentive awards, Towers Watson compiles a long-term incentive report, which is a subset of its Executive Compensation Database. This report includes long-term incentive values for executives who perform duties at a subset of companies whose revenue is both higher and lower than ours that correspond to the duties that each of our named executive officers performs. For fiscal year 2011, Towers Watson used all companies within its Long-Term Incentive Plan Report with revenues between $6 billion and $10 billion in revenue in this report.

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The Committee requests the Towers Watson data at the 25th, 50th, 60th, 70th and 75th percentile levels for base salary, target and actual annual cash incentive awards, and long-term incentive awards for each of our executive positions at companies whose total revenue, as reported, corresponds to our total revenue and whose executive positions have responsibilities that correspond to the responsibilities of our executive officers. The Committee made compensation decisions for fiscal year 2011 at the Committee’s meetings in September 2010 and November 2010 and used survey data that Towers Watson provided to us in August 2010. The Committee made compensation decisions for fiscal year 2012 at the Committee’s meetings in September 2011 and November 2011 and used survey data that Towers Watson provided to us in September 2011.

The Committee considers contributions of the executive officers by a review of their performance for the current year as compared to objectives that the Committee established the previous year. In setting performance objectives, the Committee considers the recommendations of Mr. Szews for each executive reporting to him. These performance objectives can emphasize the following financial and operational goals: earnings per share, revenue growth, cash flow improvement, working capital management, earnings growth, return on invested capital, operating income, operating income growth, operating income as a percent of revenue, customer relations, operational efficiency, international expansion, successful acquisition integration, debt reduction, cost containment, process improvement, innovation, talent development and implementation of lean manufacturing principles. Specific objectives for each executive reflect the responsibilities of their individual positions. The Committee independently sets similar performance objectives for the President and Chief Executive Officer. At the end of the fiscal year, each executive completes a self-assessment and provides that to the Chief Executive Officer for him to complete his evaluation of each executive’s performance as to specific performance objectives for the year. The Committee then reviews these evaluations by the Chief Executive Officer. In addition, the Committee evaluates in a subjective manner each executive’s leadership, technical skills and personal growth and development.

The following table summarizes the general target mix of pay (fixed versus variable) for our Chief Executive Officer and other named executive officers. As discussed further below, our Chief Executive Officer did not receive equity incentive awards in fiscal 2011.

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Base Salary

For its review and adjustment of base salaries at its September 2010 meeting, the Committee used the Towers Watson Executive Compensation Database that Towers Watson provided to us in August 2010 by position to evaluate the competitiveness of our named executive officers’ base salaries. The Committee generally believes base salaries that are within a range of the 50th percentile for this database are competitive. To ensure the accuracy of this comparison, the Committee reviewed the position descriptions that Towers Watson used to validate that the positions fully reflect our expectations for the corresponding position. The Committee then reviewed the performance objectives identified above so that its base salary decisions for each executive reflected his or her performance and were otherwise consistent with all our compensation goals.

After analyzing the data and performance information, at its September 2010 meeting, the Committee made the following base salary adjustments for fiscal year 2011.

Named Executive Officer	Base Salary Adjustment as a % of Base Salary
Mr. Szews	—
Mr. Sagehorn	21.5%
Mr. Jones	12.8%
Mr. Blankfield	3.0%
Mr. Kimmitt	3.0%
Mr. Bohn	—

Mr. Szews did not initially receive a salary increase in his role as President and Chief Operating Officer. Mr. Bohn did not receive a salary increase due to his retirement from his position as Chief Executive Officer effective December 31, 2010.

Mr. Sagehorn’s base salary increased 21.5% to bring him to approximately the 50th percentile for his position, recognizing his contributions in helping achieve significant cash flow generation and debt reduction during a period of extreme economic weakness, his three-year tenure in his position, and his more than ten years of service with our company in financial positions of increasing responsibility. After reviewing the Towers Watson Executive Compensation Database and considering his new role, at the time of the increase, as President of our Access Equipment segment, we increased Mr. Jones’ salary 12.8% which placed him slightly above the 60th percentile. The Committee believed this increase in Mr. Jones’ salary was reasonable because it reflected his strong performance in his new role and recognized the challenges he faced that are associated with growing a business in a reviving market with extensive international operations.

The Committee noted that Mr. Blankfield received a 3% increase in his base salary as this amount was consistent with increases for other executive officers and was appropriate to maintain his salary at a competitive level as compared with the Towers Watson Executive Compensation Database. The Committee noted that Mr. Kimmitt received a 3% increase in his base salary as this amount was consistent with increases for other executive officers and was appropriate to maintain his salary at a competitive level as compared to all companies with similar positions included in Towers Watson’s Defense & Aerospace industry category.

At the Committee’s November 2010 meeting, the Committee approved a 46.0% increase in Mr. Szews’ base salary, effective as of October 1, 2010. The Committee acted in recognition of Mr. Szews’ promotion to President and Chief Executive Officer, which became effective January 1, 2011, and his transition to the functions of the Chief Executive Officer prior to that time. The base salary provided to Mr. Szews, which was $1,000,000 annually, placed him just below the 50th percentile of salaries for chief executive officers in the Towers Watson database.

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For fiscal year 2012, the Committee, on the recommendation of management, moved the effective date of base salary adjustments to January 2012. The Committee determined to delay its base salary adjustment decisions until its November meeting to coincide with the timing of completion of performance evaluations for the full 2011 fiscal year. The Committee believes this timing better aligns its performance-based base salary adjustment decisions with the end of our fiscal year and reporting of final business results. The Committee will now consider base salary adjustments at its November meeting after performance reviews have been completed and reviewed with the Committee. In November 2011, the Human Resources Committee accepted management’s recommendation to implement base salary increases for executive officers (other than the Chief Executive Officer) effective January 2012 in acknowledgement of the executive team’s performance, but to limit those increases to 2% due to the difficult market conditions that exist for our company.

Annual Cash Incentive Awards

Our annual cash incentive plan links compensation to the achievement of specific short-term corporate performance goals that management recommends and the Committee reviews each year at its September meeting and approves at its November meeting after having received more current performance forecasts for the ensuing fiscal year. Under this plan, we tie a significant portion (in fiscal year 2011, up to a maximum 200% of base salary for Mr. Szews and 120% of base salary for Messrs. Sagehorn, Jones, Blankfield and Kimmitt) of an executive’s annual compensation to our performance relative to specific performance measures. Mr. Szews’ maximum percentage was increased to the 200% level in light of his promotion to President and Chief Executive Officer.

For the named executive officers (except Mr. Jones), the Committee used both a Consolidated Operating Income and a Return on Invested Capital performance measure for fiscal year 2011. The Committee set the fiscal year 2011 Consolidated Operating Income goal at a level lower than our consolidated operating income results for fiscal year 2010, largely reflecting the Committee’s expectation of significantly decreased revenue and operating income in the Defense segment and to a lesser extent Access Equipment segment due to the substantial completion of the M-ATV contract in fiscal year 2010. When the Committee set the fiscal year 2011 Consolidated Operating Income goal in November 2010, the Committee determined that there was a reasonable likelihood that executives would receive cash incentive payments between minimum and target payment levels, with any above-target payments being linked to exceptional performance.

For Mr. Jones, the Committee used a Consolidated Operating Income performance measure, an Access Equipment Segment Operating Income performance measure, and an Access Equipment Segment Days Net Working Capital Improvement, or DNWCI, performance measure for fiscal year 2011. The Committee determined to continue to provide business segment presidents the opportunity to be rewarded for results primarily tied to their business segment.

The performance goal of Return on Invested Capital equals our net income before extraordinary items, nonrecurring gains and losses, discontinued operations and accounting changes plus the after tax cost of interest expense for the four quarters ended June 30, 2011 divided by the simple average of total debt plus shareholders’ equity for the five quarters ended June 30, 2011. DNWCI represents our (or our relevant business segment’s) year over year improvement in Days Net Working Capital. Days Net Working Capital is based on average Net Working Capital over the last five fiscal quarters and the average daily sales for the fiscal year. Net Working Capital is defined as current assets (less cash) minus current liabilities (less short term debt). Operating Income equals income before other income/expense, income taxes, and income/equity of our unconsolidated affiliates.

The Return on Invested Capital measure compares our results to a limited comparator group of companies. Threshold, target and maximum performance levels will be met if our Return on Invested Capital results are at the 25th, 50th and 75th percentiles, respectively, of comparator group Return on

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Invested Capital. We believe this group is representative of the industrial machinery, construction machinery, heavy truck and defense industries in which we compete with our products. We believe this smaller and more focused universe of companies improves the reliability of the comparison for the Return on Invested Capital measure because these companies are more likely to have investment needs similar to ours both to support the maintenance and improvement of their infrastructure and to ensure continued growth. For fiscal year 2011, the specific companies in the Return on Invested Capital comparator group were:

Return on Invested Capital

Comparator Group of Companies for Fiscal Year 2011

Industrial Machinery	Construction, Machinery, Heavy Truck	Defense
Parker-Hannifin Corp.	Cummins Inc.	L-3 Communications Holdings Inc
Danaher Corp.	Terex Corp.	Goodrich Corp.
ITT Corp.	AGCO Corp.	Rockwell Collins, Inc.
Dover Corp.	NACCO Industries, Inc.	Precision Castparts Corp.
Timken Co (The)	Trinity Industries, Inc.	Alliant Techsystems Inc.
SPX Corp.	Manitowoc Company, Inc. (The)	Teledyne Technologies Inc.
Pentair, Inc.	Joy Global Inc.	Hexcel Corp.
Harsco Corp.	Toro Co. (The)	Curtiss Wright Corp.
Briggs & Stratton Corp.	Accuride Corp.	Kaman Corp.
Flowserve Corp.	Wabash National Corp.	Moog Inc.
Kennametal Inc.	Federal Signal Corp
Crane Co.	Wabtec Corp.
Pall Corp.	Greenbrier Companies Inc. (The)
Tecumseh Products Co.
Mueller Industries, Inc.
Lincoln Electric Holdings, Inc.
Donaldson Co. Inc.
Gardner Denver, Inc.
Valmont Industries, Inc.
Barnes Group Inc.
IDEX Corporation

The Committee established threshold, target and maximum performance levels at its November 2010 meeting after reviewing management’s recommendations at its September 2010 meeting. For the Segment DNWCI and Segment Operating Income performance measures, our President and Chief Executive Officer presented to the Committee, and the Committee considered, forecasts of our Consolidated Operating Income and our consolidated DNWCI performance for fiscal 2011 that included estimates of the DNWCI and Operating Income performance levels required by each of our four business segments for us to achieve the Operating Income and Consolidated DNWCI forecasts. Management initially recommended the threshold, target and maximum performance levels, and the Committee made final adjustments and determinations. When making the determinations in November 2010, the Committee looked at our fiscal 2011 budget and anticipated industry trends.

Threshold performance levels represented our view of an acceptable level of performance short of target that merited receipt of a partial annual cash incentive award in view of our overall performance and desire for improvement in shareholder value. Providing an annual cash incentive award for achievement at the threshold performance level also aids in our ability to retain our key executives during periods of market weakness.

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Using the 2011 Towers Watson survey data, the Committee set target payout levels to be at approximately the 50th percentile of target annual cash incentive awards for similar executive positions as shown in the Towers Watson Executive Compensation Database. The Committee set the target performance levels at amounts that we believed were very challenging and above our most likely performance level, but at amounts that were not impossible to achieve.

We set the maximum performance level to provide incentive to significantly enhance earnings, taking into consideration challenging market conditions in many of our businesses, to reduce debt and grow the business, and to ensure that executives would not receive a cash incentive award payment that is significantly above the market data for their positions as reflected in the Towers Watson survey. We set the maximum performance level at what we believed would be an extremely challenging level for our executives to achieve.

The Committee discussed the weighting between the Operating Income and Return on Invested Capital (ROIC) performance measures. For executive officers other than Mr. Jones, the Committee decided that Consolidated Operating Income would comprise 80% of the target weighting and ROIC would comprise 20% of the target weighting. For Mr. Jones, the Committee decided that the Consolidated Operating Income would comprise 20% of the target weighting, Access Equipment Segment Operating Income would comprise 60%, and Access Equipment Segment DNWCI would comprise 20% of the target weighting. At its November 2010 meeting, the Committee structured the annual cash incentive plan for fiscal year 2011 for the named executive officers (other than Mr. Jones) based upon the forecasted financial performance of our company as follows:

	Bonus Weighting	Threshold	Target	Maximum
Consolidated OI	80%	$457 Million	$577 Million	$698 Million
ROIC	20%	25th Percentile of Comparator Group Performance	50th Percentile of Comparator Group Performance	75th Percentile of Comparator Group Performance

OI = Operating Income

ROIC = Return on Invested Capital

Actual annual incentive consolidated operating income calculated under the terms of the plan was $506.4 million in fiscal year 2011, and consolidated ROIC was above the 75th percentile. Actual annual incentive consolidated operating income for purpose of the plan differs from consolidated operating income as it appears in our financial statements because the applicable plan language excludes certain non-cash, non-recurring items from the calculation of operating income.

The Committee structured the annual cash incentive plan for fiscal year 2011 for Mr. Jones as Executive Vice President and President of our Access Equipment segment based upon the forecasted financial performance of our company and the Access Equipment segment as follows:

	Consolidated Company and Access Equipment Segment—Specific Financial Performance Measures
	Bonus Weighting	Minimum	Target	Maximum
Consolidated OI	20%	$457 Million	$577 Million	$698 Million
Access Equipment OI	60%	$10 Million	$40 Million	$89 Million
Access Equipment DNWCI (Reduction) Percentage	20%	(70)%	(50)%	(30)%

OI = Operating Income (minimum 3% OI margin required for OI payment above target)

DNWCI = Days Net Working Capital Improvement (Reduction) Percentage

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Actual annual incentive plan Access Equipment segment operating income calculated under the terms of the plan was $62.5 million and DNWCI (reduction) was (34.6%).

Actual performance in fiscal year 2011 for Consolidated Operating Income was above threshold and below target primarily due to lower revenue and margins, and actual performance in fiscal year 2011 for ROIC compared to the competitor group of companies was above maximum. As a result, Messrs. Szews, Sagehorn, Blankfield and Kimmitt received performance payouts between threshold and target. Mr. Jones received an award between the target and maximum level as Executive Vice President and President of our Access Equipment segment as his business segment performed above the target levels.

The chart below shows our ROIC performance for fiscal year 2011, and historically, relative to the comparator group of companies:

ROIC Results*

*                                         Note that we did not use ROIC for fiscal year 2009. Rather, we used consolidated DNWCI to focus on cash flow, which was more important at that time.

In November 2011, the Committee again assigned each executive threshold, target and maximum annual cash incentive award payment levels for fiscal year 2012 after a review of the competitive data from the Towers Watson Executive Compensation Database. To target the annual incentive award opportunity at approximately the 50th percentile of the competitive data (the targets are just below the 50th percentile), the Committee maintained the fiscal year 2011 payout opportunity for fiscal year 2012 for each of the named executive officers as follows:

	Threshold	Target	Maximum
Mr. Szews	50%	100%	200%
Mr. Sagehorn	30%	60%	120%
Mr. Jones	30%	60%	120%
Mr. Blankfield	30%	60%	120%
Mr. Kimmitt	30%	60%	120%
Mr. Bohn	N/A	N/A	N/A

Consistent with the performance measures that it selected for fiscal year 2011, for fiscal year 2012, the Committee selected Operating Income and Return on Invested Capital as our performance measures, other than for Mr. Jones. The Committee once again assigned a weighting of 80% for Consolidated Operating Income and 20% for Return on Invested Capital. For Mr. Jones, consistent with fiscal year 2011, the Committee structured the annual cash incentive plan for fiscal year 2012 to reflect a weighting of 20% for Consolidating Operating Income, 60% for Access Equipment Segment Operating Income, and 20% for Access Equipment Segment DNWCI.

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For fiscal year 2012, following its review of an analysis provided by Towers Watson, the Committee updated the companies in the Return on Invested Capital comparator group to more accurately reflect our industry competition, business mix and revenue size. The comparator group for fiscal year 2012 includes companies in the same three distinct Standard Industrial Classification (SIC) industry groupings as in fiscal year 2011, Defense & Aerospace, Construction/Farm Machinery and Heavy Trucks, and Industrial Machinery, with annual revenues between $2 billion and $15 billion (approximately one-quarter to two times our annual revenue). The Committee removed fifteen companies from the comparator group that we used in fiscal year 2011 that had annual revenues below $2 billion or above $15 billion. The Committee added twelve companies to the comparator group for fiscal year 2012, five from the Defense & Aerospace SIC grouping, five from the Construction/Farm Machinery and Heavy Trucks SIC grouping, and two from the Industrial Machinery SIC grouping. The companies that were added met the revenue criteria the Committee established. As a result, the comparator group for fiscal year 2012 is:

Return on Invested Capital

Comparator Group of Companies for Fiscal Year 2012

Industrial Machinery	Construction/Farm Machinery and Heavy Trucks	Defense & Aerospace
Parker-Hannifin Corp.	WABCO Holdings Inc.	BE Aerospace Inc.
Stanley Black & Decker, Inc.	Terex Corp.	Goodrich Corp.
Dover Corp.	AGCO Corp.	Rockwell Collins, Inc.
Timken Co (The)	NACCO Industries, Inc.	Precision Castparts Corp.
SPX Corp.	Trinity Industries, Inc.	Alliant Techsystems Inc.
Pentair, Inc.	Manitowoc Company, Inc. (The)	Huntington Ingalls Industries, Inc.
Harsco Corp.	Joy Global Inc.	Spirit Aerosystems Holdings, Inc.
Briggs & Stratton Corp.	Navistar International Corp.	Curtiss Wright Corp.
Flowserve Corp.	PACCAR, Inc.	Textron, Inc.
Kennametal Inc.	Meritor, Inc.	Moog Inc.
Crane Co.	Sauer-Danfoss Inc.	Triumph Group, Inc.
Pall Corp.		ITT Corporation
Mueller Industries, Inc.
Lincoln Electric Holdings, Inc.
Donaldson Co. Inc.
Gardner Denver, Inc.
Valmont Industries, Inc.
Xylem Inc.

Equity-Based Long-Term Incentive Awards

We also grant equity-based long-term incentive awards. We structure these awards so that executives receive equity-based compensation when long-term shareholder value is increased. We believe these awards help ensure that executives consider the interests of our shareholders when they make long-term strategic decisions. We granted three kinds of equity-based long-term incentive awards to the named executive officers in fiscal year 2011 (other than Mr. Szews): stock options, performance share awards and restricted stock. Each of these awards is subject to the terms of our 2009 Incentive Stock and Awards Plan. As is described in “Additional Proposals Requiring Your Vote—Approval of an amendment and restatement of our 2009 Incentive Stock and Awards Plan,” we are asking shareholders to approve an amendment and restatement of our 2009 Incentive Stock and Awards Plan at the Annual Meeting primarily for the purpose of approving an increase in the number of shares available for issuance under the plan by a prudent amount.

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The Committee believes these equity-based, long-term incentive awards are key components of our compensation program. The Committee designs them to encourage a focus on our long-term growth and performance as well as to encourage and facilitate ownership of our Common Stock by those executives from whom a commitment to shareholders is most important. In addition to motivating key executives, we believe equity based awards have proven to be a valuable tool in hiring and retaining key executives so that they remain our employees over time and contribute to increased shareholder value. The Committee generally grants individual equity awards for executives on an annual basis at the September Board meeting prior to the start of our next fiscal year. The only exceptions to this timing for granting equity awards are in the event of a new hire or if an executive officer receives a promotion.

In making equity-based long-term incentive awards in September 2011, the Committee reviewed the relevant data from the 2011 Towers Watson survey, using an estimate of annual revenues for the current fiscal year and companies in the appropriate subset revenue range. The data identifies a competitive dollar value of long-term awards for each position between the 25th and 75th percentiles.

Except for Mr. Jones and Kimmitt, the Committee determined to make equity awards in fiscal year 2011 that were generally valued at approximately the 50th percentile of competitive long-term incentive award data, while still providing retention value for key executives. In determining actual grants, the Committee decided to award on average 50% stock options, 20% performance shares and 30% restricted stock which is different than the mix of awards in fiscal year 2010 which was 80% stock options and 20% performance shares. The Committee added time-based restricted stock to the mix of awards in fiscal 2011 to provide greater emphasis on retention due to restricted stock having greater tangible value than stock options or performance shares. The Committee valued stock options using the Black-Scholes valuation model, performance shares using a Monte Carlo simulation model and restricted stock using fair market value of the Common Stock. Given his critical role as President of the Access Equipment segment, which we believed would be our primary growth opportunity in 2012 and 2013, the total award values of the stock option, performance share and restricted stock awards to Mr. Jones approximated the 75th percentile to recognize performance and as a retention incentive. Mr. Kimmitt’s equity award was above the general industry competitive data and just below the 25th percentile for all companies with similar positions included in Towers Watson’s Defense & Aerospace industry category given his critical role in our Defense segment business development efforts. The chart below shows the mix of compensation for our named executive officers, other than Mr. Szews, that is “at risk” and how it compares to that of the competitive market:

Sagehorn/Blankfield/Jones/Kimmitt	50th Percentile of Competitive Market

Note that the above does not include Mr. Szews as he received no long term incentive awards in fiscal 2011. For the second consecutive year and as the below graph illustrates, based upon the Committee’s acceptance of Mr. Szews’ recommendation, Mr. Szews did not receive equity-based long-term incentive awards as President and Chief Executive Officer so that we could provide retention awards to key executives in September 2010 and limit total awards to named executive officers and

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other officers to cost conscious levels that remain competitive in both periods. Also, in light of amounts disclosed for him under “Stock Ownership of Directors, Executive Officers and Other Large Shareholders,” Mr. Szews does have a significant interest in the performance of our Common Stock. The Committee’s decisions to not grant Mr. Szews long-term awards are in no way indicative of the Committee’s view of his performance, nor do they represent a change in the Committee’s compensation philosophies which include compensating executives at the 50th percentile of competitive pay. Mr. Bohn did not receive equity based long-term incentive awards in fiscal year 2011 due to his retirement from his position as Chief Executive Officer effective December 31, 2010.

Stock Options

The Committee believes stock options are a valuable tool that ties a portion of the executives’ compensation to stock price appreciation. Because participants realize value from stock options only when and to the extent that the price of our Common Stock on the date of exercise exceeds the exercise price of the option, there is a strong link between executive decision making and long-term shareholder value. The Committee also believes stock option grants enable us to attract highly skilled executives in the marketplace which is essential to our long-term success. This form of compensation provides executives with a competitive compensation package and an opportunity to create wealth by becoming owners of our Common Stock.

Each stock option that the Committee granted in September 2011 permits executives, for a period of seven years, to purchase shares of our Common Stock at the exercise price that is equal to the closing price of our Common Stock on the date of the grant. The stock options that we granted in September 2011 vest in three equal annual installments beginning one year after the grant date.

Performance Share Awards

The Committee awarded performance shares to certain of our named executive officers in fiscal 2011. Executives earn performance shares only if our total shareholder return, which is defined as stock price appreciation plus dividends, over three years compares favorably to a group of companies. The final number of shares awarded can be zero or can be doubled relative to the target for the award. Performance shares also support the Committee’s objective of increasing executives’ ownership interest in our company, but only if and to the extent that our total shareholder return reaches a specified level of performance relative to other companies.

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Under these awards, executives realize value by receiving performance shares at the end of a specified time period based upon the number of target performance shares for an executive at the start of the period, provided that we achieve the established performance criteria.

An executive will earn performance shares under the program that the Committee approved in fiscal year 2011 if we achieve a total shareholder return that is at least equal to the 40th percentile of the total shareholder return that the group of companies comprising the Standard & Poor’s MidCap 400 Index achieves over the three-year vesting performance period. The Committee chose the Standard & Poor’s MidCap 400 Index rather than a more targeted index because it reflects the Committee’s view that there is a broad range of investment options available to shareholders.

The schedule below reflects the percent of target performance shares that an executive could earn at the end of the three-year period based on our performance:

3 Year Total Shareholder Return Percentile	Percent of Target Shares Award Earned
Below 40th Percentile	0%
40th Percentile	50%
60th Percentile	100%
80th Percentile	200%

The Committee believes the use of performance shares structured in this format will reward executives only if our performance results in our achieving shareholder return similar to companies in the Standard & Poor’s MidCap 400 Index. It also reinforces our pay for performance philosophy by providing target (100%) payout only if we achieve at least the 60th percentile, and up to a 200% maximum payout for performance at or above the 80th percentile. This approach adds the element of performance, rather than being a strictly time-based award.

Restricted Stock

The Committee believes restricted stock is a valuable tool that ties a portion of the executive’s compensation to stock price appreciation, and the vesting period helps our company retain the executive. Because participants realize more value to the extent that the price of our Common Stock on the vesting date is higher, there is a link between executive decision making and shareholder value. The fact that the restricted stock has no value unless the participant remains employed until the vesting date serves as a retention tool.

Each restricted stock grant that the Committee made in fiscal 2011 has a three-year vesting period with one-third vesting each year. To further support retention, for each restricted stock grant that the Committee made in fiscal 2011, the Committee changed a prior practice to provide that the shares of restricted stock do not vest upon retirement.

Retirement Benefits

We have long offered a variety of plans that provide retirement benefits. The retirement plans for the named executive officers include a 401(k) plan with company matching contributions which we offer to most employees. In addition, all of the named executive officers are eligible to participate in our qualified non-contributory defined benefit pension plan, which we also offer to the salaried employees in our corporate office and Defense business segment. We also offer supplemental executive retirement plans that are only available to executives on the recommendation of the Chief Executive Officer and with Committee approval. See “Pension Benefits” for more information regarding our supplemental executive retirement plans and our pension plan.

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Deferred Compensation

Our named executive officers are also eligible to participate in our Deferred Compensation Plan for Directors and Executive Officers, which is a non-qualified, unfunded retirement savings plan. This plan allows the deferral of base salary and annual cash incentive awards into either an investment program, which pays a guaranteed rate of return based on the prime interest rate plus 1%, or a share program, which mirrors the performance of our Common Stock during the relevant time period, including dividends. Restricted stock grants and performance shares may also be deferred under the Deferred Compensation Plan.

See “Nonqualified Deferred Compensation” for more information regarding our deferred compensation plans.

Certain Perquisites and Benefit Programs

During fiscal year 2011, we provided limited perquisites to certain executive officers. Mr. Szews is eligible for an annual physical examination at our expense, but Mr. Szews elected to personally pay for the cost of his annual physical in fiscal year 2011. In addition, our company’s Board of Directors had approved Mr. Szews’ service as a member of the board of directors of another company in recognition of the valuable professional development opportunities such service can provide Mr. Szews while serving as our President and Chief Executive Officer. During fiscal year 2011, Mr. Szews traveled to this board’s meetings on our company aircraft to minimize travel time and to facilitate his service on that board.

For Mr. Bohn, these included payment of expenses related to tax, legal and financial planning assistance, as his employment agreement required, and payment of expenses related to an annual physical examination that we required Mr. Bohn to have while he was serving as our Chief Executive Officer. We also made a payment to Mr. Bohn to reimburse him for taxes he incurred on his perquisites and on that additional payment. We believed this was consistent with the terms of his employment agreement. Also under Mr. Bohn’s employment agreement, he was entitled to life insurance and he was entitled to long-term disability benefits. While serving as our Chief Executive Officer, Mr. Bohn received the benefit of a life insurance policy, and our company paid the premiums. Following the effective date of Mr. Bohn’s retirement from his position as Chief Executive Officer and the termination of his employment agreement on December 31, 2010, we no longer paid the premiums on a life insurance policy for Mr. Bohn. In addition, our company’s Board of Directors had also approved Mr. Bohn’s service on other company boards, and during fiscal year 2011 prior to his retirement from his position as Chief Executive Officer, Mr. Bohn also traveled to a board of directors meeting on our company’s aircraft to minimize travel time and to facilitate his service on these boards.

We provided health and welfare benefit plans to all of our executives under the plans available to most of our employees. These included medical, dental, vision, life insurance, and short- and long-term disability coverage. All of our executives were eligible for an annual executive physical examination outside the normal health plan but none were reimbursed in fiscal year 2011. Mr. Szews and other executives utilize the health plan for routine annual physicals as needed. In addition, we made payments to Mr. Jones to reimburse him for taxes he incurred for relocation expenses in accordance with our relocation policies and on that additional payment. Finally, we made payments to certain executives to reimburse these executives for taxes they incurred for spousal travel (Messrs. Jones, Blankfield and Kimmitt) when it was appropriate to have the spouse travel with the executive for business-related reasons, but the spousal travel was taxable under applicable tax rules, and on that additional payment.

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Executive Employment and Severance Agreements and Other Agreements

Employment Agreement

The only named executive officer with whom we currently have an employment agreement is Mr. Szews. The other named executive officers have a severance agreement (See “Severance Agreements”) under which certain benefits would become payable to the executive in the event of a change in control of our company and subsequent termination of the executive’s employment. Mr. Szews also has a severance agreement and his employment agreement does not provide for benefits payable to him in the event of a change in control of our company.

We first entered into an employment agreement with Mr. Szews in 2007. We subsequently entered into an amended and restated employment agreement with Mr. Szews in 2008 and again on April 26, 2011 in connection with his appointment to the position of Chief Executive Officer. We have an employment agreement with Mr. Szews because he holds a critical position that is highly visible to the investment community and other outside constituents. Our loss of Mr. Szews would result in concerns among external parties and could lead to an adverse impact on our share price. Therefore, we want to retain his services and have protection in the form of various restrictive and protective covenants, such as an agreement not to compete with us for a certain time should he decide to terminate his employment with us. Our Human Resources Committee believes that the terms of the amended and restated employment agreement that we entered into with Mr. Szews on April 26, 2011 are in the aggregate significantly more favorable to our company compared to those of our prior Chief Executive Officer’s employment agreement.

The initial term of Mr. Szews’ employment agreement expires on December 31, 2012. Following the expiration of the initial term, the term of the employment agreement will be automatically renewed and extended annually for periods of one year unless either party gives notice of nonrenewal. However, the term of the employment agreement will not be automatically renewed and extended beyond the date on which Mr. Szews would attain age 62. The employment agreement provides that Mr. Szews is entitled to a base salary of a specified amount and the right to participate in all employee benefit plans offered to our other senior executives. If we terminate Mr. Szews’ employment without cause or Mr. Szews terminates his employment for good reason, then, provided that Mr. Szews executes a release of claims against us, Mr. Szews will generally be entitled to receive, in lieu of base salary and bonus for the remaining term of the employment agreement, severance pay in an amount determined pursuant to the terms of the employment agreement. If Mr. Szews is entitled to severance pay, then, for no additional consideration, Mr. Szews is obligated to make himself available to consult with and otherwise assist or provide general advice to our then Chief Executive Officer and to our Board of Directors as and at such times as they may reasonably request during the two-year period after the date of termination of Mr. Szews’ employment. See “Potential Payments upon Termination or Change in Control” for more information regarding Mr. Szews’ employment agreement and potential amounts that we may pay to Mr. Szews under the employment agreement.

Prior to Mr. Bohn’s retirement as Chief Executive Officer, we had an employment agreement with Mr. Bohn. In connection with his retirement, we entered into a Retirement Agreement with Mr. Bohn on September 21, 2010. The Retirement Agreement provides that Mr. Bohn’s employment agreement terminated on December 31, 2010, except for certain provisions contained in the employment agreement, which remain in effect for such time as set forth in the Retirement Agreement. In determining to enter into the Retirement Agreement with Mr. Bohn, the Committee took into account the terms of his employment agreement and the values of the payments and benefits to which he was entitled under that agreement. The Committee also received the advice of Towers Watson and special counsel to the Board. Ultimately, the Committee concluded that the aggregate value of the retirement terms did not differ materially from the values of the payments and benefits to which Mr. Bohn was entitled under his existing employment agreement, which we had previously disclosed and was initially

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negotiated in 1998. Among other reasons, we entered into the Retirement Agreement to facilitate an orderly transition of the Chief Executive Officer and Chairman of the Board positions, to clarify certain matters under Mr. Bohn’s employment agreement, to extend the terms of noncompetition and restrictive covenant provisions of his employment agreement and to obtain a general release from Mr. Bohn. See “Potential Payments upon Termination or Change in Control” for more information regarding Mr. Bohn’s employment agreement and the Retirement Agreement and the amounts that we paid to Mr. Bohn in fiscal 2011 and may pay to Mr. Bohn in the future under his employment agreement and the Retirement Agreement.

Severance Agreements

We have severance agreements with Messrs. Szews, Sagehorn, Jones, Blankfield and Kimmitt that we intend to provide each of them with reasonable compensation if their employment is terminated in certain defined circumstances, primarily following a change in control of our company. We entered into these agreements to provide us with certain protections, specifically to retain key executives prior to or following a change in control and to ensure key executives keep in mind the best interests of shareholders when making decisions during a potential or actual change in control. The Committee administers the severance agreements and selects executive officers who are eligible for these agreements. In fiscal year 2009, the Committee determined that the company would not enter into any new severance agreement that provides for an Internal Revenue Code Section 280G tax gross up benefit. Although the Committee has since approved amendments to certain severance agreements that the company had entered into prior to the Committee’s determination, the amendments that the Committee has approved with respect to those severance agreements that provide for a Section 280G tax gross up benefit have been only those necessary to cause such severance agreements to comply with Internal Revenue Code Section 409A.

Under the executive severance agreements, after a change in control of our company, if we terminate the executive’s employment other than by reason of death, disability or for cause, then the executive is entitled to a cash termination payment of up to three times base salary and bonus (except for Mr. Jones, who is entitled to two times base salary and bonus) and other benefits, including additional pension benefits (except for Mr. Jones), outplacement services, legal services and continuation of welfare benefits for up to three years (except for Mr. Jones, who is entitled to up to two years of continuation of welfare benefits). Each executive is also entitled to a cash termination payment and other benefits if the executive terminates his employment for good reason, as defined in the severance agreements, after a change in control. The agreements also provide for a tax gross-up payment to the executive (except for Mr. Jones, whose agreement does not provide for such a payment) if any payments in connection with the change in control are subject to the 20% excise tax imposed by the Internal Revenue Code for “excess parachute payments.” In fiscal 2011, the Committee approved revisions to the form of agreement to which Mr. Jones is a party to provide that, to the extent that payments to Mr. Jones under his agreement would be considered “excess parachute payments,” the payments will be reduced to a point at which they are no longer considered excess parachute payments, or he will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to him. The Committee approved these revisions because it concluded that the prior approach of simply reducing payments to a point at which they are no longer considered excess parachute payments could, for some executives, have the effect of decreasing too severely the benefits that the agreements provide with the result that the agreements would not serve their intended purpose. The Committee has approved severance agreements for other officers with terms that are not as favorable to those officers (among other things, by providing for a maximum of one times base salary and bonus), and the Committee carefully selects the appropriate agreement for a given executive after considering market conditions and other relevant circumstances in each case.

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See “Potential Payments upon Termination or Change in Control” for more information regarding these severance agreements and potential amounts that we may pay under them to our named executive officers.

Executive Incentive Compensation Recoupment Policy

On September 19, 2011, the Committee adopted the Oshkosh Corporation Executive Incentive Compensation Recoupment Policy, which is also known as a “clawback policy.” The policy applies to all non-equity incentive compensation and equity awards to “covered executives,” including our named executive officers, granted on or after September 30, 2011. Under the policy, if we are required to prepare an accounting restatement relating to our publicly-reported consolidated financial statements due to our material noncompliance with financial reporting requirements under U.S. federal securities laws, then we will have the right, to the extent permitted by governing law, to take appropriate action to recoup all or part of any incentive award that we actually paid to a covered executive if the amount of money or number of shares paid to the executive was expressly based on the achievement of financial results that were subject to the restatement and the executive would have been paid a lower amount or number under the express terms of the incentive award based on the financial results after the restatement. The amount of non-equity incentive compensation to be recovered will be the excess of the amount actually paid to the covered executive, calculated on the basis of the financial results before the restatement, over the amount that would have been paid had the amount been calculated on the basis of the financial results giving effect to the restatement. The amount of any equity award to be recovered will be the excess of the number of shares of our Common Stock (or equivalent value) actually paid to the covered executive, calculated on the basis of the financial results before the restatement, over the number of shares (or equivalent value) that would have been paid had the number been calculated on the basis of the financial results giving effect to the restatement.

Stock Ownership Guidelines for Executive Officers

The Committee has adopted executive officer stock ownership guidelines that apply to executive officers to align these individuals’ interests with those of shareholders with respect to improving our stock performance in the long term. The Committee last changed these guidelines on February 4, 2008 to increase stock ownership levels to the following levels:

Chief Executive Officer	Five Times Annual Base Salary
Chief Financial Officer	Four Times Annual Base Salary
Executive Vice Presidents	Three Times Annual Base Salary

These guidelines recommend that each named executive officer achieve the level of stock ownership set forth in these guidelines within five years of commencement of employment or promotion. Stock ownership includes stock that is not restricted in any way and the value of exercisable stock options for which the exercise price is less than the current market value of a share of our stock, based upon the market price of our stock, the exercise price and taxes that the officer would pay on exercise.

As of May 2011, when the Committee last reviewed these guidelines, Mr. Szews and Mr. Blankfield exceeded the stock ownership levels in these guidelines. Mr. Kimmitt’s stock ownership level was 2.7 times his annual base salary. Mr. Kimmitt’s stock ownership did not meet the stock ownership level for an executive serving in his position as set forth in these guidelines. As a result, Mr. Kimmitt will not receive approval to sell shares or exercise options unless he reinvests the net proceeds in shares of our company during any of our trading windows until he satisfies that stock ownership level. Mr. Sagehorn and Mr. Jones have not been in their current positions for five years.

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Tax Treatment of Compensation

Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation paid in any taxable year to certain executive officers that exceeds $1,000,000 unless such compensation falls within certain exceptions. It is the policy of the Committee that we should use our best efforts to cause any compensation paid to executive officers in excess of this dollar limit to qualify for such exceptions and thereby continue to be deductible by us. In particular, the 2009 Incentive Stock and Awards Plan was designed to permit awards made under it to qualify for the Code’s exception for “performance-based compensation.” The Committee views the tax deductibility of executive compensation as one of the many factors to be considered in the context of its overall compensation objectives. The performance shares we awarded in September 2008 are not deductible under Section 162(m) since our shareholders had not yet approved the performance measure of total shareholder return under Section 162(m) at the time of the awards. However, as a result of our shareholders’ approval of the 2009 Incentive Stock and Awards Plan, the performance shares we awarded in September 2009 and September 2010, which were also based on total shareholder return, will be deductible for Section 162(m) purposes.

Our deferred compensation plan, SERP, certain awards under our 2009 Incentive Stock and Awards Plan and employment and severance agreements are subject to Section 409A of the Internal Revenue Code. We have updated these plans and agreements to ensure continued compliance.

Conclusion

We believe our executive compensation programs position us to compete when recruiting, selecting, and seeking to retain key executives. The issue of executive retention has increased in importance to us over the past twelve months as alternative employment opportunities have become more frequently available and we are a prime target of certain executive search firms. We further believe that our use of equity-based incentives will retain our key talent, aligns the interests of executive management with the interests of shareholders, and that these incentives will motivate executives to create long-term shareholder value. In developing compensation plans for fiscal year 2012, the Committee considered the positive “say on pay” vote of our shareholders at our 2011 Annual Meeting of Shareholders. As a result and as we described in this Compensation Discussion and Analysis, the Committee kept in place for fiscal year 2012 many of the same executive compensation program components that it had disclosed to shareholders in our proxy statement for the 2011 Annual Meeting of Shareholders.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes for our last three fiscal years the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three highest paid executive officers. We refer to such individuals in this Proxy Statement as our named executive officers. As we discuss more fully in the notes to the table, we calculated amounts for equity awards based on SEC rules. Therefore, the amounts shown are not necessarily actual amounts we paid to these officers or that these officers will receive in the future. Information is not included for Mr. Blankfield for fiscal 2009 and 2010 because he did not become a named executive officer until fiscal 2011. Information is not included for Mr. Jones for fiscal 2009 because he did not become a named executive officer until fiscal 2010. Information is included for Mr. Bohn because Mr. Bohn served as our Chief Executive Officer until December 31, 2010, and such information includes all compensation paid to Mr. Bohn during fiscal 2011 under the terms of his employment agreement and his Retirement Agreement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)(4)(5)	Total ($)
Charles L. Szews,	2011	983,037	—	—	—	960,126	1,013,334	5,536	2,962,033
President and Chief	2010	684,950	—	—	—	1,095,920	437,290	14,117	2,232,277
Executive Officer	2009	583,377	—	345,200	1,421,880	244,116	432,342	3,873	3,030,788

David M. Sagehorn,	2011	561,155	—	652,925	646,365	326,797	211,237	8,299	2,406,778
Executive Vice President	2010	465,003	—	768,920	855,799	558,004	84,193	17,871	2,749,790
and Chief Financial Officer	2009	411,021	—	172,600	736,950	124,434	45,590	2,191	1,492,786

Wilson R. Jones,	2011	438,078	—	386,750	367,850	361,681	37,894	7,393	1,599,646
Executive Vice President and	2010	355,385	—	566,675	622,399	330,712	35,326	81,625	1,992,122
President, Access Equipment

Bryan J. Blankfield	2011	438,648	—	319,150	310,045	253,999	300,880	9,029	1,631,751
Executive Vice President,
General Counsel and Secretary

Joseph H. Kimmitt,	2011	402,162	—	246,675	241,730	232,871	494,853	15,720	1,634,011
Executive Vice President,	2010	390,886	—	97,160	625,512	469,063	248,970	15,243	1,846,834
Government Operations and	2009	361,265	—	103,560	424,830	104,601	190,955	11,869	1,197,080
Industry Relations

Robert G. Bohn,	2011	2,147,070	—	—	—	—	679,990	107,879	2,934,939
Former Chief Executive	2010	1,184,501	—	—	—	2,369,004	479,030	86,849	4,119,384
Officer	2009	1,015,807	—	863,000	3,468,000	527,813	366,810	76,584	6,318,014

(1)                  As applicable SEC rules require, amounts in this column are based on the aggregate grant date fair value of awards to our named executive officers under our 2004 Incentive Stock and Awards Plan and our 2009 Incentive Stock and Awards Plan rather than actual amounts we paid to these officers or amounts that the officers actually realized or will realize as a result of these awards. We computed the aggregate grant date fair value of these awards in accordance with FASB ASC Topic 718, Stock Compensation, which we refer to as FASB ASC Topic 718, except that, in compliance with SEC requirements, for awards that are subject to performance conditions, we reported the value at the grant date based upon the probable outcome of such conditions. We based the fair value of stock awards on the market price of the shares awarded on the date of grant (which considers the value of dividends that the holder of restricted shares is entitled to receive). We calculated the fair values of option awards using a Black-Scholes valuation model. Note 17 to our audited consolidated financial statements for the fiscal year ended September 30, 2011, which we included in our Annual Report on Form 10-K that we filed with the SEC on November 16, 2011, includes assumptions that we used in the calculation of these amounts. In fiscal 2011, we granted performance shares to certain of our named executive officers that vest at the end of the third fiscal year following the grant date. Our named executive officers earn performance shares only if our total shareholder return over the three year performance period compares favorably to that of a comparator group of companies. Potential payouts range from 0% to 200% of the target values for these awards. Where amounts in this column include these performance share awards, the amounts in the table assume achievement of the target level of performance (100% payout) for such awards. Assuming performance at the highest level, the aggregate grant date values of the stock awards for each of our named executive officers that received such awards during fiscal 2011 were as follows: (i) for Mr. Sagehorn, $1,443,000; (ii) for

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                             Mr. Jones, $817,700; (iii) for Mr. Blankfield, $692,640; and (iv) for Mr. Kimmitt, $548,340. We did not grant any performance share awards to Mr. Bohn or Mr. Szews during fiscal 2011.

(2)                  The amounts in this column reflect the actuarial increase from the prior year in the present value of the named executive officer’s benefits under our applicable retirement plans that apply determined using the assumptions set forth in footnote (2) to the Pension Benefits Table below.

(3)                  We paid $38,128 in life insurance premiums on behalf of Mr. Bohn in fiscal year 2011. We also provided Mr. Bohn certain perquisites and personal benefits including payment of expenses for tax preparation, legal and financial planning assistance, use of the corporate plane for travel to meetings of the other boards of directors on which he serves, and a yearly physical examination. In addition, we paid Mr. Bohn $50,415 to reimburse him for taxes he incurred on his perquisites and on that additional payment.

(4)                  We paid relocation-related costs for Mr. Jones in connection with Mr. Jones’ promotion to the position of President of our Access Equipment segment in June 2010. These costs included temporary living expenses and costs related to Mr. Jones’ and his spouse’s travel to purchase a home in Maryland on a regularly scheduled business flight of the company plane.

(5)                  We provided Mr. Kimmitt certain perquisites and personal benefits, including use of an automobile. We also provided Mr. Kimmitt health benefits at no incremental cost to us and the use of the company plane for his spouse to travel to a company business event.

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EXECUTIVE COMPENSATION

Grants of Plan Based Awards

The table below sets forth information regarding all incentive plan awards that we granted to our named executive officers in fiscal 2011 under our 2009 Incentive Stock and Awards Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(3)
Charles L. Szews	9/19/2011	500,000	1,000,000	2,000,000	—	—	—	—	—	—	—
David M. Sagehorn	9/19/2011	169,500	339,000	678,000	13,750	27,500	55,000	20,000	61,500	19.24	1,299,290
Wilson R. Jones	9/19/2011	132,000	264,000	528,000	7,500	15,000	30,000	12,500	35,000	19.24	754,600
Bryan J. Blankfield	9/19/2011	131,742	263,484	526,968	6,500	13,000	26,000	10,000	29,500	19.24	629,195
Joseph H. Kimmitt	9/19/2011	120,784	241,567	483,134	5,250	10,500	21,000	7,500	23,000	19.24	488,405
Robert G. Bohn	9/19/2011	—	—	—	—	—	—	—	—	—	—

(1)                  The amounts shown represent the threshold, target and maximum awards that each of our named executive officers can earn under our annual cash incentive plan for fiscal year 2012 as we describe more fully under “Compensation Discussion and Analysis—Annual Cash Incentive Awards.”

(2)                  The amounts shown represent the threshold, target and maximum amounts of performance share awards that we awarded in fiscal year 2011 to the named executive officers under our 2009 Incentive Stock and Awards Plan as we describe more fully under “Compensation Discussion and Analysis—Equity Based Long-Term Incentive Awards—Performance Share Awards.” The threshold amount is total shareholder return at or above the 40th percentile as compared to total shareholder return of the group of companies comprising the Standard & Poor’s MidCap 400 Index over a three year performance period. Payments are prorated for performance between the 40th and 80th percentiles. We pay the awards that executives earn in shares of our Common Stock on a one-for-one basis and include credit for any dividends the Board approves during the performance period. However, we do not pay dividends or dividend equivalents with respect to unearned performance share awards.

(3)                  The dollar amount shown reflects the grant date fair value of the stock options that we granted in fiscal year 2011 calculated in accordance with FASB ASC Topic 718. Performance share awards are reflected at the target payout level, which is based on the probable outcome of the actual performance. If performance share awards were reflected at maximum payout levels, the totals in this column would be $2,089,365 for Mr. Sagehorn, $1,185,550 for Mr. Jones, $1,002,685 for Mr. Blankfield and $790,070 for Mr. Kimmitt.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at September 30, 2011

The table below sets forth information on outstanding stock options and awards and unvested stock awards that our named executive officers held on September 30, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)(1)(2)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)(5)(6)
Charles L. Szews	34,000	—	—	28.27	10/14/14	—	—	20,000	314,800
	40,800	—	—	41.04	10/19/15
	37,800	—	—	49.98	10/18/16
	52,200	—	—	54.63	10/17/17
	114,334	—	—	12.04	10/16/18
	54,666	27,334	—	32.10	09/14/16
David M. Sagehorn	3,000	—	—	28.27	10/14/14	33,334	524,677	51,500	810,610
	3,000	—	—	41.04	10/19/15
	3,000	—	—	49.98	10/18/16
	12,800	—	—	54.63	10/17/17
	84,000	—	—	12.04	10/16/18
	28,333	14,167	—	32.10	09/14/16
	18,333	36,667	—	28.73	09/20/17
	—	61,500	—	19.24	09/19/18
Wilson R. Jones	2,000	—	—	49.98	10/18/16	20,834	327,927	31,000	487,940
	10,000	—	—	54.63	10/17/17
	40,000	—	—	12.04	10/16/18
	16,333	8,167	—	32.10	09/14/16
	13,333	26,667	—	28.73	09/20/17
	—	35,000	—	19.24	09/19/18

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)(1)(2)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)(5)(6)

Bryan J. B lankfield	45,000	—	—	19.75	10/15/13	10,000	157,400	26,500	417,110
	14,600	—	—	28.27	10/14/14
	24,800	—	—	41.04	10/19/15
	23,300	—	—	49.98	10/18/16
	25,800	—	—	54.63	10/17/17
	63,000	—	—	12.04	10/16/18
	17,000	8,500	—	32.10	09/14/16
	9,166	18,334	—	28.73	09/20/17
	—	29,500	—	19.24	09/19/18

Joseph H. Kimmitt	14,000	—	—	28.27	10/14/14	7,500	118,050	23,500	369,890
	16,600	—	—	41.04	10/19/15
	18,000	—	—	49.98	10/18/16
	18,400	—	—	54.63	10/17/17
	42,000	—	—	12.04	10/16/18
	16,333	8,167	—	32.10	09/14/16
	13,400	26,800	—	28.73	09/20/17
	—	23,000	—	19.24	09/19/18

Robert G. Bohn	141,500	—	—	41.04	10/19/15	—	—	36,110	568,371
	135,000	—	—	49.35	10/19/16
	150,000	—	—	54.63	10/17/17
	128,000	—	—	12.04	10/16/18
	66,667	66,667	—	32.10	09/14/16

(1)   All options that expire on October 15, 2013, October 14, 2014, October 19, 2015, October 19, 2016, October 18, 2016, October 17, 2017 and October 16, 2018 expire ten years and one month from the date of grant and vest ratably over a three year period beginning with the first 33.3% vesting one year after the date of grant, the second 33.3% vesting two years after the date of grant and the final 33.4% vesting three years after the date of grant.

(2)   All options that expire on or after September 14, 2016, other than those described in footnote 1 above, expire seven years from the date of grant and vest ratably over a three year period beginning with the first 33.3% vesting one year after the date of grant, the second 33.3% vesting two years after the date of grant and the final 33.4% vesting three years after the date of grant. As noted above, Mr. Bohn retired as Chief Executive Officer effective December 31, 2010 and his employment continued until November 30, 2011. Under the terms of our options grants and

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Mr. Bohn’s Retirement Agreement, Mr. Bohn’s options that had not previously vested as of November 30, 2011 vested on such date.

(3)   The vesting dates for all restricted shares that our named executive officers held at September 30, 2011 are as follows:

	Vesting Date of Restricted Shares
Name	Date	No. of Shares
Charles L. Szews	—	—

David M. Sagehorn	09/20/12	6,667
	09/20/13	6,667
	09/19/12	6,666
	09/19/13	6,667
	09/19/14	6,667

Wilson R. Jones	05/24/12	4,167
	05/24/13	4,167
	09/19/12	4,166
	09/19/13	4,167
	09/19/14	4,167

Bryan J. Blankfield	09/19/12	3,333
	09/19/13	3,333
	09/19/14	3,334

Joseph H. Kimmitt	09/19/12	2,500
	09/19/13	2,500
	09/19/14	2,500

Robert G. Bohn	—	—

(4)   We used the closing price of our Common Stock of $15.74 on September 30, 2011 to calculate the value of unvested shares.

(5)   The vesting dates for all performance shares that our named executive officers held at September 30, 2011 are as follows:

	Vesting Date of Performance Shares
Name	9/30/12	9/30/13	9/30/14
Charles L. Szews	20,000	—	—
David M. Sagehorn	10,000	14,000	27,500
Wilson R. Jones	6,000	10,000	15,000
Bryan J. Blankfield	6,500	7,000	13,000
Joseph H. Kimmitt	6,000	7,000	10,500
Robert G. Bohn	36,110	—	—

                        As noted above, Mr. Bohn retired as Chief Executive Officer effective December 31, 2010 and his employment continued until November 30, 2011. Under the terms of our performance shares and Mr. Bohn’s Retirement Agreement, Mr. Bohn’s performance shares that had not previously vested as of November 30, 2011 vest on a pro rata basis following such date.

(6)   The number and value of performance shares reflected in the above table assume performance at target level.

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EXECUTIVE COMPENSATION

Pension Benefits

The table below sets forth the number of years of credited service and the present value of accumulated benefits and payments during fiscal year 2011 for (i) each of the named executive officers other than Mr. Bohn under the Oshkosh Corporation Retirement Plan and the Oshkosh Corporation Executive Retirement Plan and (ii) Mr. Bohn under the Oshkosh Corporation Retirement Plan and the supplemental retirement benefit provisions in Mr. Bohn’s employment agreement and Retirement Agreement with us.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Charles L. Szews	Retirement Plan Executive Retirement Plan	16 15	429,023 2,814,001	— —
David M. Sagehorn	Retirement Plan Executive Retirement Plan	12 7	238,094 193,272	— —
Wilson R. Jones	Retirement Plan Executive Retirement Plan	7 3	144,698 —	— —
Bryan J. Blankfield	Retirement Plan Executive Retirement Plan	10 9	218,280 473,447	— —
Joseph H. Kimmitt	Retirement Plan Executive Retirement Plan	11 9	386,859 793,529	— —
Robert G. Bohn	Retirement Plan Supplemental Retirement Benefit	20 19	576,203 11,993,865	— —

(1)                                  Years of credited service under the Retirement Plan are based on the executive working one thousand hours during the plan year (i.e., March 1—February 28); however, years of credited service under the Supplemental Retirement Benefit and the Executive Retirement Plan are based on completed years and months of employment with us, and vesting under the Executive Retirement Plan is based on completed years of employment as an executive officer.

(2)                                  The actuarial values of the accumulated plan benefits for the Retirement Plan, the Executive Retirement Plan and Mr. Bohn’s supplemental retirement benefit were calculated using the unit credit valuation method and the following assumptions, among others: that the participants retire at their first unreduced retirement age of 62 (except for Mr. Bohn, as his Retirement Agreement with us contemplates that he retired at the age of 58 years and 7 months); that the benefit calculation date is September 30, 2011, consistent with our accounting measurement date for financial statement reporting purposes; that the discount rate is 4.7%; that the post-retirement mortality assumption is based on the RP-2000 table and a 12-year projection; that final average pay is based on the current average pay without projection; that the form of payment is a single life annuity (except for Mr. Bohn, as his Retirement Agreement with us contemplates that he will receive amounts in the form of a joint and 100% survivor annuity); and that the Retirement Plan benefit accrues ratably over the greater of 30 years or the participant’s projected years of service at age 65 and the Executive Retirement Plan benefit accrues ratably over the first 20 years from the date of hire and becomes vested 20% per year from years 5 to 10 from the date the employee became an officer.

Oshkosh Corporation Retirement Plan—Under the Retirement Plan, a salaried employee is entitled to receive upon retirement at age 65 a monthly benefit equal to 50% of average monthly

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compensation less 45% of the primary social security benefit payable at age 65, reduced by 1/30th for each benefit accrual year of service less than 30, or certain actuarially equivalent benefits. Average monthly compensation is based on the average of the five highest consecutive years of earnings (excluding bonuses and subject to a maximum amount of compensation as established pursuant to IRS regulations) prior to the participant’s normal retirement age or other date of termination. One thousand hours constitute a year of service. As of March 1, 1994, IRS regulations lowered the maximum amount of compensation allowed to be included in benefit calculations from $235,840 to $150,000. This amount was increased to $160,000 as of March 1, 1997, $170,000 as of January 1, 2000, $200,000 as of January 1, 2002, $205,000 as of January 1, 2004, $210,000 as of January 1, 2005, $220,000 as of January 1, 2006, $225,000 as of January 1, 2007, $230,000 as of January 1, 2008, and $245,000 as of January 1, 2009, as of January 1, 2010 and as of January 1, 2011. Accrued benefits calculated as of February 28, 1994 at the higher limit have been grandfathered. An employee who has reached the age of 55 with a minimum of five years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits. The pension benefits payable to an employee who retires at age 55 with a minimum of five years of service are equal to 50% of the pension benefits that would have been payable to such employee had he or she continued his or her employment with us until he or she reached age 65. The percentage increases for each year of continued service with us between the date on which the employee reaches age 55 and the date on which the employee reaches age 65. The spouse of an employee who would have been eligible for early retirement at death is entitled to a monthly benefit equivalent to 50% of the amount of the life annuity which would have been payable to a participant as of the participant’s normal retirement age. Compensation that the Retirement Plan covers for the named executive officers generally corresponds with the base salary for each such individual, subject to the annual maximum.

Oshkosh Corporation Executive Retirement Plan — Under the Executive Retirement Plan, certain of our officers, including the named executive officers other than Mr. Bohn, are entitled to receive upon retirement a monthly benefit equal to 24% of their average monthly compensation at age 55 increasing to 40% of average monthly compensation at age 62, prorated if the executive has less than 20 years of service at retirement. This amount is reduced by the amount of any pension payable by us under the Retirement Plan, the annuity value of the executive’s 401(k) plan match and 50% of the executive’s social security benefit. Average monthly compensation is based on the average of the executive’s compensation for the highest five years of pay in the last ten years of credited service with the highest five not required to be consecutive. Beginning October 1, 2004, the final average monthly compensation includes base and bonus pay. The executive’s spouse is entitled to receive 50% of the Executive Retirement Plan benefit that would have been payable in the event of the executive’s death. Compensation that the Executive Retirement Plan covers generally corresponds with base salary and earned bonus compensation.

Supplemental Retirement Benefit — Under his supplemental retirement benefit, Mr. Bohn was entitled to receive upon retirement a monthly benefit equal to 30% of Mr. Bohn’s average monthly compensation at age 55 increasing to 50% of average monthly compensation at age 59, reduced by the amount of any pension payable by us under the Retirement Plan and subject to adjustment to the extent Mr. Bohn had not completed 20 years of employment after April 30, 1992. Average monthly compensation was based on the average of Mr. Bohn’s compensation for the three most recent years prior to Mr. Bohn’s retirement or other termination. Mr. Bohn’s spouse was entitled to receive 50% of the supplemental retirement benefit amount that would have been payable to Mr. Bohn in the event of Mr. Bohn’s death. In addition, under his employment agreement, if there were to occur a change in control of our company, as defined in his executive severance agreement, we will pay to Mr. Bohn in a single distribution the then present value of his accrued and vested supplemental retirement benefit. Compensation that the supplemental retirement benefit covered for Mr. Bohn generally corresponded with his base salary and earned bonus compensation. The Retirement Agreement that we entered into with Mr. Bohn fixes the amount that Mr. Bohn will receive as his supplemental retirement benefit entitlement at $62,411 per month payable following November 30, 2011 in the form of a joint and 100% survivor annuity.

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EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation

Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers—The following table sets forth certain information with respect to amounts earned during fiscal 2011 under the Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers, or the Deferred Compensation Plan. Our named executive officers, other than Mr. Blankfield, have not elected to participate in the Deferred Compensation Plan, and none of our named executive officers made any contributions to the Deferred Compensation Plan during fiscal year 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Charles L. Szews	—	—	—	—	—
David M. Sagehorn	—	—	—	—	—
Wilson R. Jones	—	—	—	—	—
Bryan J. Blankfield	—	—	(11,917)	—	15,950
Joseph H. Kimmitt	—	—	—	—	—
Robert G. Bohn	—	—	—	—	—

(1)                                  Aggregate earnings are not reported as compensation in fiscal year 2011 in the Summary Compensation Table.

(2)                                  Includes the amount of employee contributions that would have been reported as compensation to the named executive officer in the Summary Compensation Table for the year in which such amount was earned and deferred if the officer had been a named executive officer in such year.

Under the Deferred Compensation Plan, each participating named executive officer may defer up to 65% of the executive officer’s base salary for the plan year, up to 85% of the executive officer’s annual incentive compensation payable in the plan year for services and performance during the preceding plan year, and up to 100% of any share-based long-term incentives.

An executive participating in the Deferred Compensation Plan may elect to have his deferrals credited to a fixed-income investment account or in a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each executive’s stock account.

Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years at the election of the executive. Payments generally initiate upon the executive’s separation from service with us. However, in the event of a change in control of our company, as defined in the Deferred Compensation Plan, we will pay out the accounts of all executives in a single lump sum cash payment.

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EXECUTIVE COMPENSATION

Potential Payments Upon Termination Or Change In Control

The following tables disclose potential payments and benefits under our compensation and benefit plans and arrangements to which our named executive officers would be entitled to upon a termination of employment or a change in control of our company. We list the estimated amount of compensation payable to each of our named executive officers (other than Mr. Bohn) in each situation in the tables below assuming that the termination and/or change in control of our company occurred at September 30, 2011 and that our Common Stock had a value of $15.74, which was the closing market price for our Common Stock on September 30, 2011. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables. However, refer to the Pension Benefits table above for amounts that our named executive officers would receive upon retirement absent a change in control of our company. The amounts set forth in the below table with respect to Mr. Bohn reflect the amounts that we actually paid or are payable by us to Mr. Bohn in connection with his retirement. Certain amounts set forth in the below table with respect to Mr. Bohn that we actually paid to Mr. Bohn in fiscal 2011 are also set forth in the Summary Compensation Table and/or other compensation tables above. That an amount is set forth in the below table with respect to Mr. Bohn and in the Summary Compensation Table and/or other compensation tables above should not be deemed to imply that such amount was paid more than once. In all such instances, we paid to Mr. Bohn only the amount set forth in the applicable table.

Charles L. Szews	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				2,948,290		6,287,765
Continued Life, Hospitalization, Medical and Dental Insurance Coverage				38,142		60,120
Outplacement Services						150,000
Legal and Accounting Advisor Services						10,000
Unvested Stock Options
Unvested Performance Shares	214,851	214,851			214,851	214,851
Unvested Restricted Stock
Unearned Annual Cash Incentive Awards					1,000,000	1,000,000
Unvested Retirement Benefits
Additional Retirement Benefits						2,897,760
Excise Tax Gross Up Payment						3,787,598
Total Pre-tax Benefit	214,851	214,851		2,986,432	1,214,851	14,408,094

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David M. Sagehorn	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				1,130,002		3,369,014
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						64,668
Outplacement Services						84,750
Legal and Accounting Advisor Services						10,000
Unvested Stock Options
Unvested Performance Shares	52,178	52,178			52,178	52,178
Unvested Restricted Stock	524,667	524,667			524,677	524,677
Unearned Annual Cash Incentive Awards					339,000	339,000
Unvested Retirement Benefits
Additional Retirement Benefits						1,357,352
Excise Tax Gross Up Payment						2,557,391
Total Pre-tax Benefit	576,845	576,845		1,130,002	915,855	8,359,030

Wilson R. Jones	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				880,002		1,541,426
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						37,792
Outplacement Services						66,000
Legal and Accounting Advisor Services						5,000
Unvested Stock Options
Unvested Performance Shares	67,525	67,525			67,525	67,525
Unvested Restricted Stock	327,927	327,927			327,927	327,927
Unearned Annual Cash Incentive Awards					264,000	264,000
Unvested Retirement Benefits
Additional Retirement Benefits
Excise Tax Gross Up Payment
Total Pre-tax Benefit	395,452	395,452		880,002	659,452	2,309,670

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Bryan J. Blankfield	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				878,280		2,852,274
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						64,116
Outplacement Services						65,871
Legal and Accounting Advisor Services						10,000
Unvested Stock Options
Unvested Performance Shares	107,423	107,423			107,423	107,423
Unvested Restricted Stock	157,400	157,400			157,400	157,400
Unearned Annual Cash Incentive Awards					263,484	263,484
Unvested Retirement Benefits
Additional Retirement Benefits						1,137,754
Excise Tax Gross Up Payment						1,934,721
Total Pre-tax Benefit	264,823	264,823		878,280	528,307	6,593,043

Joseph H. Kimmitt	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts
Cash Termination Payment				805,226		2,615,028
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						4,706
Outplacement Services						60,392
Legal and Accounting Advisor Services						10,000
Unvested Stock Options
Unvested Performance Shares	76,733	76,733	76,733		76,733	76,733
Unvested Restricted Stock	118,050	118,050			118,050	118,050
Unearned Annual Cash Incentive Awards					241,568	241,568
Unvested Retirement Benefits
Additional Retirement Benefits						1,027,379
Excise Tax Gross Up Payment						1,609,437
Total Pre-tax Benefit	194,783	194,783	76,733	805,226	436,351	5,763,293

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Robert G. Bohn	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts
Bonus Payment in Lieu of Performance Shares and Long-Term Incentive Awards			1,000,000
Early Retirement Supplement			1,000,000
Supplemental Retirement Benefit			11,993,865
Continued Medical, Dental and Vision Insurance Coverage			33,138
Continued Annual Physical Allotment			20,000
Unvested Stock Options(1)			0
Unvested Performance Shares			629,207
Total Pre-tax Benefit			14,676,210

(1)          The amount shown was determined based on the closing price of our Common Stock on November 30, 2011, the vesting date for Mr. Bohn’s stock options, which price was less than the exercise price for Mr. Bohn’s stock options. Mr. Bohn’s stock options expire on November 30, 2014.

Key Executive Employment and Severance Agreements — We currently have in effect Key Executive Employment and Severance Agreements, or KEESAs, with our executive officers, including each of our named executive officers, other than Mr. Bohn, whose KEESA terminated upon the effectiveness of his retirement from his position as Chief Executive Officer on December 31, 2010. Under the KEESAs, after a change in control of our company, if we terminate the executive’s employment other than by reason of death, disability or for cause, then the executive is entitled to a cash termination payment and other benefits. The executive is also entitled to a cash termination payment and other benefits if, after the change in control of our company, the executive terminates his employment for good reason. The termination payment will be equal to the sum of the executive’s annual salary in effect at the change in control (or any subsequent higher salary) plus the highest annual bonus award paid during the three years before the change in control, multiplied by the number of years remaining in the employment period (up to three but not less than one, and up to two, but not less than one, for Mr. Jones). The amounts in the tables assume the maximum three years (or two years for Mr. Jones) remaining in the employment period. If the executive is entitled to a cash termination payment, then the executive (except for Mr. Jones) also is entitled to (i) additional pension benefits equal to the difference between the amount he would actually be entitled to receive on retirement and the amount to which he would have been entitled to receive had he continued to work until the earlier of age 65 or the number of years remaining in the employment period (up to three) and (ii) the difference between the unreduced social security benefit payable to the executive if his employment continued until his unreduced social security age and the actual social security benefit payable to the executive at the end of the employment period. This payment ceases at the executive’s unreduced social security age. In addition, the KEESAs provide for outplacement services and continuation of life and disability insurance for up to three years (two years for Mr. Jones), hospitalization, medical and dental coverage and other welfare benefits as in effect at the termination. The KEESAs (except for Mr. Jones) provide that if the payments under the agreement are an “excess parachute payment” for purposes of the

35

Internal Revenue Code, then we will pay the executive the amount necessary to offset the 20% excise tax that the Internal Revenue Code imposes and any additional taxes on this payment. To the extent that payments to Mr. Jones under his agreement would be considered “excess parachute payments,” the payments will be reduced to a point at which they are no longer considered excess parachute payments, or he will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to him. In fiscal 2008, we revised the terms of the KEESAs with the purpose of ensuring that payments under the agreement are not “income includible under Section 409A” for purposes of the Internal Revenue Code. However, if for some reason payments under the agreement are nonetheless “income includible under Section 409A,” then we can be obligated to pay the executive the 20% additional income tax that Internal Revenue Code Section 409A imposes and interest and any additional taxes on this payment.

In consideration of the KEESA benefits, each executive officer party to a KEESA agrees not to compete with us for a period of 18 months after the executive officer leaves us and to keep in confidence any proprietary information or confidential information for a period of 18 months after the executive officer leaves us. Our Board of Directors can waive both of these conditions.

Under the KEESAs, there is a “change in control” if:

•                  any person is or becomes the beneficial owner of securities representing 25% or more of our outstanding Common Stock;

•                  there is a change in the composition of our Board of Directors that at least two-thirds of the existing directors have not approved;

•                  a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) is consummated in which our shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange; or

•                  our shareholders approve a plan of complete liquidation or dissolution or a sale or disposition by us of all or substantially all of our assets is consummated.

Under the KEESAs, the term “cause” generally means:

•                  committing any act of fraud, embezzlement or theft in connection with the executive’s duties as an executive officer;

•                  continuing, willful and unreasonable refusal by an executive to perform duties or responsibilities;

•                  willfully engaging in illegal conduct or gross misconduct that causes us demonstrable and serious financial injury;

•                  willfully disclosing our trade secrets or confidential information; or

•                  engaging in competition with us that our Board of Directors determines to be materially harmful to us.

Under the KEESAs, the term “good reason” generally means:

•                  a breach of the agreement by us;

•                  any reduction in an executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits;

•                  a material adverse change in the executive’s working conditions or status with us from such working conditions or status in effect during the 180-day period prior to the change in control, including but not limited to a significant change in the nature or scope of his authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services,

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staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy promptly after receipt of notice thereof;

•                  relocation of the executive’s principal place of employment to a location more than 50 miles from the executive’s principal place of employment during the 180-day period prior to the change in control;

•                  we require the executive to travel on business to a materially greater extent than was required during the 180-day period prior to the change in control;

•                  our failure to cause a successor to assume an executive’s agreement; or

•                  we terminate the executive’s employment after a change in control without delivering proper notice of termination.

Stock Option Agreements — We have granted stock option awards to our named executive officers under the Oshkosh Corporation 1990 Incentive Stock Plan, the Oshkosh Corporation 2004 Incentive Stock and Awards Plan, and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. Each plan contains provisions that apply upon a termination of an executive or a change in control of our company.

Oshkosh Corporation 1990 Incentive Stock Plan

Under this plan and the related award agreements, if the executive’s employment terminates by reason of the executive’s death, disability or retirement, then the option award will become fully vested and will remain exercisable by the executive or his beneficiary for a period of one year after the date of the executive’s death or disability or three months after the date of the executive’s retirement. If we cease to employ the executive for any reason other than death, disability or retirement, then that portion of the option award that is exercisable on the date of the executive’s termination of employment will remain exercisable for a period of three months after such date and the remaining portion of the option award will automatically expire on such date. Effective upon a change in control of our company, the option award will fully vest and will immediately become exercisable. “Change in control” in this plan is defined in the same manner as under the KEESAs.

Oshkosh Corporation 2004 Incentive Stock and Awards Plan

Under this plan and the related award agreements, if the executive’s employment terminates by reason of the executive’s death, disability or retirement, then the option award will become fully vested and will remain exercisable by the executive or his beneficiary for a period of one year after the date of the executive’s death or disability or one to three years after the date of the executive’s retirement. Effective upon a change in control of our company, the option award will fully vest and will immediately become exercisable, and the executive holding the option award will have the right to receive, in exchange for surrender of each option, an amount of cash equal to the excess, if any, of the fair market value of a share of our Common Stock as determined on the date of exercise over the exercise price of the option as stated on the date the option was awarded. “Change in control” in this plan is defined in the same manner as under the KEESAs.

Oshkosh Corporation 2009 Incentive Stock and Awards Plan

Under this plan and the related award agreements, if the executive’s employment terminates by reason of the executive’s death, disability or retirement, then the option award will become fully vested and will remain exercisable by the executive or his beneficiary for a period of one year after the date of the executive’s death or disability or three years after the date of the executive’s retirement. Effective upon a change in control of our company, the option award will fully vest and will immediately become

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exercisable, and the executive holding the option award will have the right to receive, in exchange for surrender of each option, an amount of cash equal to the excess, if any, of the fair market value of a share of our Common Stock as determined on the date of exercise over the exercise price of the option as stated on the date the option was awarded. “Change in control” in this plan is defined in the same manner as under the KEESAs.

The amounts in the tables above (other than with respect to Mr. Bohn) include the value attributable to unvested stock options that our named executive officers held valued at the amount by which the closing price of our Common Stock on September 30, 2011 exceeds the exercise price of the unvested options. Because the closing price of our Common Stock on September 30, 2011 did not exceed the exercise price, no amounts are reflected in the above tables with respect to unvested stock options.

Performance Share Awards — Performance share awards have been granted to our named executive officers under the Oshkosh Corporation 2004 Incentive Stock and Awards Plan and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. Under these plans and the related award terms, if the executive’s employment terminates by reason of the executive’s death, disability or retirement after the tenth trading day of the performance period in respect of an award, then the executive will receive a proportionate number of the shares of our Common Stock that the executive would have received had the performance period ended on the date of termination based on the number of days that have elapsed in the performance period prior to the date of termination. If we cease to employ the executive for any reason other than death, disability or retirement, then the executive will forfeit any rights with respect to an award of performance shares. Pursuant to the award terms, effective upon a change in control of our company that occurs during the performance period in respect of an award, the executive will be fully vested in the number of shares of our Common Stock calculated as if the performance period ended on the date of the change in control. The tables above (other than with respect to Mr. Bohn) do not reflect any amounts relating to performance share awards that we granted in fiscal years 2009 and 2010 because the total shareholder return under these awards calculated as of September 30, 2011 was below the threshold. For performance share awards that we granted in fiscal 2008, the amounts shown in the tables above (other than with respect to Mr. Bohn) reflect that the total shareholder return was right below (195% of shares awarded) the maximum payout level as of September 30, 2011. Amounts are not shown for performance shares granted in fiscal year 2011 because the performance period for those awards does not begin to run until the beginning of fiscal year 2012.

Restricted Stock — We have granted restricted stock awards to our named executive officers under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. Under this plan and the related award agreements, if the executive’s employment terminates by reason of the executive’s death, disability or, for awards granted prior to September 2011, retirement, then any shares of restricted stock that are not vested will become fully vested at the time the executive’s employment is terminated as a result of death, disability or retirement. Mr. Kimmitt was the only named executive officer eligible for retirement under this plan at September 30, 2011. If we cease to employ the executive for any reason other than death, disability or retirement, then any shares of restricted stock held by the executive that are not vested on the date of such termination will be immediately forfeited. Effective upon a change in control of our company, any shares of restricted stock that have not vested will vest and the executive will have the right to receive, in exchange for surrender of such shares of restricted stock, an amount of cash equal to the greater of (i) the fair market value of a share of our stock as determined on the date of the change in control, (ii) the highest per share price paid in the change in control transaction or (iii) the fair market value of a share calculated on the date of surrender.

Oshkosh Corporation Executive Retirement Plan — Upon a change in control of our company, executives participating in our Executive Retirement Plan are credited with up to an additional three

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years of service (except for Mr. Jones) and this benefit is vested without regard to the normal vesting schedule under the plan. Furthermore, if we terminate the executive’s employment for any reason following the change in control, the executive will be entitled to receive a single lump sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive’s earned and vested benefits under the Executive Retirement Plan through December 31, 2004, within 60 days after the termination of the executive’s employment. “Change in control” is defined in the same manner as under the KEESAs for this purpose. The executive will also be entitled to receive a single lump sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive’s earned and vested benefits under the Executive Retirement Plan for the period commencing January 1, 2005, within 60 days of the change in control. “Change in control” has a specified meaning for this purpose as defined in the Executive Retirement Plan.

Annual Cash Incentive Awards — Under the Oshkosh Corporation 2004 Incentive Stock and Awards Plan and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, upon a change in control of our company, for any annual cash incentive award that a named executive officer has not earned by the time of the change in control, the named executive officer is entitled to receive a proportionate amount of the executive’s annual cash incentive target award opportunity, based on the number of whole months that have elapsed in the fiscal year prior to the change in control. For each named executive officer, the amounts we disclose as “Unearned Annual Cash Incentive Awards” in the tables above (other than with respect to Mr. Bohn) assume that the change in control occurred prior to the end of the fiscal year and, therefore, the named executive officers did not yet earn their annual cash incentive awards, but the amounts do reflect the full target award opportunity for such executive for fiscal 2011 rather than only a proportionate amount. The Summary Compensation Table reflects the actual amount of the annual cash incentive award that each named executive officer earned for fiscal 2011. A named executive officer would not be entitled to receive both the amount in the tables above and the amount in the Summary Compensation Table.

For purposes of determining the amount of any excise tax that the Internal Revenue Code may impose as a result of our payment of an executive’s annual cash incentive target award opportunity upon a change in control of our company and to enable us to estimate any excise tax gross-up payment that we would have to pay to the executive (except for Mr. Jones, to whom we are not obligated to make any such payment), we assume that the executive has earned the entire amount of the award as of September 30, 2011, the assumed date of the change in control.

Deferred Compensation Plans — A termination of an executive officer or a change in control of our company would not impact the amounts payable to our named executive officers under the Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers.

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EXECUTIVE COMPENSATION

Executive Employment Agreements

Mr. Szews’ Employment Agreement

We entered into an employment agreement with Mr. Szews on March 20, 2007 and amended the agreement in 2008 to bring the agreement in compliance with the requirements of Internal Revenue Code Section 409A. We amended the agreement again on April 26, 2011 in connection with Mr. Szews’ appointment as Chief Executive Officer. Under the employment agreement, as amended, we have the right to terminate Mr. Szews’ employment at any time. If we terminate Mr. Szews’ employment without cause or Mr. Szews terminates his employment for good reason, then, provided that Mr. Szews executes a release of claims against us, Mr. Szews will generally be entitled to receive as severance pay, in lieu of base salary and bonus for the remaining term of the employment agreement, an amount equal to the sum of (i) the product of two times the sum of (A) Mr. Szews’ then current base salary, plus (B) a representative annual bonus amount for Mr. Szews, plus (ii) if Mr. Szews will not receive a bonus with respect to the fiscal year in which such termination occurs under the bonus plan then in effect solely as a result of the termination of Mr. Szews’ employment, a pro rata bonus for the fiscal year in which the termination occurs in an amount based upon the bonus (if any) that Mr. Szews would have received had he remained employed through the entire fiscal year. If Mr. Szews is entitled to severance pay, then, for no additional consideration, Mr. Szews is obligated to make himself available to consult with and otherwise assist or provide general advice to our then Chief Executive Officer and to our Board of Directors as and at such times as they may reasonably request during the two-year period after the date of termination of Mr. Szews’ employment.

In consideration of the benefits provided to Mr. Szews in his employment agreement, Mr. Szews entered into a confidentiality and loyalty agreement with us whereby he agrees not to compete with us for a period of 18 months after the termination of his employment and to keep in confidence any proprietary information or confidential information for a period of two years after the termination of his employment. In this agreement, Mr. Szews also agrees not to solicit our employees and to notify us before accepting employment with a competitor of ours for a period of 18 months after the termination of his employment.

Under Mr. Szews’ employment agreement, “cause” is defined as follows:

•                                          engaging in misconduct that is substantially injurious to us;

•                                          engaging in any willful act or omission that materially injures our reputation, business or prospects;

•                                          being convicted of a felony;

•                                          consenting to an order of the SEC for a violation of the federal securities laws;

•                                          failing to perform material duties in a competent and efficient manner which failure is not due to illness or disability;

•                                          being made subject to a petition under the federal bankruptcy laws or any state insolvency law or having a receiver appointed;

•                                          failing to file timely federal or state income tax returns and to pay related taxes;

•                                          being involved in the commission of an impropriety involving our financial statements;

•                                          committing material violations of our codes of conduct; or

•                                          materially breaching obligations under the confidentiality and loyalty agreement.

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Under Mr. Szews’ employment agreement, the term “good reason” means any substantial breach by us of the employment agreement that is not remedied by us promptly after receipt of notice thereof from Mr. Szews.

Mr. Bohn’s Retirement Agreement

We entered into a Retirement Agreement with Mr. Bohn on September 21, 2010. The Retirement Agreement provides that Mr. Bohn’s amended employment agreement, dated as of January 1, 2008, remained in effect until December 31, 2010. In addition, the Retirement Agreement confirmed that Mr. Bohn would be a participant in our annual cash bonus plan for fiscal year 2010 and provided that he would be entitled to a payout in accordance with the terms of the grant and calculated in a manner consistent with that of other senior executives. The Retirement Agreement also confirms that Mr. Bohn’s outstanding performance share and stock option awards will remain outstanding in accordance with the respective terms for such awards. Also, pursuant to the Retirement Agreement, in lieu of any bonus, long-term incentive or performance shares for fiscal year 2011, Mr. Bohn received a bonus payment of $1,000,000 on December 31, 2010, which was the date that he retired as Chief Executive Officer.

The Retirement Agreement provides that, for the period from January 1, 2011 through November 30, 2011, Mr. Bohn continued his employment and made himself available to the Chief Executive Officer and the Board of Directors. During this period, Mr. Bohn received an aggregate salary equal to $1,000,000 and, subject to certain exceptions, continued to participate in our benefit plans at levels in effect prior to January 1, 2011. The Retirement Agreement also provides that Mr. Bohn will receive an early retirement supplement in the amount of $1,000,000, payable proportionately over thirty-six months commencing after November 30, 2011. The Retirement Agreement fixes the amount that Mr. Bohn will receive as his supplemental retirement benefit under his Employment Agreement at $62,411 per month payable following November 30, 2011 in the form of a joint and 100% survivor annuity.

The benefits we describe above are in lieu of certain benefits to which Mr. Bohn was entitled under his employment agreement with us and are reflected in the table above with respect to Mr. Bohn. In addition to these benefits, the Retirement Agreement provides that Mr. Bohn will be bound by certain restrictive covenants for periods that are longer than those that would have applied under his employment agreement. Finally, as a condition to receiving certain benefits provided to him under the Retirement Agreement, Mr. Bohn agreed to execute general releases of claims against us and our affiliates.

Mr. Bohn’s Employment Agreement

We entered into an employment agreement with Mr. Bohn on October 15, 1998 and amended the agreement in 2008 to bring the agreement in compliance with the requirements of Internal Revenue Code Section 409A. Pursuant to Mr. Bohn’s Retirement Agreement, the employment agreement terminated on December 31, 2010, except for certain provisions contained in the employment agreement related to Mr. Bohn’s base salary, supplemental retirement benefit, fringe benefits and restrictive covenants, which remained in effect for such time as set forth in the Retirement Agreement. Under the employment agreement, if we terminated Mr. Bohn’s employment during the term of the employment agreement without cause, or if Mr. Bohn terminated his employment for good reason, then we would have been obligated to continue to pay his base salary and certain fringe benefits, including medical and dental insurance, pension and retirement benefits, and provide other similar benefits for the remainder of the term as provided in the employment agreement. In addition to salary and fringe benefits, if we terminated Mr. Bohn’s employment during the term of the employment agreement without cause, or if Mr. Bohn terminated his employment for good reason, then we would have been also obligated to pay to Mr. Bohn, on the last day of each fiscal year during the term as

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provided in the employment agreement, an amount equal to the average bonus paid or payable to Mr. Bohn with respect to the three full fiscal years preceding the date of termination of Mr. Bohn’s employment. If Mr. Bohn became totally disabled during the term of his employment with us, and he was not paid his base salary, Mr. Bohn would have been entitled to receive benefits under our long-term disability program in an aggregate amount equal to 60% of his base salary then in effect for so long as such benefits would continue under our long-term disability program. However, under the Retirement Agreement, Mr. Bohn will now receive the retirement and other benefits we describe above in lieu of the benefits he would have received under the employment agreement had his employment been terminated as a result of any of the circumstances we describe above having occurred.

Mr. Bohn’s employment agreement entitled him to life insurance equal to three times his base salary and target bonus. The Summary Compensation Table reflects the premiums we have paid for this life insurance, but we do not include amounts payable under this life insurance in the table above that relates to Mr. Bohn.

Under his employment agreement, Mr. Bohn agreed not to compete with us for a period of one year after the termination of his employment and to keep in confidence any proprietary information or confidential information for a period of five years after the termination of his employment. However, under the Retirement Agreement, Mr. Bohn’s non-competition covenant will now extend for a two-year period following November 30, 2011, and his confidentiality obligations will extend for a five-year period following November 30, 2011.

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DIRECTOR COMPENSATION

The table below summarizes the compensation paid to or earned by our non-employee directors during fiscal 2011.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
Richard M. Donnelly	195,611	51,921	52,749	94	—	300,375
Michael W. Grebe	87,719	51,921	52,749	—	—	192,389
Peter B. Hamilton(2)	19,625	24,040	24,420	—	—	68,085
John J. Hamre	78,186	51,921	52,749	—	—	182,856
Kathleen J. Hempel	78,733	51,921	52,749	—	—	183,403
Leslie F. Kenne	68,864	60,997	61,754	—	—	191,615
Harvey N. Medvin	78,500	51,921	52,749	—	—	183,170
J. Peter Mosling, Jr.	78,500	51,921	52,749	—	—	183,170
Craig P. Omtvedt	88,500	51,921	52,749	—	—	193,170
Duncan J. Palmer(2)	19,625	24,040	24,420	—	—	68,085
Richard G. Sim	78,500	51,921	52,749	—	—	183,170
William S. Wallace	53,963	51,921	52,749	—	—	158,633

(1)                                 Mr. Szews, who serves as both a director and as our President and Chief Executive Officer, received no additional compensation for his service on our Board of Directors and is not included in this table. The compensation Mr. Szews received as our President and Chief Executive Officer during and for fiscal 2011 is shown in the Summary Compensation Table on page 47.

(2)                                 Our Board of Directors appointed Peter B. Hamilton and Duncan J. Palmer to our Board on July 18, 2011. In connection with their appointment, on July 18, 2011, we awarded each of Mr. Hamilton and Mr. Palmer 800 shares of restricted stock and options to purchase 1,500 shares of our Common Stock at a price of $30.05 per share. The restricted stock and stock option awards were each made under our 2009 Incentive Stock and Awards Plan. In addition, upon their appointment, both Mr. Hamilton and Mr. Palmer became entitled to receive the quarterly retainer paid to our non-employee directors and received a pro rata portion of the quarterly retainer paid to our non-employee directors during the fourth quarter of fiscal 2011 based on their appointment to our Board on July 18, 2011.

(3)                                 As applicable SEC rules require, amounts in this column are based on the aggregate grant date fair value of awards to our directors under our 2009 Incentive Stock and Awards Plan rather than actual amounts we paid to these directors or amounts that the directors actually realized or will realize as a result of these awards. We computed the aggregate grant date fair value of these awards in accordance with FASB ASC Topic 718. We based the fair value of stock awards on the market price of the shares awarded on the date of grant (which considers the value of dividends that the holder of restricted shares is entitled to receive). We calculated the fair values of option awards using a Black—Scholes valuation model. Note 17 to our audited consolidated financial statements for the fiscal year ended September 30, 2011, which we included in our Annual Report on Form 10-K that we filed with the SEC on November 16, 2011, includes assumptions that we used in the calculation of these amounts.

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(4)                                 The table below sets forth the aggregate number of unvested restricted stock awards and the aggregate number of stock option awards of each of our non-employee directors outstanding at September 30, 2011.

Name	Aggregate Number of Outstanding Restricted Stock Awards (#)	Aggregate Number of Outstanding Stock Option Awards (#)
Richard M. Donnelly	—	34,050
Michael W. Grebe	—	53,050
Peter B. Hamilton	—	1,500
John J. Hamre	—	5,450
Kathleen J. Hempel	—	53,050
Leslie F. Kenne	—	3,075
Harvey N. Medvin	—	18,250
J. Peter Mosling, Jr.	—	29,050
Craig P. Omtvedt	—	9,350
Duncan J. Palmer	—	1,500
Richard G. Sim	—	53,050
William S. Wallace	—	2,500

(5)                                 The amounts in this column represent above-market interest on non-qualified deferred compensation computed on a quarter by quarter basis. The above-market interest rate is the percentage amount by which the interest rate earned on deferred compensation in fiscal 2011 exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set. The interest rate earned on deferred compensation for the first, second, third and fourth quarters of fiscal 2011 was 4.25%, 4.25%, 4.25% and 4.25%, respectively. For the same periods, 120% of the applicable long-term interest rate was 4.34%, 4.18%, 5.07% and 4.78%, respectively.

Retainer and Meeting Fees

Each non-employee director, other than Mr. Donnelly, is entitled to receive an annual retainer of $65,000. Mr. Donnelly is entitled to receive an additional annual retainer of $150,000 in recognition of his position as Chairman of the Board. The Chairpersons of the Audit Committee and the Human Resources Committee receive an additional annual retainer of $10,000 and the Chairpersons of the Governance and other Committees receive an additional annual retainer of $5,000. Committee members receive an additional fee of $13,500 per calendar year for each Committee on which they serve. Additionally, we reimburse directors for reasonable travel and related expenses that they incur in attending Board and Board committee meetings as well as continuing education programs.

Stock Options

We generally grant stock options to our non-employee directors at the meeting of our Board of Directors held on the date of our Annual Meeting of Shareholders, or at the time a director joins our Board. Upon election at our 2011 Annual Meeting of Shareholders, we granted to each of our non-employee directors 2,500 stock options under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. The exercise price for options is the closing share price of our Common Stock on the date of the grant. Options have a term of 7 years and vest ratably over a three year period beginning with the first 33.3% vesting one year after the date of grant, the second 33.3% vesting two years after the date of grant and the final 33.4% vesting three years after the date of grant. If a director ceases to be a member of the Board as a result of death, disability or retirement, then the director’s options will become fully vested. If a director ceases to be a member of the Board for any reason other than death,

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disability or retirement, prior to the date the options are fully vested, then the director will forfeit the options that have not vested on the date the director ceases to be a member of the Board. Effective upon a change in control of our company, the option will fully vest and will immediately become exercisable and the director holding the option will have the right to receive, in exchange for surrender of the option, an amount of cash equal to the excess of the greater of (i) the fair market value of a share of our Common Stock as determined on the date of the change in control and (ii) the highest per share price paid in the change in control transaction over the purchase or grant price of such shares under the option award.

Restricted Stock Awards

We generally grant shares of restricted stock to our non-employee directors at the meeting of our Board of Directors held on the date of our Annual Meeting of Shareholders, or at the time a director joins our Board. Upon election at our 2011 Annual Meeting of Shareholders, we granted to each of our then non-employee directors 1,350 shares of restricted stock under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, which are subject to certain limited restrictions on transfer.

Deferred Compensation Plan

Our non-employee directors may elect to participate in our Deferred Compensation Plan for Directors and Executive Officers, under which each director may defer up to 100% of all retainer fees, attendance fees and fees for serving as a committee chair. We will reduce the fees paid to each director by the amount of all deferrals made on his or her behalf.

A director participating in the Deferred Compensation Plan may elect to have his or her deferrals credited to a fixed-income investment account or a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each director’s stock account.

Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years at the election of the director. Payments generally initiate upon the director ceasing to be a member of the Board. However, in the event of a change in control of our company, as defined in the Deferred Compensation Plan, we will pay out the accounts of all directors in a single lump sum cash payment.

Stock Ownership Guidelines for Directors

The Human Resources Committee has also adopted stock ownership guidelines that apply to non-employee directors to ensure that our non-employee directors have a direct stake in the oversight and development of our company by becoming shareholders. Under these guidelines, our non-employee directors are encouraged to acquire and own our Common Stock in an amount equal to five times the annual cash retainer paid to these non-employee directors. Non-employee directors should achieve this stock ownership level within five years of becoming a director.

As of May 2011, when the Committee last reviewed these guidelines, Messrs. Donnelly, Grebe, Medvin, Mosling, Omtvedt and Sim and Ms. Hempel exceeded the stock ownership levels in these guidelines. Messrs. Hamilton, Hamre, Palmer, Gen. (Ret.) Wallace and Lt. Gen. (Ret.) Kenne have each served as a director for less than five years. Mr. Shiely will become subject to these guidelines if elected as a director. As Mr. Szews also served as an executive officer of our company, he was subject to the stock ownership guidelines that apply to our officers.

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Exhibit (e)(29)

Letter Agreement With Colleen R. Moynihan

October 24, 2012

Dear Colleen:

This letter agreement (this “Letter Agreement”) restates certain provisions of your offer letter dated May 16, 2011 (the “Offer Letter”) from Oshkosh Corporation (the “Company”).  The restated provisions represent rights and obligations that have continuing effect on and after the date of this Letter Agreement.

Sign-On Bonus.  The Company, or an affiliate or subsidiary of the Company, will pay to you $87,500 less applicable withholding taxes on a separate payroll check at the second anniversary of the commencement of your employment.  This payment represents the final installment of your sign-on bonus.  The payment will be completed within sixty (60) days after it becomes due but in no event later than December 1 of the calendar year in which the payment conditions are met.  In addition, you acknowledge that the Company paid you the amount due less taxes at the first anniversary of the commencement of your employment as the second installment of your sign-on bonus.

The full amount of each of the payments described above will be forgiven after one year from the date of payment.  The consideration for this forgiveness is your continued employment with the Company.

If your employment with the Company terminates due to a voluntary resignation or serious performance deficiencies such as, but not limited to, theft, misrepresentation of information, gross negligence in carrying out assigned duties, conviction of a felony, harassment, etc., prior to the full forgiveness of either of the payments described above, you understand that you are obligated to repay all unforgiven amounts.

If your employment with the Company terminates without cause, or for “good reason” (as defined below), before the payments described above are made, such payments will be made to you within thirty (30) days of your termination provided you sign the Company’s standard separation and release agreement in use at that time.

If you owe any unforgiven balances to the Company, you understand that the Company will first deduct the unforgiven amount due from you on your last paycheck, which may include salary and compensation for unused vacation, to satisfy all or a portion of the remaining balance.  If there is a remaining balance due to the Company after the deduction of the unforgiven amount, the remaining liability to the Company will be due from you at that time.

If you are unable to repay the remaining balance at the time of separation, interest will begin to accrue at the prime rate (as published in the Wall Street Journal on that date) as of the date of termination.  Payment of the remaining amount not forgiven and the interest accrued will be repaid to the Company within sixty (60) days of your termination date.

If it becomes necessary for the Company to seek legal assistance to gain repayment, the cost of such litigation, including the Company’s reasonable attorney’s fees, will be your responsibility.

Severance.  If your employment is involuntarily terminated without cause or for “good reason” (as defined below) within the first three (3) years of the commencement of your employment, you will be provided with twelve (12) months’ pay, base salary plus target bonus only, as severance pay.  Such payment will be contingent upon signing the Company’s standard separation and release agreement in use at that time.  “Good reason” is defined for purposes of this Letter Agreement as a loss of your employment due to:

•                                          Change in reporting structure except for any reorganization to facilitate CEO succession;

•                                          Any circumstance outside of your control that results in the elimination of your position;

•                                          Corporate merger, sale or acquisition involving the Company or its subsidiaries or affiliates;

•                                          Reduction in your job title, responsibilities or officer status;

•                                          Relocation of your principal place of work more than 50 miles from its current location;

•                                          Reduction in your compensation or benefits unless such reduction is part of an overall reduction affecting employees at the same level, and the reduction in your compensation is by no greater a percentage than that of such other employees.

For you to invoke a termination for “good reason,” you must give the Company at least thirty (30) days’ advance notice of such intent in writing, including the reasons for the termination, and you must give the Company up to the effective date of the termination to cure.

Other.  Nothing in this Letter Agreement is intended to affect the current terms and conditions of your employment or your current eligibility for, or participation in, equity and cash incentive plans and other benefits plans of the Company.  For the avoidance of doubt, however, this Letter Agreement is intended to restate and replace in their entirety the Offer Letter, the Signing Bonus Agreement dated May 2011 and the letter dated June 7, 2011 defining “good reason” for purposes of the Offer Letter (together, the “Original Employment Documents”), and except for the rights and obligations described in this Letter Agreement, the Original Employment Documents are deemed terminated. However, your obligations under the non-compete and confidentiality agreement that you signed in connection with your acceptance of the Company’s offer of employment will not be affected by this restatement.

Please indicate your agreement to the terms of this Letter Agreement by signing and indicating the date below and returning one copy of the letter, with your original signature, to me.

Sincerely,	I accept,

/s/ Michael K. Rohrkaste	/s/ Colleen R. Moynihan
Michael K. Rohrkaste	Colleen R. Moynihan
EVP, Chief Administration/HR Officer	Date: October 24, 2012

2

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  Item 1. Subject Company Information
  Item 2. Identity and Background of Filing Person
  Item 3. Past Contacts, Transactions, Negotiations and Agreements
  Item 4. The Solicitation or Recommendation
  Item 5. Persons/Assets, Retained, Employed, Compensated or Used
  Item 6. Interest in Securities of the Subject Company
  Item 7. Purposes of the Transaction and Plans or Proposals
  Item 8. Additional Information
NON-GAAP FINANCIAL MEASURES
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
ADDITIONAL INFORMATION AND WHERE TO FIND IT
  Item 9. Exhibits
SIGNATURE
  ANNEX A
  ANNEX B
  Exhibit (a)(4)